     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1999



                                                      REGISTRATION NO. 333-68995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 POST-EFFECTIVE


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          ALTIVA FINANCIAL CORPORATION

             (Exact name of Registrant as specified in its charter)
                             ---------------------

              DELAWARE                               6162                              88-0286042
  (State or other jurisdiction of        (Primary standard industrial               (I.R.S. employer
   incorporation or organization)        classification code number)             identification number)

                        1000 PARKWOOD CIRCLE, SUITE 600
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                               J. RICHARD WALKER
                        1000 PARKWOOD CIRCLE, SUITE 600
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                              JOHN D. CAPERS, JR.
                                KING & SPALDING
                              191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          ALTIVA FINANCIAL CORPORATION

                              1000 PARKWOOD CIRCLE
                                   SUITE 600
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700


           6,974,614 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE



This prospectus describes Altiva Financial Corporation (formerly, Mego Mortgage Corporation) and the sale of shares of our common stock that:


     - are owned by certain of our stockholders or

     - may be acquired by certain of our stockholders, if they convert their shares of our Series A convertible preferred stock into shares of our common stock or

     - may be acquired by certain of our optionholders upon exercise of their options to purchase common stock.

We will not receive any of the proceeds from the sale of these shares of common stock. The holders of the common stock will determine if, and when, these shares will be sold and will receive the proceeds from these sales.

We are a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on one-to-four family residences. These loans primarily are used to purchase one-to-four family residences, refinance existing mortgages, consolidate debt and/or finance home improvements.

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 14.


      The common stock is traded on the Nasdaq Stock Market under the symbol "ATVA."



      Closing sale price on April 23, 1999: $3.00


Neither the Securities and Exchange Commission nor any state securities commission has approved the securities offered by this prospectus. These organizations have not determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.


This prospectus is dated April   , 1999.

                               TABLE OF CONTENTS


                                  PAGE
                                  ----
Prospectus Summary..............    5
Risk Factors....................   14
  Significant Deterioration in
     Our Financial Condition Due
     to Losses in Fiscal 1998...   14
  Risks Associated with
     Implementing Our New
     Strategic Plan.............   15
  Risks Associated with New
     Management Team............   16
  Liquidity Risks...............   16
  Performance of Future
     Acquisitions...............   18
  Risks Associated with Mortgage
     Backed Securities..........   18
  Risks from the Sale of
     Servicing Rights...........   20
  Interest Rate Risks...........   21
  Risk of Variations in
     Quarterly Operating
     Results....................   22
  Risks Associated with
     Delinquencies and Defaults
     on Loans...................   22
  Risks Associated with Title I
     Loans Backing Our Mortgage
     Related Securities.........   23
  Risks Associated with Existing
     Equity + Loans.............   23
  Litigation; Risk of Claims....   24
  Concentration of Operations...   24
  Competition...................   24
  Volatility of Stock Price.....   25
  Risk of Failing to Comply with
     the Listing Requirements of
     the Nasdaq Stock Market....   26
  Factors Inhibiting Takeover;
     Effect of Change of
     Control....................   26
  Legislative and Regulatory
     Risks......................   26
  Environmental Risks...........   27
  Year 2000.....................   27
  Shares Eligible for Future
     Sale.......................   28
Use of Proceeds.................   29
Dividend Policy.................   29
Price Range of Common Stock.....   29
Capitalization..................   30
Selected Financial Data.........   31



                                  PAGE
                                  ----
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   34
  General.......................   34
  Securitization Transactions...   35
  Results of Operations.........   42
  Liquidity and Capital
     Resources..................   57
  Quantitative and Qualitative
     Disclosure About Market
     Risk.......................   59
  Effects of Changing Prices and
     Inflation..................   60
  Recent Accounting
     Pronouncements.............   61
  Impact of Year 2000 Issue.....   62
  Special Cautionary Notice
     Regarding Forward-Looking
     Statements.................   64
The Recapitalization............   65
  General.......................   65
  Private Placements............   65
  Exchange Offer................   66
  Management....................   66
  Transactions with Strategic
     Partners...................   66
Business........................   68
  General.......................   68
  Strategic Initiatives.........   70
  Mortgage Industry.............   71
  Company Loan Products.........   72
  Lending Operations............   73
  Loan Processing and
     Underwriting...............   77
  Quality Control...............   79
  Technology Systems............   80
  Loan Servicing................   80
  Sale of Loans.................   83
  Competition...................   84
  Government Regulation.........   86
  Seasonality...................   87
  Employees.....................   87
  Properties....................   87
  Legal Proceedings.............   87
  Recent Developments...........   88
Management......................   90
  Directors and Executive
     Officers...................   90
  Executive Compensation........   92
  Employment Agreements.........   94

                                  PAGE
                                  ----
  Company Stock Option Plans....   95
  Compensation Committee
     Interlocks and Insider
     Participation..............   96
Principal Stockholders..........   97
Selling Stockholders............   99
Certain Transactions............  101
  Relationship with Greenwich...  101
  Tax Sharing and Indemnity
     Agreement..................  101
  Management Services Agreement
     with PEC...................  101
  Sub-Servicing Agreement with
     PEC........................  102
  Funding and Guarantees by Mego
     Financial..................  102
  Relationships with FBR........  103
  The Recapitalization..........  103
Description of Notes............  104
  General.......................  104



                                  PAGE
                                  ----
  Registration Rights...........  104
Description of Capital Stock....  105
  General.......................  105
  Common Stock..................  105
  Preferred Stock...............  105
  Certain Provisions of Delaware
     Law........................  106
  Certain Charter and Bylaw
     Provisions.................  106
  Registration Rights...........  107
  Transfer Agent................  107
Shares Eligible for Future
  Sale..........................  108
Plan of Distribution............  109
Where You Can Find More
  Information...................  110
Legal Matters...................  110
Experts.........................  110
Index to Financial Statements...  F-1

                      (This page intentionally left blank)

                               PROSPECTUS SUMMARY


     Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before you purchase shares of our common stock. Unless otherwise indicated, all information in this prospectus gives effect to a 1,600-for-1 stock split that occurred in October 1996 and a 1-for-10 reverse stock split that occurred in March 1999.


THE COMPANY


     Altiva Financial Corporation (formerly, Mego Mortgage Corporation) is a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on one-to-four family residences. Historically, we have retained the right to service a substantial portion of the loans we have sold. Our borrowers generally do not qualify for traditional "A" credit mortgage loans. Typically, their credit histories, income or other factors do not conform to the lending criteria of government-chartered agencies that traditional lenders rely on in evaluating whether to make loans to potential borrowers.


     Our loan products are:

     - First mortgage loans and home equity loans (which we call "Home Equity loans") that typically are secured by first liens, and in some cases by second liens, on the borrowers' residence. In making Home Equity loans, we rely primarily on the appraised values of the borrowers' residences. We determine the loan amount based on the appraised values and the creditworthiness of the borrowers. These loans generally are used to purchase residences and refinance existing mortgages.

     - High loan-to-value loans (which we call "Equity + loans") that are based on the borrowers' credit. These loans typically are secured by second liens on the borrowers' primary residences. The initial amount of an Equity + loan, when added to other outstanding senior or secured debt on the residences, resulted in a combined loan-to-value ratio that averaged 112% during fiscal 1997 and 1998. The loan-to-value ratio on these loans may be as high as 125%. These loans generally are used to consolidate debt and make home improvements.

     Our loans are produced by our wholesale and retail divisions.

      WHOLESALE DIVISION                     RETAIL DIVISION
      ------------------                     ---------------
-     underwrites and funds loans      -     makes loans directly to
      originated by a network of pre-        consumers charging loan fees to
      approved mortgage brokers              the borrowers that should
                                             offset our total cost of making
                                             the loans
-     purchases closed loans,
      historically at a premium (100%
      or more of the loans' principal
      amount), from a nationwide
      network of independent mortgage
      bankers and other qualified
      financial intermediaries

     Since we made our first loan in March 1994, we have substantially changed our business strategy. In addition, we have made further substantial changes in our business strategy since consummation of a recapitalization in July 1998, which is described below. The timeline below summarizes the changes in our business.

TIME PERIOD                     ACTION

From March 1994 through
  May 1996 We purchased home improvement contracts and closed loans insured under the Title I credit insurance program of the Federal Housing Administration ("Title I loans") from mortgage bankers and home improvement contractors.

May 1996 We began purchasing Equity + loans from mortgage bankers.

March 1996 through August
  1997 We sold substantially all of the loans we purchased in securitization transactions. These securitization transactions resulted in substantial negative cash flow, because the cash proceeds from the sale of the loans were substantially less than our total cost of producing the loans sold.

September 1997                  We established a retail division that began
                                making Equity + loans directly to consumers.

December 1997                   We began making Home Equity loans, through our
                                retail division, directly to consumers.

                                Through our wholesale division, we began funding Equity + and Home Equity loans originated by brokers.

January through June 1998       We substantially reduced our loan production
                                (fundings and purchases) because our warehouse lender stopped making advances on our warehouse line of credit after we violated certain borrowing agreements with our warehouse lender.
                                We had used these advances to fund new loan production. We funded and purchased $68.8 million of loans from January through June 1998 as compared to $312.0 million of loans in January through June 1997.

                                We implemented cost savings primarily through a 32% personnel reduction initiated in January 1998. We closed our dealer division, which traditionally had purchased Title I and Equity + loans from our network of home improvement contractors.

                                We substantially increased the sale of our loan portfolio to generate cash to repay outstanding indebtedness under our warehouse line, to pay general and administrative expenses for personnel retention and to maintain our systems while we explored alternatives for raising new capital.

May 1998 Our independent auditors expressed substantial doubt about our ability to continue as a going concern.

July 1, 1998                    We completed a recapitalization (described
                                below), which raised approximately $84.5 million in additional equity.

                                By using the $50.0 million in cash proceeds from the recapitalization, we began to increase the funding and purchase of mortgage loans. We produced $1.7 million of mortgage loans in July and August 1998.

September 1998                  A liquidity shortage and a focus by the buyers
                                of asset backed bonds on U.S. treasury
                                securities impacted the specialty finance industry.

October 1998                    We adjusted our strategic initiatives (described
                                below), which are designed to return us to a positive cash flow position and to profitability.


                                We produced $1.1 million of mortgage loans in October.


THE RECAPITALIZATION

     We have historically operated on a negative cash flow basis, funding the deficits principally from borrowings. In addition, during fiscal 1998 we were required to write down the value of our mortgage related securities, which resulted in substantial losses. These losses caused us to violate certain covenants contained in agreements with our lenders, restricting our ability to borrow money to fund new loans prior to their sale. Beginning in January 1998, these events caused us to reduce substantially our loan production, liquidate our loan portfolio, reduce our borrowings and seek additional capital to continue in operation. On July 1, 1998, we completed our recapitalization, as described below.

Private Placements              - We sold an aggregate of 25,000 shares of
                                  Series A convertible preferred stock for a price of $1,000 per share.

                                - We sold 1.67 million shares of common stock
                                  for a price of $15.00 per share.

                                - We issued $41.5 million principal amount of
                                  new 12 1/2% subordinated notes (the "Current
                                  Notes") and 37,500 shares of Series A
                                  convertible preferred stock in exchange for $79.0 million principal amount of 12 1/2% subordinated notes sold in November 1996 and October 1997 (collectively, the "Old Notes"). We purchased all of the Old Notes still outstanding after the recapitalization for cash in September and October 1998.

                                - We issued 160,000 shares of common stock to
                                  the placement agent as part of its fee.

                                - These private placements raised approximately
                                  $84.5 million of additional equity.

Use of Proceeds                 - We used $5.1 million to pay interest on our
                                  Old Notes.
                                - We used $2.4 million to pay off our warehouse
                                  line of credit, which we had used to fund loans prior to their sale.
                                - We used $1.6 million to pay loan and
                                  management fees and other miscellaneous
                                  charges due to Mego Financial Corp., our former parent ("Mego Financial")
                                - We used $428,000 to pay a portion of the costs
                                  of the recapitalization.
                                - We used the balance to fund and purchase loans
                                  and for other general corporate purposes.

Management Changes              - Four of the five members of our board of
                                  directors resigned from the board and Champ
                                  Meyercord was elected our Chairman and Chief
                                  Executive Officer.
                                - Purchasers of the shares of preferred stock
                                  and common stock in the recapitalization, including the strategic partners described below, exercised their rights to have three new directors elected to the board.

Transactions with Strategic
  Partners                      As part of the recapitalization:
                                - Sovereign Bancorp, Inc. ("Sovereign Bancorp")
                                  and City National Bank of West Virginia ("City National Bank"), a wholly owned subsidiary of City Holding Company, each purchased 10,000 shares of Series A convertible preferred stock at a price of $1,000 per share

                                - Sovereign Bancorp agreed to provide us up to
                                  $90.0 million in borrowings (the "Sovereign
                                  Warehouse Line"), which was reduced to $25.0
                                  million as of March 31, 1999

                                - Sovereign Bancorp agreed to purchase up to
                                  $100.0 million of our loans per quarter at specified prices through September 2001
                                - City National Bank purchased our existing
                                  mortgage servicing rights
                                - City Mortgage Services, a division of City
                                  National Bank, agreed to service all of our mortgage loans held for sale and loans sold by us on a servicing retained basis

                                - Sovereign Bancorp and City National Bank were
                                  each granted an option which expires in
                                  December 2000 to purchase 666,666 shares of common stock at a price of $15.00 per share

                                - Sovereign Bancorp and City National Bank were
                                  each granted a right of first refusal to purchase a control-ling voting interest or a majority of our assets if the board of directors determines to sell us
                                - City National Bank has appointed, and
                                  Sovereign Bancorp has the right to appoint, one member to the board of directors. Each has the right to appoint an additional member to the board of directors if they exercise their option to purchase shares of common stock

     For more details on, and a description of, the recapitalization, see "The Recapitalization" beginning on page 66.

STRATEGIC INITIATIVES

     Our strategic initiatives have been substantially impacted by recent events in the capital markets and their effect on the specialty finance industry. There has been a significant reduction in the number of institutions willing to provide warehouse facilities to mortgage lenders producing home equity and high loan-to-value loans. Additionally, there has been a reduction in the number of buyers of senior interests issued in securitization transactions backed by home equity and high loan-to-value loans, and a concurrent increase in the yield (and a reduction in the price) demanded by such buyers on the senior interests they purchase. Finally, the number of institutional investors acquiring loans similar to the loans we produce has declined, along with the premiums, if any, these investors are willing to pay for these loans. These events have substantially reduced the liquidity available to companies in our business to make new loans. With these events in mind, we have redefined our strategic initiatives.

     OUR PRIMARY FOCUS WILL BE IN PRODUCING HOME EQUITY LOANS. We anticipate reducing our reliance on high loan-to-value loans and significantly increasing the percentage and amount of our business devoted to the production of Home Equity loans by expanding our network of mortgage brokers and bankers and acquiring other mortgage lending companies that produce Home Equity loans. We will produce Home Equity loans solely for sale for cash, generally at premiums to their principal amounts, to institutional purchasers in the secondary market without recourse for credit losses or risk of prepayment. Based on our experience in the industry, we believe that currently there are more buyers for Home Equity loans than for high loan-to-value loans.

     DUAL PRODUCTION PLATFORMS SHOULD LOWER OUR TOTAL LOAN PRODUCTION COSTS. While pursuing our mortgage broker and banker wholesale loan programs, we intend to pursue loan production on a retail (direct-to-consumer) basis. Although a retail loan platform is relatively expensive, we expect it to produce loans at a lower cost than our wholesale platform. When we make a loan directly to a consumer, we typically receive loan fees and we avoid any premium due when we purchase a loan from our network of mortgage bankers. We expect our dual loan production platform strategy to lower our overall cost of producing mortgage loans and improve our cash flow.

     WE INTEND TO INCREASE PRODUCTION BY ACQUIRING OTHER MORTGAGE LENDING COMPANIES. We intend to increase our loan production significantly by acquiring companies that produce mortgage loans. Because we raised cash in the recapitalization, we expect the current lack of liquidity available to companies in our industry to create opportunities for us in this area.

     SELLING LOANS FOR CASH WILL BE OUR PRIMARY METHOD OF LOAN DISPOSITION. We intend to sell substantially all of the loans we produce for cash to institutional purchasers in the secondary market as our primary loan disposition strategy. We expect this method of loan sales to generate positive cash flow, because Home Equity and Equity + loans can generally be sold for more than their principal amount. To this end, we are expanding the number of institutions with which we have loan purchase and sale relationships. We do not anticipate selling our loans in securitization transactions. Securitization transactions typically result in substantial negative cash flow, because the initial cash proceeds to us are substantially less than our total cost of producing the loans sold.


     WE INTEND TO CONTINUE TO IMPLEMENT COST SAVING MEASURES. We are continuing an internal restructuring, which has resulted in a reduction of our workforce from a peak of 475 employees in January 1998 to 134 employees as of August 31, 1998 and 95 employees as of March 1, 1999. This reduction and other cost saving measures we have taken have significantly reduced our monthly recurring general and administrative expenses from approximately $2.7 million in June 1998 (the month prior to completion of the recapitalization) to approximately $1.4 million in February 1999. In addition, we have reduced by $4.7 million the annual interest expense on our outstanding subordinated notes by issuing 37,500 shares of preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes.


RISK FACTORS

     The purchase of shares of our common stock is a high-risk investment. You should carefully consider all of the matters described in this prospectus under "Risk Factors" beginning on page 14.

                             SUMMARY FINANCIAL DATA


     You should read the summary financial information set forth below in conjunction with our audited financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 34 of this prospectus. During the last eight months of fiscal 1998, our operations consisted principally of: (1) liquidating for cash our portfolio of loans to pay down our outstanding indebtedness; (2) paying general and administrative expenses to maintain our systems and retain the personnel necessary to resume operations while exploring alternative sources of new capital; and (3) designing and beginning the implementation of our strategic initiatives. Results for the six months ended February 28, 1999 are not necessarily indicative of the results for the entire year. Due to recent substantial changes to our business and operating strategy, we believe that our historical financial and operating data are not likely to be indicative of our future performance and our results of operation for fiscal 1998 are not comparable to fiscal 1997.



                                                                                               SIX MONTHS
                                                                                                  ENDED
                                           FISCAL YEAR ENDED AUGUST 31,                       FEBRUARY 28,
                              -------------------------------------------------------   -------------------------
                               1994      1995      1996        1997          1998          1998          1999
                              -------   -------   -------   -----------   -----------   -----------   -----------
                                                 (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Gain (loss) on sale of
    loans...................  $   579   $12,233   $16,539   $    45,123   $   (26,578)  $     1,809   $       392
  Net unrealized gain (loss)
    on mortgage related
    securities(1)...........       --        --     2,697         3,518       (70,024)      (16,760)         (169)
  Loan servicing income,
    net.....................       --       873     3,348         3,036           999         2,504           332
  Interest revenue, net of
    interest expense of
    $107, $468, $1,116,
    $6,374, $13,162, $7,281
    and $4,067..............      172       473       988         3,133         1,624         1,894          (724)
                              -------   -------   -------   -----------   -----------   -----------   -----------
Total revenues (losses).....      751    13,579    23,572        54,810       (93,979)      (10,533)         (169)
                              -------   -------   -------   -----------   -----------   -----------   -----------
Total expenses..............    2,262     7,660    12,417        31,000        32,010        21,986         9,038
                              -------   -------   -------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes and extraordinary
  item(2)...................   (1,511)    5,919    11,155        23,810      (125,989)      (32,539)       (9,207)
Income tax expense (benefit)
  before extraordinary
  item(2)...................       --     2,277     4,235         9,062        (6,334)            0        (3,590)
                              -------   -------   -------   -----------   -----------   -----------   -----------
Net (loss) before
  extraordinary item........                                                                (32,539)       (5,617)
Extraordinary item, net of
  taxes of $2.9 million.....                                                                      0         4,812
                                                                                        -----------   -----------
                                                                                        $   (32,539)  $      (805)
                                                                                        ===========   ===========
Net income (loss)(2)........  $(1,511)  $ 3,642   $ 6,920   $    14,748   $  (119,655)  $   (32,539)  $      (805)
                              =======   =======   =======   ===========   ===========   ===========   ===========
Net income (loss) per common
  share(3):
  Basic.....................                                $     12.50   $    (77.18)  $    (26.45)  $     (0.26)
                                                            ===========   ===========   ===========   ===========
  Diluted...................                                $     12.50   $    (77.18)  $    (26.08)  $     (0.26)
                                                            ===========   ===========   ===========   ===========
Weighted-average number of
  common shares(3)..........                                  1,180,219     1,550,292     1,230,000     3,056,666
                                                            ===========   ===========   ===========   ===========
Weighted-average number of
  common shares and assumed
  conversions(3)............                                  1,180,219     1,550,292     1,230,000     3,056,666
                                                            ===========   ===========   ===========   ===========

                                                                                        AS OF
                                                  AS OF AUGUST 31,                   FEBRUARY 28,
                                   -----------------------------------------------   ------------
                                    1994     1995      1996       1997      1998         1999
                                   ------   -------   -------   --------   -------   ------------
                                                       (THOUSANDS OF DOLLARS)
STATEMENT OF FINANCIAL CONDITION
  DATA:
Cash and cash equivalents........  $  824   $   752   $   443   $  6,104   $36,404(4)   $ 12,681(4)
Loans held for sale, net.........   1,463     3,676     4,610      9,523    10,975(5)     24,400(5)
Mortgage related securities(1)...      --        --    22,944    106,299    34,830       35,700
Excess servicing rights(1).......     904    14,483    12,121         --        --           --
Mortgage servicing rights........      --     1,076     3,827      9,507        83           --
Total assets.....................   5,122    24,081    50,606    156,554   104,535       98,363
Allowance for credit losses on
  loans sold with recourse.......      66       886       920      7,014     2,472        2,036
Subordinated debt(6).............      --        --        --     40,000    42,693       30,793
Total liabilities................     983    13,300    32,905    103,447    77,941       72,574
Stockholders' equity.............   4,139    10,781    17,701     53,107    26,594       25,789



                                                                                      SIX MONTHS
                                                                                        ENDED
                                        FISCAL YEAR ENDED AUGUST 31,                 FEBRUARY 28,
                              -------------------------------------------------   ------------------
                               1994     1995       1996       1997       1998       1998      1999
                              ------   -------   --------   --------   --------   --------   -------
                                                      (THOUSANDS OF DOLLARS)
OPERATING DATA:
Loan production.............  $8,164   $87,751   $139,367   $526,917   $338,942   $327,145   $33,553
Weighted-average interest
  rate on loan production...   14.18%    14.55%     14.03%     13.92%     13.89%     13.94%    11.05%
Loans in servicing portfolio
  (end of period):
  Company-owned(7)..........   1,471     3,720      4,698      9,563     12,450(5)   52,849   24,705
  Securitized...............   6,555    88,566    209,491    618,505     18,772    725,665        --
                              ------   -------   --------   --------   --------   --------   -------
    Total servicing
      portfolio.............  $8,026   $92,286   $214,189   $628,068   $ 31,222   $778,514   $24,705
                              ======   =======   ========   ========   ========   ========   =======
Cash used in operations.....  $4,402   $ 3,619   $ 12,440   $ 72,438   $ 39,723   $ 59,445   $27,643
                              ======   =======   ========   ========   ========   ========   =======


-------------------------

(1) Mortgage related securities are junior subordinated interests retained by us in pools of mortgage loans sold by us in securitization transactions. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," required us, as of January 1, 1997, to reclassify our excess servicing rights (junior subordinated interests retained by us in pools of mortgage loans sold in transactions similar to a securitization) to mortgage related securities. The fair value (the dollar amount on our balance sheet) of our mortgage related securities was written down from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998. For additional details concerning the sale of loans in securitization transactions and the fair value of our mortgage related securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 34 of this prospectus and Notes 2, 4 and 17 to our financial statements located later in this prospectus.
(2) Our results of operations were included in the consolidated federal income tax returns filed by Mego Financial Corporation ("Mego Financial"), our former parent, through September 2, 1997, the date the shares of our common stock owned by Mego Financial were distributed by Mego Financial to its shareholders in a tax-free spin-off. Mego Financial charged us an amount equal to the taxes we would have paid if we had filed a separate return. For more details on this and other transactions with Mego Financial and its affiliates, see "Certain Transactions" beginning on page 102 of this prospectus.

(3) Earnings per share for the fiscal years ended August 31, 1994, 1995 and 1996 are not presented because, during these fiscal years, we were a wholly-owned subsidiary of Mego Financial.
(4) As part of the recapitalization, we sold an aggregate of $50.0 million of common stock and Series A convertible preferred stock for cash. For more details, see "The Recapitalization" beginning on page 66 of this prospectus.
(5) Loans held for sale, net includes a valuation reserve which reflects our best estimate of the amount we expect to receive on the sale of these loans.

(6) We sold $40.0 million principal amount of Old Notes in November 1996 and an additional $40.0 million principal amount of Old Notes in October 1997. As part of the recapitalization, we issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes. We purchased all of the Old Notes still outstanding after the recapitalization in September and October 1998, including premiums and accrued and unpaid interest. Additionally, we repurchased $11.0 million of Current Notes in February, 1999.


(7) Excludes approximately $9.4 million and $2.2 million of Equity + loans to be repurchased at August 31, 1998 and February 28, 1999, respectively. We repurchased a majority of these loans prior to November 30, 1998. The amount on our balance sheet as of August 31, 1998 is the amount we expect to receive on the sale of these loans. For additional details, see Note 3 to our financial statements located later in this prospectus.

                                  RISK FACTORS

     The purchase of common stock involves, among other things, your evaluation of our business strategy and the significant risks and other factors that will affect whether we will be successful. As a result, we cannot guarantee that we will achieve our objectives. You should carefully consider the risk factors we discuss below, along with all of the other information included in this prospectus, before you decide to purchase shares of our common stock.

     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

SIGNIFICANT DETERIORATION IN OUR FINANCIAL CONDITION DUE TO LOSSES IN FISCAL
1998

     We generated a $119.7 million net loss in fiscal 1998 compared to a net profit of $14.7 million in fiscal 1997 and $6.9 million in fiscal 1996. Our fiscal 1998 loss primarily resulted from:

          (1) writing down the fair value of our mortgage related securities from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998;

          (2) substantially reducing loan production;

          (3) liquidating our loan portfolio; and

          (4) spending significant amounts on general and administrative expenses to:

             (a) maintain our systems;

             (b) retain our personnel;

             (c) design and implement a new strategic plan; and

             (d) explore alternative capital-raising transactions.

In fiscal 1997, we made ordinary course adjustments to the value of our mortgage related securities based on certain assumptions with respect to prepayment rates, delinquency rates, default rates and credit losses on the loans backing the securities. During fiscal 1998, we experienced substantially higher prepayment rates, delinquency rates, default rates and credit losses than we had assumed at the end of fiscal 1997. As a result, during fiscal 1998 we substantially increased our assumptions on prepayment rates, delinquency rates, default rates and credit losses on the remaining loans backing our mortgage related securities and we made corresponding writedowns to the value of our mortgage related securities throughout fiscal 1998. We had produced the Equity + and Title I loans that backed these securities in prior periods and sold them in securitization transactions. For additional information on our mortgage related securities, see "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and Notes 2, 4, and 17 to our financial statements included later in this prospectus.

     The $119.7 million net loss in fiscal 1998 reduced our stockholders' equity at the end of fiscal 1998 to $26.6 million, despite an $84.5 million addition to stockholders' equity in July 1998 as a result of the recapitalization. Stockholders' equity was $53.1 million at the end of fiscal 1997 and $17.7 million at the end of fiscal 1996. In May 1998, our independent auditors, revised their report on our fiscal 1997 financial statements to include an explanatory paragraph related to their substantial doubt that we could continue as a going concern. We cannot guarantee that our results of operations and financial condition will not continue to decline.

RISKS ASSOCIATED WITH IMPLEMENTING OUR NEW STRATEGIC PLAN

     Since February 1998, our business strategy has been substantially revised. Our new business strategy has three main components:

     (1) focusing on producing Home Equity loans and reducing our historical focus on the production of Equity + loans;

     (2) increasing loan production by acquiring other mortgage lending companies; and

     (3) selling loans produced by us for cash to institutional purchasers in a secondary market instead of selling loans in securitization transactions.


     During the three months ended August 31, 1998, we produced only $1.9 million principal amount of mortgage loans. During the six months ended February 28, 1999, we produced only $33.5 million principal amount of mortgage loans. Our ability to increase loan production will depend on many factors, including our ability to:


     - successfully acquire and integrate the operations of other mortgage lending companies

     - offer attractive loan products to prospective borrowers

     - successfully market our loan products

     - establish, maintain and expand relationships with mortgage brokers and bankers

     - obtain and maintain increasingly larger lines of credit to fund loans prior to their sale

     - access capital markets

     - attract and retain qualified funding, quality control and other personnel

     You should consider our future prospects in light of the risks, delays, expenses and difficulties frequently encountered by an early-stage business in a highly-regulated, competitive environment. We cannot guarantee that we will implement successfully our new business strategy, develop our current operations in a timely or effective manner, or generate significant revenues, positive cash flow or profits.

RISKS ASSOCIATED WITH NEW MANAGEMENT TEAM

     We have only recently assembled our management team and the management control structure is still in its formative stages. We cannot guarantee that the new management team will be able to operate effectively or implement successfully our new strategic plan. The new management team's ability to manage our growth as we implement our strategic initiatives depends upon many factors, including their ability to:

     (1) maintain appropriate procedures, policies and systems to ensure that our loans perform at least in accordance with industry standards;

     (2) satisfy our need for additional financing on reasonable terms;

     (3) manage the costs associated with expanding our infrastructure, including systems, personnel and facilities; and

     (4) operate profitably and on a cash flow positive basis.

     If management cannot execute successfully our new business strategy, it will have a material adverse effect on our financial condition, results of operations and cash flow.

     Our expansion and development largely will be dependent upon the continued services of the senior members of our new management team: Champ Meyercord, our Chief Executive Officer, Wm. Paul Ralser, our President and Chief Operating Officer, and J. Richard Walker, our Executive Vice President and Chief Financial Officer. The loss of the services of Messrs. Meyercord, Ralser or Walker for any reason could have a material adverse effect on us. In addition, our future success will require us to recruit and retain additional key personnel, including additional sales and marketing personnel. We do not maintain key person life insurance on any members of senior management.

LIQUIDITY RISKS

     Our business operations require continued access to adequate cash to fund, purchase and make mortgage loans, to pay interest on, and repay, our debts and to pay general and administrative expenses. Specialty finance companies similar to us currently are experiencing a liquidity shortage. This liquidity shortage, among other things, has reduced the availability of warehouse credit lines to finance first mortgage loans, home equity loans and high loan-to-value loans prior to their sale. We are currently dependent on the Sovereign Warehouse Line to fund, purchase and make mortgage loans before we sell them. If we successfully increase loan production, we will need increasingly larger amounts of cash for our operations.

  Risks Related to the Sale of Loans

     We historically have principally relied on selling loans in securitization transactions to generate cash. As a major part of our strategic initiatives, we intend to generate positive cash flow mainly by selling loans to institutional purchasers in the secondary market. Under the terms of the Flow Purchase Agreement with Sovereign Bancorp (the "Flow Purchase Agreement"), we have agreed to sell, and Sovereign Bancorp has agreed to buy, up to $100.0 million of our mortgage loans per quarter through September 2001. Sovereign Bancorp also has a right of first refusal to buy the balance of our loans, subject to our mutual agreement as to the purchase terms. The right of first refusal could make it more difficult for us to sell our loans to others if Sovereign Bancorp decides not to acquire some of our loans or if we cannot negotiate mutually acceptable terms for the purchase of our loans.

     The value of, and markets for, selling our loans are dependent on, among other things:

     (1) the willingness of banks, thrifts and other institutional purchasers to acquire Home Equity and Equity + loans;

     (2) the premiums over the principal amount of these loans that institutional purchasers are willing to pay; and

     (3) the resale market for our loans.

     The markets also are affected by more general factors, including general economic conditions, interest rates and government regulations. These factors currently affect, and may continue to affect, our ability to sell loans in the secondary market for acceptable prices within reasonable time frames. A reduction in the secondary market for first mortgage loans, home equity loans and high loan-to-value loans would hurt our ability to sell loans in the secondary market as well as our liquidity and future loan production. We cannot predict whether the liquidity of the secondary market will continue to diminish in the future.

  Risks Associated with the Need For Alternative Financing

     If the amounts available under the Sovereign Warehouse Line to fund our loan production prior to its sale are insufficient to enable us to produce the volume of loans necessary for us to operate profitably or on a positive cash flow basis, we will have to seek out other sources of liquidity. This may include additional warehouse financing and debt and/or equity securities offerings. The Sovereign Warehouse Line terminates at the end of August 1999 and is renewable, at Sovereign's option, in six-month intervals for up to five years. Sovereign Bancorp may terminate the Sovereign Warehouse Line if we do not sell them $100.0 million of loans in each fiscal quarter beginning with the calendar quarter ending March 31, 1999. If that happens, we cannot guarantee that additional financing will be available on favorable terms, or at all. If we are not successful in maintaining or replacing existing financing or obtaining additional financing, we would have to reduce our activities. For additional details about our liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Notes 9 and 15 to our financial statements located later in this prospectus.

     Except for certain financial covenants in a pledge and security agreement entered into in April 1997, we are currently complying with the Sovereign Warehouse Line, the indenture governing the New Notes and agreements with our other lenders. Before the recapitalization, we were in violation of our warehouse agreement, the indenture governing the Old Notes and agreements with our other lenders. If we breach or violate any covenant or condition contained in our borrowing arrangements, we might be unable to obtain funding for our operations which would have a material adverse effect on us.

     Some of our borrowing arrangements limit the amount of advances that can be made to us. These limitations are based on the value of, and the delinquency experience relating to, our mortgage related securities pledged to the lender. A decrease in the value of the pledged securities would reduce the amount of funds that we can borrow under the facilities, requiring us to pay down the loans.

  Risk of Violation of Representations Made to Loan Purchasers

     We make representations and warranties to the purchasers of our mortgage loans regarding compliance with laws, regulations and program standards and the accuracy of information. Under certain circumstances we could become liable for damages or be required to repurchase a loan if there has been a breach of these representations or warranties. We generally receive similar representations and warranties from our loan sources. If these representations and warranties are breached, we would be subject to the risk that a loan source will not have the financial capacity to repurchase loans or that a loan source will not otherwise respond to our demands. We cannot guarantee that we will not experience losses due to breaches of representations and warranties in the future.

PERFORMANCE OF FUTURE ACQUISITIONS

     As part of our business strategy, we intend to acquire other mortgage lending companies. By acquiring other mortgage lending companies, we believe we can expand our loan production, while avoiding the time and expense required to build new mortgage loan production platforms. The value of these companies generally will be in their ability to immediately produce mortgage loans at a low cost. This type of value will typically be a substantial portion of the assets acquired and it is classified under generally accepted accounting principles as an intangible. Generally acceptable accounting principles require us to amortize (write off) expenses related to goodwill and other intangible assets that we acquire. This will reduce our earnings. Future acquisitions may also result in dilutive issuances of equity securities and our incurrence of additional debt. All of these factors could have a material adverse effect on our financial condition, results of operations and cash flows.

     Future acquisitions would involve numerous additional risks, including:

     - difficulties in the integration of the acquired company's operations, services, products and personnel

     - entry into markets in which we have little or no direct prior experience

     - the potential loss of the acquired company's key employees

     Mortgage lending companies that we acquire in the future may not perform in accordance with our expectations. We cannot predict whether we will identify acquisition opportunities, whether we can negotiate acquisitions on favorable terms or whether any acquisition will result in profitable operations in the future or be successfully integrated with our existing business.

     Acquisitions in which all or a portion of the purchase price is in shares of common stock would require, in certain cases, the written consent of each of City National Bank and Sovereign Bancorp. We cannot guarantee that we would be able to obtain any such consent.

RISKS ASSOCIATED WITH MORTGAGE BACKED SECURITIES

  Risks Related to our Junior Interest

     We historically have sold the greater portion of our Equity + and Title I loans in securitization transactions. As a result, we are at risk because these loans back our mortgage related securities. In a securitization transaction, the cash flow from the mortgage loans backing the securitization, principal and interest is first paid to the owners of the senior interests according to a pre-established schedule of required interest and principal payments. Payment of cash flow to our mortgage related securities is junior to the scheduled principal and interest payments to the senior interests.

     If the borrowers do not make their payments on the loans backing a securitization or if the payments are insufficient to make required principal and interest payments on the senior interests, the amounts that would be paid to us will be used to cover the shortfall. This would reduce or in some cases eliminate the stream of revenues that would have been paid to us on our mortgage related securities. If payments received from the loans backing a securitization are less than the amounts we anticipated at the time we sold the loans in a securitization transaction, we may be required to write down the fair value of our mortgage related securities retained in that securitization. This would result in a charge to earnings. We cannot guarantee that estimates of future losses on loans backing our mortgage related securities will be adequate in the future.

 Risk of Write Down of the Value of Mortgage Backed Securities due to Poor Performance of Mortgage Loans

     As noted above under "-- Significant Deterioration in our Financial Condition Due to Losses in Fiscal 1998," we had to write down the fair value of our mortgage related securities during fiscal 1998. This write down resulted from unexpectedly high rates of prepayments, delinquencies, default, and credit losses. As a result, we substantially increased the anticipated prepayment rates, delinquency rates, default rates and credit losses on the mortgage loans backing our mortgage related securities. The new assumptions significantly decreased the cash flow we expected to receive on these securities in the future, which required us to reduce the fair value of our mortgage related securities to $34.8 million on August 31, 1998 compared to $106.3 million on August 31, 1997.

     In the future, we may have to make additional reductions in the carrying value of our mortgage related securities. We cannot guarantee that the prepayment rate, delinquency rate, default rate, and credit losses on the mortgage loans backing the securities will not increase above the levels we currently anticipate. If we have to further write down these securities' value, we may incur losses in the quarter when we write them down. We may then violate the net worth covenants in our borrowing agreements. Any of these events could have a material adverse effect on our financial condition and operations. For additional details concerning the valuation of our mortgage backed securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Securitization Transactions" and Notes 2, 4 and 17 to our financial statements located later in this prospectus.

  Risks Related to Over-Collateralization

     As part of the sale of loans in securitization transactions, we are required to establish over-collateralization and/or build over-collateralization levels by retaining distributions of excess cash flow otherwise payable to us on our mortgage related securities. Excess cash flow results from the positive difference between the higher interest rate paid by our borrowers on the mortgage loans sold in the securitization and the lower yield paid to the owners of the senior interests in the trust established to own the loans sold by us. Over-collateralization serves as credit enhancement for the owners of the senior interests and is available to absorb losses realized on loans backing the securitization. Were it not for these over-collateralization requirements, we would be able to use the excess cash flow in our operations. Because of those requirements, if borrowers default on principal and interest payments on their loans, the securitization trust holding the mortgages would have to use part of the over-collateralization to pay the owners of the senior interests. This could delay, reduce or eliminate the excess cash flow otherwise payable to us on our mortgage related securities.

  Risk Related to Interest Rate Spread

     During fiscal 1997, we sold $398.4 million principal amount of mortgage loans, that had a weighted-average interest rate of 14.0%, in securitization transactions. The $390.1 million principal amount of senior interests sold to institutional investors as part of these securitizations had an initial weighted-average interest rate of 6.88%. The $8.3 million difference between the amount of mortgage loans sold and the amount of senior interests sold creates the initial over-collateralization. The 7.1% difference between the interest paid by the borrowers and the interest paid to the owners of the senior interests (the "spread") declines over time primarily because of payoffs (including defaults) of the loans backing the securitization. The initial spread would be equal to 7.1% times $390.1 million, or $27.7 million annually plus interest at 14.0% on the $8.3 million principal amount of loans in the over-collateralization account. We use the spread and the cash flow from the loans in an initial over-collateralization to reduce the principal balances of the senior interests or fund the additional over-collateralization.

     The initial over-collateralization and retained amounts are determined by the entity that, as a condition to obtaining insurance, issues any guarantee of the related senior interests and/or by the rating agencies as a condition to obtaining the desired rating on the senior interests. If we use the spread and the cash flow from the loans in an initial over-collateralization in this manner, we will continue to be subject to the risks of faster than anticipated rates of voluntary prepayments, delinquencies, defaults and credit losses on foreclosure on the mortgage loans backing our mortgage related securities that we sold in prior securitizations.

     In addition, using the spread to fund reserves delays or in some cases eliminates cash distributions that we would be entitled to receive on our mortgage related securities. For a detailed explanation of excess cash flow, mortgage related securities and securitization transactions, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Securitization Transactions" located later in this prospectus.

  Risks Related to Loan Repurchases

     We agree to repurchase or replace loans that do not conform to our representations and warranties at the time we sell the loans. If we were required to repurchase or replace loans, we cannot guarantee that the loans repurchased or replaced repurchased could be sold at a price equal to our total cost of acquisition. For additional details, see "Business -- Loan Servicing" and "-- Sale of Loans" and Note 2 to our financial statements located later in this prospectus.

RISKS FROM THE SALE OF SERVICING RIGHTS

     We historically have sold substantially all of our mortgage loans with servicing retained. This means that we retained the right to service the loans. As part of the recapitalization, we sold our existing mortgage loan servicing rights, including the right to service all of the mortgage loans backing our mortgage related securities, to City Mortgage Services. To the extent that City Mortgage Services is ineffective in servicing these loans, we would experience increased delinquencies, defaults and credit losses, which would have an adverse effect on us. Consequences could include the additional write downs of the fair value of our mortgage related securities and a restriction on our ability to access capital markets for our future financing requirements.

     The delinquency and default rates on the mortgage loans backing our mortgage related securities has increased significantly since we sold the servicing rights on these loans to City Mortgage Services. In the past, this increase in delinquencies and defaults has caused us to write down the fair value of these securities. We cannot guarantee that City Mortgage Services will perform up to industry standards, which could result in the adverse consequences described above. If City Mortgage Services does not perform well, we have the right to terminate City Mortgage Services. However, we would have to find a new servicer for these loans after such a termination. We might be unable to find an appropriate servicer or, if identified, we may not be able to hire such servicer on favorable terms.

INTEREST RATE RISKS

     Changes in interest rates affect our business by decreasing the demand for loans during periods of higher interest rates and increasing prepayment rates during periods of lower interest rates. The profits we realize from loans are, in part, a function of the difference between the fixed long term interest rates we charge to borrowers and the adjustable short term interest rates we pay on the Sovereign Warehouse Line, which we use to fund loans until we sell them.

     Generally, short-term rates are lower than long-term rates. We benefit from the positive interest rate differential during the time we own the loans pending their sale. During the period from 1994 to the present, the interest rate differential was high. Interest rates are not predictable or controllable, and we cannot predict whether the positive interest rate differential will continue in the future. A change in the differential could have a material adverse effect on our financial position, results of operations and cash flows.

     Changes in interest rates during the period between the establishment of the borrowers' interest rate on a loan and the sale of the loan affect the revenues we realize. As part of our loan production process, we issue loan commitments (sometimes referred to as "interest rate locks") for periods of up to 30 days to mortgage bankers and brokers. The period of time between the closing of a loan and the sale of the loan generally ranges from 10 to 90 days. Increases in interest rates during these periods will result in lower gains (or even losses) on loan sales than would be recorded if interest rates had remained stable or had declined. We intend to expand our loan production, increase the amount of our borrowings under the warehouse lines of credit and increase the amount of loans held for sale, which will increase our exposure to the risk of interest rate increases.

     Increases in interest rates also may require us to write down the fair value of our mortgage related securities, which could have a material adverse effect on our financial condition, results of operations, and cash flows. This interest rate is the rate we believe would be used by a third party in determining the value of our mortgage related securities. At the end of fiscal 1998, we were using a 16.0% rate and at the end of fiscal 1997 we were using a 12.0% rate. Increasing the rate at which we discount to present value the cash flow we expect to receive on our mortgage related securities reduces their fair value.

Decreases in interest rates may result in increased prepayment rates which may require us to write down the fair value of our mortgage related securities. For additional details on the risks to the fair value of our mortgage related securities, see "-- Increased Prepayments and Other Factors May Adversely Affect Valuation of Mortgage Related Securities" located earlier in this section of this prospectus.

RISK OF VARIATIONS IN QUARTERLY OPERATING RESULTS

     Several factors affecting our business can cause significant variation in our quarterly operating results. Variations in the volume of our production, differences between our costs of borrowings and the average interest rates paid by our borrowers, our inability to complete scheduled loan sale transactions and the condition of the mortgage loan industry and the specialty finance industry can result in significant increases or decreases in our revenues from quarter to quarter. A delay in closing a particular loan sale transaction during a particular quarter would postpone recognition of revenues and gain or loss on the sale of those loans. In addition, unanticipated delays in closing a particular loan sale transaction would also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under the Sovereign Warehouse Agreement are outstanding. If we were unable to sell a sufficient number of loans at a premium in a particular reporting period, our revenues for that period would decline, resulting in lower net income and possibly a net loss for that period. This could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition, Results of Operations -- Liquidity and Capital Resources" located later in this prospectus.

RISKS ASSOCIATED WITH DELINQUENCIES AND DEFAULTS ON LOANS

     Potential loan delinquencies and defaults by our borrowers expose us to risks of loss and reduced net earnings. During economic slowdowns or recessions, loan delinquencies, defaults and credit losses generally increase. In addition, significant declines in market values of residences securing the loans reduce homeowners' equity in their homes. The limited borrowing power of our customers also increases the likelihood of delinquencies, defaults and credit losses on foreclosure. For Home Equity loans, we rely primarily on the appraised value of the borrower's home and for Equity + loans we rely on the creditworthiness of the borrower. We determine the amount of a loan based on the loan-to-value ratio and the borrower's creditworthiness. After a default by a borrower, we, or the servicer of the mortgage loan, evaluates the cost effectiveness of foreclosing on the property. Such default may cause us to charge our allowances for credit losses on loans held for sale, except to the extent that FHA insurance proceeds are available. If we must take losses on a loan backing our mortgage related securities or loans that exceed our allowances, our financial position, results of operations and cash flows could suffer.

     Many of our borrowers have limited access to consumer financing for a variety of reasons, including insufficient home equity value and unfavorable past credit histories. We are subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not pay interest and principal due, and that the value received from the sale of the borrower's residence in a foreclosure will not be sufficient to repay the borrower's obligation to us.

     The risks associated with the our business increase during an economic downturn or recession. These periods also may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use the value of their homes to support borrowings and increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon foreclosures.

     The frequency and severity of losses generally increases during economic downturns or recessions. Because our borrowers generally do not satisfy criteria of government agencies that traditional lenders rely on in evaluating whether to make loans to potential borrowers, these borrowers do not qualify for traditional "A" credit loans. The actual rate of delinquencies, foreclosures and credit losses on these loans are often higher under adverse economic conditions than those currently experienced in the mortgage loan industry in general because of the lower credit quality of the borrower. Any sustained period of increased delinquencies, foreclosures and losses could hurt our financial condition, results of operations and cash flows.

RISKS ASSOCIATED WITH TITLE I LOANS BACKING OUR MORTGAGE RELATED SECURITIES

     At the end of our 1998 fiscal year, the Title I loans sold in securitization transactions backed $10.7 million (representing 30.6%) of the $34.8 million aggregate fair value of our mortgaged related securities. During the period in which these Title I loans back our mortgage related securities, we bear the risk of delinquencies, defaults and credit losses on these loans except to the limited amount of FHA insurance remaining.

     We have exhausted our reserves with respect to substantially all of the Title I loans which back our mortgage related securities, and the remaining pools of Title I loans backing our mortgage related securities have been performing poorly. In addition, if the prepayment rates, delinquencies and credit losses on the Title I loans backing our mortgage related securities increase beyond the levels we have anticipated, we will need to further write down the value of our Title I mortgage related securities.

RISKS ASSOCIATED WITH EXISTING EQUITY + LOANS


     During fiscal 1997, 81.4% of the loans we produced were Equity + loans and, during fiscal 1998, 91.6% of the loans we produced were Equity + loans. Their weighted-average loan-to-value ratio was 112.0% for both of these periods. In almost all cases, the value of the residences that secure these loans will not be sufficient to cover the principal amount of the loans in the event of defaults. During the six months ended February 28, 1999, 29.1% of the loans we produced were Equity + loans.


     We historically sold a substantial portion of our Equity + loans in securitization transactions. At the end of fiscal 1998, $24.1 million (representing 69.4%) of our mortgage related securities were backed by Equity + loans.

     We bear the risk of delinquencies and defaults with respect to the entire principal amount of, and interest on, these loans. Delinquencies, defaults and credit losses on these loans in excess of the levels we anticipated in determining the fair value of our mortgage related securities at the end of fiscal 1998 would require us to further write down the fair value of these securities. A write down would adversely affect our financial condition, results of operations and cash flows. To the extent that borrowers with high loan-to-value ratios default on their loan obligations, we are unlikely to use foreclosure as a means to mitigate our losses. As of August 31, 1998, 9.7% of the principal amount of the Equity + loans backing our mortgage related securities were more than 30 days contractually past due. We will apply these losses to our allowances for possible credit losses. If the credit losses exceeded this allowance, we would be required to record additional provisions for losses on loans held for sale, which would have a material adverse effect on our financial condition and results of operations.

LITIGATION; RISK OF CLAIMS

     In the ordinary course of business, we are subject to claims made by borrowers and private investors from, among other things, losses allegedly incurred as a result of potentially breaches of fiduciary obligations and misrepresentations, errors and omissions of our employees, officers and agents. Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws because of the consumer-oriented nature of the industry and uncertainties with respect to the application of various laws and regulations. Pending claims and any claims made in the future may result in legal expenses or liabilities which could have a material adverse effect on our financial condition, results of operations and cash flows. For details about pending litigation, see "Business -- Legal Proceedings" located later in this prospectus.

CONCENTRATION OF OPERATIONS

     The residences securing our loans have historically been concentrated in California and Florida. We expect this trend to continue. As of August 31, 1998, loans backed by residences in Florida and California represented a substantial portion of the loans securing our mortgage backed securities. Consequently, our financial condition, results of operations and cash flows are dependent upon general trends in the California and Florida economies and their residential real estate markets. Residential real estate market declines may adversely reduce the value of the residences that are the collateral for our loans.

     In addition, California and Florida historically have been vulnerable to certain natural disaster risks, such as earthquakes, floods, hurricanes, fires and erosion-caused mudslides, which are not typically covered by standard borrower's hazard insurance policies. Uninsured disasters will adversely impact borrowers' ability to repay our loans. The existence of adverse economic conditions or the occurrence of such natural disasters in California or Florida could have a material adverse effect on our financial condition, results of operations and cash flows.

COMPETITION

     We face intense competition in producing and selling Home Equity loans and Equity + loans. Our competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrifts, credit card issuers and insurance finance companies. Many of these competitors are substantially larger than we are. In addition, our competitors may have more capital and other resources and a lower cost of capital than we do. In addition, we may face competition from government-sponsored entities which have entered the market for non-conforming mortgage loans. Existing mortgage loan purchase programs may be expanded by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Government National Mortgage Association ("GNMA") to include non-conforming mortgages, particularly loans similar to our Home Equity loans. Entries of government-sponsored entities into the non-conforming loan market may reduce the interest rate borrowers are willing to pay on our mortgage loans and may reduce or eliminate premiums on their sale.

     Industry participants compete for business in many ways. Some provide borrowers more convenience in obtaining a loan, some have better customer service and others have strong marketing and distribution channels. This industry has a relatively low barrier to entry, which permits new competitors to enter the broker-sourced loan market quickly. This may lower the rates we can charge borrowers, potentially lowering gains on future loan sales. If any of our competitors significantly expand their activities in our markets, such action could have a material adverse effect on us.

     Changes in interest rates and general economic conditions may also affect our competition. During periods of increasing interest rates, competitors who have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors have solicited, and may in the future solicit, our customers to refinance their loans. To the extent these solicitations are successful, the prepayment rates on the loans backing our mortgage related securities may increase beyond the levels currently anticipated which may result in a write down in the fair value of these securities.

     We depend on mortgage brokers and bankers for substantially all of our mortgage loan production. These mortgage brokers and bankers generally deal with multiple lenders for each prospective borrower. Our competitors also attempt to establish relationships with these entities, none of which are contractually or otherwise obligated to deal exclusively, or to continue to do business, with us. In addition, we expect the volume of broker and mortgage banker-sourced loans funded and purchased by us to increase significantly. Our future operating and financial results may be more susceptible to fluctuations in the volume and cost of our broker and mortgage banker-sourced loans from, among other things, competition from other purchasers of these loans.

     As we expand our retail, broker and mortgage banker-sourced loan production into new geographic markets, we will face competition from lenders with established positions in these markets. We cannot predict whether we will be able to compete successfully with those established lenders.

VOLATILITY OF STOCK PRICE


     The price of our common stock has experienced significant volatility since our initial public offering in November 1996. The market price of our common stock, as adjusted to reflect a one-for-ten reverse stock split which became effective on March 22, 1999, has ranged from a high of $157.50 per share to a low of $1.00 per share through April 23, 1999. As of April 23, 1999, the last sale price of our common stock as reported on the Nasdaq Stock Market was $3.00 per share. The stock market recently has experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. Market conditions in the specialty finance industry and factors such as legislative and regulatory changes, announcements of new products and services by us, our competitors or third parties, and changes in earnings estimates by analysts may have a significant effect on the price of our common stock.

RISK OF FAILING TO COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ STOCK
MARKET

     The Nasdaq Stock Market requires that all listed companies maintain certain levels with respect to each of the following:

     - net tangible assets
     - number of publicly held shares
     - value of capital stock traded in the Nasdaq Stock Market
     - bid price
     - number of stockholders
     - number of market makers

If we fail to comply with any of these requirements, the Nasdaq Stock Market could delist our shares of common stock. If the Nasdaq Stock Market delisted our common stock, we cannot guarantee that there would be a market for you to trade in the common stock.

FACTORS INHIBITING TAKEOVER; EFFECT OF CHANGE OF CONTROL

     Sovereign Bancorp and City Holding Company each has a right of first refusal to acquire us if our board of directors decides to offer us for sale. In addition, the change of control provisions of the New Notes, as well as the change in for sale control provisions of certain of our other credit arrangements and employment agreements with our senior executives, could inhibit a takeover attempt by a third party.

     Certain provisions of our Certificate of Incorporation and Bylaws may delay, defer or prevent a takeover attempt by a third party. Our Certificate of Incorporation authorizes the board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and to fix the number of shares and designation of any series of preferred stock without any vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control, since the terms of the preferred stock that might be issued could potentially prohibit or otherwise restrict our ability to consummate any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. Other provisions of our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called only by the board of directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting.

LEGISLATIVE AND REGULATORY RISKS

     Our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, govern credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. If we do not comply with these requirements, many of which are highly technical, we could lose our approved status, our servicing contracts could be terminated or suspended without compensation to the servicer, we could face demands for indemnification or mortgage loan repurchases, we may suffer the exercise of certain rights of rescission for mortgage loans by our borrowers, and we may be subject to class action lawsuits and administrative enforcement actions. For a discussion of pending litigation see "Business -- Legal Proceedings" located later in this prospectus.

     The Internal Revenue Service is considering a rule that would require lenders to "flag" all of their high loan-to-value loans and to inform consumers that some portion of their interest payments on high loan-to-value loans are not tax-deductible. The adoption of this change could have an adverse affect on our Equity + loan production. In addition, Congress is considering a recommendation of the National Bankruptcy Review Commission that, if adopted, would treat in a consumer bankruptcy proceeding the portion of a second mortgage loan that exceeds the value of a house as unsecured debt. Adoption of these or more restrictive laws, rules and regulations would have an adverse effect on our financial condition, results of operations and cash flows. For more details, see "Business -- Government Regulation" located later in this prospectus.

     Members of Congress and government officials periodically have suggested the elimination of the mortgage interest as a deduction for federal income tax purposes in certain situations, based on, among other things, borrower income, type of loan or the principal amount of the loan. Because many of our loans are used by borrowers to consolidate consumer debt, make home improvements or for other consumer needs, the reduction or elimination of these tax benefits could substantially reduce the demand for the type of loans that we offer.

ENVIRONMENTAL RISKS

     In the course of our business, we have acquired, and may acquire in the future, residences that are the collateral or security for loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or their sources could be discovered on-site after these residences are acquired by us. In that event, we may be required by law to remove the substances from the residences at our cost and expense. We cannot guarantee that: (1) the cost of removal would not substantially exceed the value of the residence that is the collateral or security for a loan; (2) we would have adequate remedies against the prior owner or other responsible parties; or (3) we would be able to sell the residence prior to or following the removal.

  YEAR 2000


     At August 31, 1998, the Company had begun to make inquiry of substantially all of its strategic partners, vendors and third party entities with which it has material relationships, and had begun to compile data related to their Year 2000 plans. The Company's reliance upon certain third parties, vendors and strategic partners for loan servicing, investor reporting, document custody and other functions, means that their failure to adequately address the Year 2000 issue could have a material adverse impact on the Company's operations and financial results. The Company has received assurances from its two major strategic partners, City Mortgage Services and Sovereign Bank, NA, that they have implemented plans to address the Year 2000 issue. The Company has not evaluated these plans or assurances for their accuracy and adequacy, or developed contingency plans in the event of their failure. As of February 28, 1999, the Company had received responses from approximately 21% of its Year 2000 inquiries. Of those responses, approximately 76% indicated that they had some plan to address the Year 2000 issue. Because the Company has not yet received a significant number of responses from its vendors or other third parties, potential risks related to their failure to address Year 2000 issues are not known at this time.



     The Company also relies upon certain government entities (such as the U.S. Dept. of Housing and Urban Development and various state regulatory agencies), utility companies, telecommunication service companies and other service providers outside of the Company's control. There can be no assurance that such suppliers, government entities, or other third parties will not suffer a Year 2000 business disruption. Such failures could have a material adverse effect on the Company's financial condition and results of operations.



     In addition, the Company's credit risk associated with its borrowers may increase as a result of borrowers' individual Year 2000 issues. Negative impact of Year 2000 issues upon borrowers may result in borrowers' inability to pay, increases in delinquent loans, and a corresponding loss of residual income to the Company. While at this time, it is not possible to calculate the potential impact of such increased delinquent loans or default; it is believed that increased delinquencies and defaults would have a material adverse impact on the financial condition of the Company.



     Until system testing is substantially completed, the Company cannot fully estimate the risks of the Year 2000 issue. To date, the Company has not identified any of its own business critical information technology assets that it believes present a material risk of not being Year 2000 compliant or for which a suitable alternative cannot be implemented. However, as the Company's Year 2000 plan proceeds into subsequent phases, it is possible that the Company may identify assets that do present a risk of a Year 2000-related disruption. Such a disruption could have a material adverse effect on the Company's financial condition and results of operations. Because the Company has not begun system testing, and has not fully assessed its risks from potential Year 2000 failures, the Company has not yet developed specific Year 2000 contingency plans.



     Because of uncertainties, the actual effects of the Year 2000 issue on the Company may be different from the Company's current assessment. The effect on the Company's results of operations if the Company, its strategic partners, vendors or other third parties are not fully Year 2000 compliant is not reasonably estimable.


SHARES ELIGIBLE FOR FUTURE SALE


     The sale of substantial amounts of our common stock into the market or the prospects of a sale could have a material and adverse effect on the market price of our common stock. As of March 31, 1999, there were 3,056,666 shares of common stock outstanding. The 6,974,614 shares of common stock being offered by the selling stockholders listed in this prospectus will be immediately eligible for sale in the public market, without restriction, beginning on the date of this prospectus. In addition, Sovereign Bancorp and City National Bank each have the option to purchase 666,666 shares of common stock, subject to adjustment, at an exercise price of $15.00 per share which, if exercised in full, would add 1,333,333 shares of common stock to the number of shares of common stock outstanding. Our stock option plans authorize the granting of options to purchase an aggregate of 1.4 million shares of common stock, of which options to purchase 786,859 shares of common stock have been granted.

                                USE OF PROCEEDS

     All of the proceeds from the sale of the shares of common stock that may be sold using this prospectus will be received by the selling stockholders. The Company will not receive any of the proceeds from the sale of these shares of common stock.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its common stock, and the board of directors currently intends to retain any earnings for use in the Company's business for the foreseeable future. Any future payment of dividends will depend on the Company's financial condition, results of operations, cash requirements and other factors that the board of directors believes are important.

                          PRICE RANGE OF COMMON STOCK


     The Company completed its initial public offering on November 19, 1996 and, until March 23, 1999, the common stock has traded on the Nasdaq Stock Market under the symbol "MMGC." The common stock currently trades under the symbol "ATVA." The following table sets forth the high and low sales prices of the common stock as reported on the Nasdaq National Market for the periods indicated. The information set forth in the table below has been adjusted to reflect a one-for-ten reverse stock split that was completed on March 22, 1999.



                                                              HIGH        LOW
                                                            ---------   --------
FISCAL YEAR 1997:
  First Quarter (November 19, 1996 to November 30,
     1996)................................................  $120.00     $107.50
  Second Quarter..........................................   157.50      101.25
  Third Quarter...........................................   146.25       80.00
  Fourth Quarter..........................................   135.00       90.00
FISCAL YEAR 1998:
  First Quarter...........................................   150.00       95.625
  Second Quarter..........................................   102.50       30.00
  Third Quarter...........................................    33.75       18.75
  Fourth Quarter..........................................    20.625      10.00
FISCAL YEAR 1999:
  First Quarter...........................................    15.3125      3.75
  Second Quarter..........................................     8.13        3.75
  Third Quarter (through April 23, 1999)..................     8.50        1.00



     As of April 23, 1999, there were 1,763 holders of record of the Company's common stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at August 31, 1998 and February 28, 1999. This table should be read in conjunction with the financial statements, the related notes, and the other financial information appearing elsewhere in this prospectus.



                                                 AUGUST 31, 1998       FEBRUARY 28, 1999
                                              ----------------------   -----------------
                                                        (THOUSANDS OF DOLLARS)
Debt:
  Revolving lines of credit.................         $ 14,576              $ 31,995
  Other notes and contracts payable.........            1,769                 1,478
  12 1/2% Senior Subordinated Notes due
     2001("Old Notes")(1)...................            1,193                    --
  12 1/2% Subordinated Notes due 2001
     ("Current Notes")......................           41,500                30,793
                                                     --------              --------
          Total debt........................           59,038                64,266
                                                     --------              --------
Stockholders' equity:
  Preferred Stock, par value $.01 per share;
     5,000,000 shares authorized; 62,500
     shares issued and outstanding..........                1                     1
  Common Stock, par value $.01 per share;
     400,000,000 shares authorized;
     3,056,666 shares issued and outstanding
     as of August 31, 1998 and 3,056,666
     shares issued and outstanding as of
     February 28, 1999; shares issued and
     outstanding as adjusted(2).............              306                   306
  Additional paid-in capital................          122,143               122,143
  Accumulated deficit.......................          (95,856)              (96,661)
                                                     --------              --------
          Total stockholders' equity........           26,594                25,789
                                                     --------              --------
          Total capitalization..............         $ 85,632              $ 90,081
                                                     ========              ========


-------------------------

(1) As of October 31, 1998, the Company had completed the repurchase of all the outstanding Old Notes.

(2) Does not include: (1) 1,000 shares of common stock reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1996 Employee Stock Option Plan; (2) 200,000 shares of common stock reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1997 Stock Option Plan; and (3) an aggregate of approximately 481,859 shares of common stock reserved for issuance upon the exercise of stock options granted to management. For details on the Company's stock option plans, see "Management -- Company Stock Option Plans" located later in this prospectus.

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below has been derived from our audited financial statements. The financial data as of August 31, 1997 and 1998 and for each of the three years in the period ended August 31, 1998 have been derived from financial statements audited by the Company's independent auditors, whose report for the year ended August 31, 1997 included an explanatory paragraph related to their substantial doubt about our ability to continue as a going concern. The Company's financial statements are included elsewhere in this prospectus. The financial data as of August 31, 1994, 1995 and 1996 and for the years ended August 31, 1994 and 1995 have been derived from audited financial statements not included herein. The income statement data for the six months ended February 28, 1998 and 1999 and the balance sheet data as of February 28, 1999 have been derived from unaudited interim financial statements contained elsewhere herein, which in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Results for the six months ended February 28, 1999 are not necessarily indicative of the results for the entire year. We have reclassified certain items to conform to prior years. You should read the selected financial information set forth below in conjunction with the financial statements, the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. However, due to recent substantial changes to our business and operating strategy, we believe that our historical financial and operating data are not likely to be indicative of our future performance and our results of operation for fiscal 1998 are not comparable to fiscal 1997.



                                                                                                SIX MONTHS
                                            FISCAL YEAR ENDED AUGUST 31,                    ENDED FEBRUARY 28,
                               -------------------------------------------------------   -------------------------
                                1994      1995      1996        1997          1998          1998          1999
                               -------   -------   -------   -----------   -----------   -----------   -----------
                                                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain (loss) on sale of
    loans....................  $   579   $12,233   $16,539   $    45,123   $   (26,578)  $     1,809   $       392
  Net unrealized gain (loss)
    on mortgage related
    securities(1)............       --        --     2,697         3,518       (70,024)      (16,760)         (169)
  Loan servicing income,
    net......................       --       873     3,348         3,036           999         2,504           332
  Interest income, net of
    interest expense of $107,
    $468, $1,116, $6,374,
    $13,162, $7,281 and
    $4,067...................      172       473       988         3,133         1,624         1,894          (724)
                               -------   -------   -------   -----------   -----------   -----------   -----------
        Total revenues
          (losses)...........      751    13,579    23,572        54,810       (93,979)      (10,553)         (169)
                               -------   -------   -------   -----------   -----------   -----------   -----------
Expenses:
  Provision/(Benefit) for
    credit losses, net.......       96       864        55         6,300        (3,198)        2,296          (297)
  Depreciation and
    amortization.............      136       403       394           672         1,013           506           460
  Other interest.............       22       187       167           245           439           227            63
  General and administrative:
    Payroll and benefits.....      975     3,611     6,328        13,052        18,582        10,740         3,606
    Commissions and
      selling(2).............       13       552        --            --            --            --            --
    Credit reports...........       13       133       367         1,387           510
    Rent and lease
      expenses...............       85       249       338         1,199         1,616           710           668
    Professional services....      548     1,043     1,771         2,271         4,783         2,536         1,753
    Sub-servicing fees.......       13       232       709         1,874         2,160         1,271           100
    Other services...........      128       340       665         1,352         2,068         1,295         1,912
    Travel and
      entertainment..........      261       107       677         1,005         1,159         1,004           236
    Insurance................       11       231       572           558           430           494           350

                                                                                                SIX MONTHS
                                            FISCAL YEAR ENDED AUGUST 31,                    ENDED FEBRUARY 28,
                               -------------------------------------------------------   -------------------------
                                1994      1995      1996        1997          1998          1998          1999
                               -------   -------   -------   -----------   -----------   -----------   -----------
                                                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
    Other....................      (39)     (292)      374         1,085         2,448           907           187
                               -------   -------   -------   -----------   -----------   -----------   -----------
        Total costs and
          expenses...........    2,262     7,660    12,417        31,000        32,010        21,986         9,038
                               -------   -------   -------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes(3) and extraordinary
  item.......................   (1,511)    5,919    11,155        23,810      (125,989)      (32,539)       (9,207)
Income tax expense
  (benefit)(3) before
  extraordinary item.........       --     2,277     4,235         9,062        (6,334)           --        (3,590)
                               -------   -------   -------   -----------   -----------   -----------   -----------
Net income (loss)(3) before
  extraordinary item.........                                                            $   (22,539)  $    (5,617)
                                                                                         ===========   ===========
Extraordinary item net of
  taxes of $2.9 million......                                                                      0         4,812
                               -------   -------   -------   -----------   -----------   -----------   -----------
Net income (loss)............  $(1,511)  $ 3,642   $ 6,920   $    14,748   $  (119,655)  $   (32,539)  $      (805)
                               =======   =======   =======   ===========   ===========   ===========   ===========
Net income (loss) per
  share(4):
  Basic......................                                $     12.50   $    (77.18)  $    (26.45)  $     (0.26)
                                                             ===========   ===========   ===========   ===========
  Diluted....................                                $     12.50   $    (77.18)  $    (26.08)  $     (0.26)
                                                             ===========   ===========   ===========   ===========
Weighted-average number of
  common shares(4)...........                                  1,180,219     1,550,292     1,230,000     3,056,666
                                                             ===========   ===========   ===========   ===========
Weighted-average number of
  common shares and assumed
  conversions(4).............                                  1,180,219     1,550,292     1,230,000     3,056,666
                                                             ===========   ===========   ===========   ===========



                                                                                                       AS OF
                                                                AS OF AUGUST 31,                    FEBRUARY 28,
                                                -------------------------------------------------   ------------
                                                 1994     1995      1996       1997       1998          1999
                                                ------   -------   -------   --------   ---------   ------------
                                                                     (THOUSANDS OF DOLLARS)
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents.....................  $  824   $   752   $   443   $  6,104   $  36,404(5)     12,681(5)
Loans held for sale, net......................   1,463     3,676     4,610      9,523      10,975(6)     24,400(6)
Mortgage related securities(1)................      --        --    22,944    106,299      34,830       35,700
Excess servicing rights(1)....................     904    14,483    12,121         --          --           --
Mortgage servicing rights.....................      --     1,076     3,827      9,507          83           --
Total assets..................................   5,122    24,081    50,606    156,554     104,535       98,363
Allowance for credit losses on loans sold with
  recourse....................................      66       886       920      7,014       2,472        2,036
Subordinated debt(7)..........................      --        --        --     40,000      42,693       30,793
Total liabilities.............................     983    13,300    32,905    103,447      77,941       72,574
Stockholders' equity..........................   4,139    10,781    17,701     53,107      26,594       25,789



                                                                                              SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED AUGUST 31,                 FEBRUARY 28,
                                         -------------------------------------------------   ------------------
                                          1994     1995       1996       1997       1998       1998      1999
                                         ------   -------   --------   --------   --------   --------   -------
                                                                 (THOUSANDS OF DOLLARS)
OPERATING DATA:
Loan production........................  $8,164   $87,751   $139,367   $526,917   $338,942   $327,145   $33,553
Weighted-average interest rate on loan
  production...........................   14.18%    14.55%     14.03%     13.92%     13.89%     13.94%    11.05%
Loans in servicing portfolio (end of
  period):
  Company-owned:
    Equity +...........................  $   --   $    --   $    922   $  8,661   $  8,217   $ 50,312   $24,321
    Title I............................   1,471     3,720      3,776        902      4,233      2,537       384
                                         ------   -------   --------   --------   --------   --------   -------
        Total Company-owned(8).........   1,471     3,720      4,698      9,563     12,450(6)   52,849   24,705

                                                                                              SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED AUGUST 31,                 FEBRUARY 28,
                                         -------------------------------------------------   ------------------
                                          1994     1995       1996       1997       1998       1998      1999
                                         ------   -------   --------   --------   --------   --------   -------
                                                                 (THOUSANDS OF DOLLARS)
Securitized:
    Equity +...........................      --        --     10,501    363,961         --    482,281        --
    Title I............................   6,555    88,566    198,990    254,544     18,772    243,384        --
                                         ------   -------   --------   --------   --------   --------   -------
        Total securitized..............   6,555    88,566    209,491    618,505     18,772    725,665        --
                                         ------   -------   --------   --------   --------   --------   -------
        Total servicing portfolio......  $8,026   $92,286   $214,189   $628,068   $ 31,222   $778,514   $24,705
                                         ======   =======   ========   ========   ========   ========   =======
Cash used in operations................  $4,402   $ 3,619   $ 12,440   $ 72,438   $ 39,723   $ 59,453   $27,643
                                         ======   =======   ========   ========   ========   ========   =======


---------------

(1) Mortgage related securities are junior subordinated interests retained by the Company in pools of mortgage loans sold by the Company in securitization transactions. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," required the Company, as of January 1, 1997, to reclassify excess servicing rights (junior subordinate interests retained by the Company in pools of mortgage loans sold in transactions similar to a securitization) to mortgage related securities. The fair value (the dollar amount on the Company's balance sheet) of the Company's mortgage related securities was written down from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2, 4 and 17 to the Company's financial statements located later in this prospectus.

(2) For fiscal 1996, 1997, 1998 and the six months ended February 28, 1999, commissions and selling expenses of $2.0 million, $2.8 million, $2.0 million and $1.3 million respectively, have been reclassified into its functional classifications within general and administrative expenses.

(3) The results of the Company's operations were included in the consolidated federal income tax returns filed by Mego Financial through September 2, 1997, the date the shares of common stock of the Company were distributed by Mego Financial to its shareholders in a tax free spin-off. For more details on this and other transactions with Mego Financial and its affiliates, see "Certain Transactions" located later in this prospectus.
(4) Earnings per share for the fiscal years ended August 31, 1994, 1995 and 1996 are not presented because, during these years, the Company was a wholly owned subsidiary of Mego Financial.
(5) As part of the recapitalization, the Company sold an aggregate of $50.0 million of common stock and Series A convertible preferred stock. For more details, see "The Recapitalization" located later in this prospectus.
(6) Loans held for sale, net includes a valuation reserve which reflects the Company's best estimate of the amount that the Company expects to receive on the sale of these loans.
(7) The Company sold $40.0 million principal amount of Old Notes in November 1996 and an additional $40.0 million principal amount of Old Notes in October 1997. As part of the recapitalization, the Company issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million of Old Notes. The Company purchased all of the Old Notes remaining outstanding as of October 1998.

(8) Excludes approximately $9.4 million and $2.2 million of Equity + loans to be repurchased on August 31, 1998 and February 28, 1999, respectively. The majority of these loans have been repurchased prior to November 30, 1998. The amount on the Company's balance sheet as of August 31, 1998 is the amount the Company expected to receive on the sale of these loans. For additional details, see Note 3 to the Company's financial statements located later in this prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The purpose of Management's Discussion and Analysis of Financial Conditions and Results of Operations is to provide a detailed explanation of the Company's financial performance in fiscal 1996, 1997 and 1998 and the six months ended February 28, 1998 and 1999, the factors that had a significant impact on the Company's performance in those periods and a description of any trends affecting financial performance during the periods discussed. We also describe the Company's liquidity situation at the end of the quarter ended February 28, 1999, including the amount that the Company owed to its lenders on that date, and the additional amounts, if any, available to be borrowed by the Company. In addition, we describe the major changes to the balance sheet. This information is the primary basis for our belief that we have enough cash and borrowing ability to carry out our business plan for fiscal 1999. You should read this section in conjunction with the Company's financial statements, including the notes to the financial statements, located later in this prospectus.



     During the last eight months of fiscal 1998 and the six months ended February 28, 1999, the Company's operations consisted principally of:


     (1) liquidating its portfolio of loans to repay outstanding debt;

     (2) maintaining its systems and retaining personnel necessary to resume operations while exploring alternatives to locate new capital; and

     (3) designing and beginning to implement its strategic initiatives.

     Due to recent substantial changes to the Company's business and operating strategy, we believe that the Company's historical financial and operating data are not likely to be indicative of the Company's future performance and the Company's results of operation for fiscal 1998 are not comparable to fiscal 1997.

GENERAL

     The Company substantially expanded its operations during fiscal 1996 and 1997 and the first four months of fiscal 1998. During these periods the Company's loan production was $139.4 million (fiscal 1996), $526.9 million (fiscal 1997) and $268.5 million (first four months of fiscal 1998). As it expanded its business, the Company's general and administrative expenses increased from $11.8 million in fiscal 1996 to $23.8 million in fiscal 1997 and $13.8 million in the first four months of fiscal 1998.

     During these periods, a substantial majority of the Company's loan production was sold in securitization transactions. The sale of loans by the Company in securitization transactions, as described below, typically results in substantial negative cash flow, because the cash proceeds from the sale of loans in a securitization transaction is substantially less the Company's total cost of producing the loans sold. The combination of negative cash flow from the sale of loans in securitization transactions and increases in general and administrative expenses caused the Company, historically, to operate on a substantial negative cash flow basis. The Company's negative cash flow from operations was $12.4 million for fiscal 1996, $72.4 million for fiscal 1997 and $49.7 million for the first four months of fiscal 1998.

     As a result of a $11.7 million loss in the first quarter of fiscal 1998 and continuing cash flow deficits, the Company violated certain provisions of its warehouse line. In February 1998, the warehouse lender requested that the Company repay a significant portion of the principal balance of the line or be declared in default. Since a default on the warehouse line would have triggered, among other things, a default on the Company's $80 million principal amount of outstanding Old Notes, the Company agreed to reduce the outstanding balance of the warehouse line from $55.0 million periodically. The Company repaid the balance on June 29, 1998.

     To generate cash to reduce the outstanding balance of the warehouse line and continue to operate, the Company began to liquidate, through sales for cash, its mortgage loan portfolio and the warehouse lender refused to make further advances under the line. In addition, because the Company's old warehouse line was used to fund loans produced by the Company prior to their sale, the Company substantially curtailed its loan production beginning in January 1998. The cash received from the Company's sale of loans from its loan portfolio was used to pay down the old warehouse line and other Company borrowings and to pay substantial general and administrative expenses to retain personnel and maintain the Company's operations while it sought to locate new capital.


     On July 1, 1998, the Company completed the recapitalization. As part of the recapitalization, the Company received $50.0 million in proceeds from the private placement of approximately 1.67 million shares of common stock at a price of $15.00 per share and 25,000 shares of Series A convertible preferred stock at a price of $1,000 per share. In addition, the Company issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for approximately $79.0 million principal amount of Old Notes. The recapitalization resulted in approximately $84.5 million of new equity. For more information on the recapitalization, see "The Recapitalization" located later in this prospectus.


SECURITIZATION TRANSACTIONS

     Securitization transactions historically had been the main source of the Company's revenue and income. In a securitization transaction, a specific group of the Company's mortgage loans having similar characteristics, loan type (Equity + or Title I) and loan amounts are pooled for sale. By selling loans in a securitization transaction, the Company could sell a very large group of loans at one time. The Company sold an average of $79.7 million of mortgage loans in each of the five securitizations completed in fiscal 1997. However, the sale of loans in a securitization transaction generates a significant cash flow deficit, because the cash received by the Company from the sale of the loans is significantly less than the Company's total cost of producing the loans sold.

     The purchaser of the loans in a securitization transaction is a special trust created:

     (1) to purchase and hold title to the loans;

     (2) to sell debt securities or ownership interests backed by the cash flow to be received on the loans owned by the trust, i.e., the principal and interest payments from the Company's borrowers; and

     (3) to distribute payments over time to the holders of securities issued by the trust.

     Once the trust purchases the loans from the Company, it generally has no recourse against the Company other than for breaches of certain representations and warranties made by the Company at the time the loans were sold. Likewise, after the trust purchases the loans from the Company, creditors of the Company have no recourse against the loans in the event the Company experiences financial difficulties. The trust purchases the loans from the Company with money it obtains by selling the securities.

     The trust sells both senior "rated" securities and issues an unrated subordinate residual security to the Company. Only qualified institutional investors, such as insurance companies, banks and thrifts, can purchase the senior securities sold by the trust.

     Because the Company's Equity + loans are not insured and its Title I loans have only limited FHA insurance, the trust, as the owner of these mortgage loans, has credit risk. If the borrowers default on their loans, the trust (as the owner of the loans) typically will lose its entire investment (except to the extent of the limited FHA insurance on Title I loans). As a result of these potential losses, the purchasers of the trust's senior securities are willing to buy the securities only if they receive additional assurance that they will get paid. This assurance is provided by a rating from the national rating agencies, such as Standard & Poor's and Moody's.

     As a general matter, the more predictable the cash flow to the senior securities, the higher the rating on the senior securities and the lower the yield that will be demanded by purchasers of the senior securities relative to prevailing market yields. The lower the yield paid to the senior security holders, the greater the positive spread (the "spread") between the interest paid by the Company's borrowers on the mortgage loans in the trust and (i) the interest costs of the senior securities sold and (ii) fees paid to the trustee and the servicer for servicing the mortgage loans. In general, the greater the spread, the greater the amount of cash flow in excess of the principal and interest payments to the senior security holders the Company anticipates it will receive on the mortgage related securities issued to the Company in the securitization, and the greater their fair value. During fiscal 1997, the Company sold $398.4 million principal amount of loans in securitization transactions that had a weighted-average interest rate of 14.0% and in which the senior securities sold had an initial weighted-average yield of 6.88%.

     In order for the senior securities to gain a sufficiently high rating to attract investors, the rating agencies require that the trust create various forms of credit enhancement to increase the likelihood that the loans in the trust will generate sufficient cash flow to pay the interest and principal payments on the senior securities. Credit enhancement may be achieved in several ways. The trust may purchase the loans the Company sells in the securitization transaction for a combination of cash and by issuing the Company a subordinated residual interest in the securitization. The security issued by the trust to the Company receives cash flow only after required payments of interest and principal have been made to the senior security holders, and absorbs any losses from defaults or foreclosures on the loans in the trust. The junior subordinated interests issued to the Company in securitization transactions are called mortgage related securities. Another credit enhancement is a "guaranty," a form of insurance issued by an insurance company. While some of the Company's securitizations have included guaranty insurance, the Company has always received a subordinate mortgage related security and has provided over-collateralization as credit enhancement in order to achieve acceptable ratings.

     Credit enhancement may also be achieved through "over-collateralization." National rating agencies will give higher ratings if the senior securities receive assurance that they will be paid. This is achieved by requiring an initial level of over-collateralization and by building more over-collateralization through the trust's retaining cash flow (from the spread) that would otherwise be paid to the Company on its mortgage related securities. The initial over-collateralization is created by having the principal amount of loans sold to the trust be greater than the principal amount (and cash proceeds from the sale) of senior interests sold. In the five securitization transactions during fiscal 1997, the trusts purchased $398.4 million principal amount of loans from the Company, but the trusts sold only $379.2 principal amount of senior securities.

     As borrowers make their monthly mortgage loan payments to the servicer of the loans in the trust, the payments are remitted by the servicer to a trustee that collects these payments and make payments of interest and principal to the holders of the senior securities pursuant to a pre-established schedule. The priority of the payments is determined by the terms of an indenture.

     The mortgage related securities owned by the Company, while offering the potential of a substantially higher yield than the senior securities, have very high credit risk. The Company's mortgage related securities absorb all losses caused by defaults on the mortgage loans backing the securitization. The Company's mortgage related securities are highly speculative and are subject to the special risks which are described in more detail under "Risk Factors" earlier in this prospectus.

  Sample Securitization Transaction

     In order to make the concept of negative cash flow that results from the sale of mortgage loans in a securitization transaction more understandable, the Company has provided the following example.

     THE EXAMPLE BELOW ILLUSTRATES THE MECHANICS OF A SECURITIZATION AND THE RESULTING NEGATIVE CASH FLOW BUT DOES NOT REFLECT (1) AN ACTUAL SALE OF MORTGAGE LOANS BY THE COMPANY IN A SECURITIZATION TRANSACTION OR (2) THE ACTUAL AMOUNT OF NEGATIVE CASH FLOW FROM THE DISPOSITION OF LOANS IN THIS MANNER. ACTUAL RESULTS WILL BE MATERIALLY DIFFERENT FROM THE EXAMPLE.

     This example is based on five general assumptions:

     (1) mortgage bankers originated $100.0 million of mortgage loans having a weighted average interest rate of 13.98%;

     (2) the Company purchased the loans from mortgage bankers for a premium of $4.0 million (the mortgage bankers received an aggregate of $104.0 million for the loans);

     (3) the Company sells the loans to the securitization trust for $97.0 million in cash, the trust sells $97.0 million of senior securities having a weighted average interest rate of 6.88% and issues a subordinate mortgage related security to the Company;

     (4) the securitization process costs $1.0 million in fees and costs paid to investment bankers, attorneys, accountants and others; and

     (5) Standard & Poor's and Moody's require (A) an initial level of "over-collateralization" of 3% ($3.0 million) of the original amount of loans sold in the securitization and (B) that the level of over-collateralization must reach 6% of the original principal amount of loans ($6.0 million) before the cash flow will be paid by the trustee to the holder of the subordinate mortgage related security.

     In this example, the sale of this pool of $100.0 million of mortgage loans would result in negative cash flow of $8.0 million. The negative cash flow results from the following factors:

     - $104.0 million, representing the total cost of producing the loans sold in the securitization minus

     - $97.0 million is received by the trust from the sale of the senior securities, all of which is paid to the Company, minus

     - $1.0 million of fees and expenses.

     The $3.0 million difference between the $100.0 million of mortgage loans purchased by the trust and the $97.0 million of senior securities sold by the trust creates the 3.0% initial over-collateralization. The senior securities have the "protection" or credit enhancement of the cash flow, principal and interest received on the $3.0 million of loans plus the spread initially equal to $7.4 million per year. The spread represents 7.1% (the difference between 13.98%, the interest paid by the borrower on the loans in the trust, and 6.88%, the interest paid by the trust on the senior securities) on the $97.0 million of loans plus 13.98% on the $3.0 million of loans in the over-collateralization account. The trustee would retain the spread until the over-collateralization reaches $6.0 million.

     After the required level of over-collateralization is achieved, the trustee pays all of the cash flow, after the payment of interest and principal to the senior interest, to the Company's mortgage related securities. Loan delinquencies and defaults reduce this over-collateralization. If the amount in the account falls below 6.0% of the amount of loans sold to the trust, the trustee stops the payment of cash to the Company's mortgage related securities and retains it until the 6.0% level is again achieved.

  Accounting for a Securitization Transaction


     Under generally accepted accounting principles, the sale of mortgage loans by the Company in securitization transactions requires the Company to recognize revenue on the completion of the securitization transaction based on the discounted present value of the estimated future cash flow stream ("gain on sale accounting") to be received by the Company on its mortgage related securities. As described in more detail later in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company determines the fair value of each of its mortgage related securities using prepayment, delinquency, default and credit loss assumptions on the mortgage loans backing each of its mortgage related securities that the Company believes to be appropriate for the particular mortgage loans. The anticipated cash to be received by the Company's mortgage related securities from the mortgage loans is discounted to present value to establish the fair value of the mortgage related securities shown on the Company's balance sheet.


     Accounting for specialty finance companies that sell assets in securitization transactions is particularly complex. The most complex item is the source of the Company revenues. The Company gets its revenues from the following items:

     - Gain (loss) on the sale of loans;

     - Unrealized gain (loss) on mortgage related securities retained in securitization transactions;

     - Interest income, net; and

     - Loan servicing income, net.

     Gain (Loss) on the Sale of Loans. Historically, the most significant portion of the Company's revenues comes from Gain (loss) on the sale of loans.

     One component is the Gain (loss) resulting from the sale of loans in securitization transactions. Refer to the example the Company used earlier, where the sale of $100.0 million of our loans in the securitization transaction resulted in negative cash flow of $8.0 million. Assume the mortgage related security issued by the trust to the seller of the loans from that securitization had a fair value of $18.0 million (see discussion on "gain on sale" accounting above). The seller then would have received a total of $115.0 million from the securitization, consisting of $97.0 million in cash and a mortgage related security having a fair value of $18.0 million. The total cost of the loans sold in the securitization were $105.0 million, consisting of the total cost of producing the loans of $104.0 million and $1.0 million in fees and expenses for the securitization. In this example, the revenues recorded from this securitization would be $10.0 million. This amount is divided between two revenue items, Gain (loss) on sale of loans and Net unrealized gain (loss) on mortgage related securities. The division of the revenues between these two items is determined by allocating the total revenues of $10.0 million, proportionately between the cash proceeds from the sale of the loans, in this case $97.0 million (allocated to revenues from "Gain (Loss) on the Sale of Loans"), and the fair value of the mortgage related security issued by the trust to the seller of the loans in the securitization, in this case $18.0 million (allocated to revenues from "Unrealized gain (loss) on mortgage related securities").

     Another component represents the gain (loss) on the sale of loans for cash. It is equal to the Company's total cost (expense) of producing loans including any premiums paid when the Company purchases loans from its network of mortgage bankers, minus the amount received by the Company at the time the loans are sold for cash to an institutional purchaser. For example, if the Company purchased a $100,000 principal balance loan from a mortgage banker for $104,000 and sold that loan to an institutional purchaser for $107,000, the Company would recognize $3,000 of revenue from gain on the sale of loans.

     Unrealized Gain (Loss) on Mortgage Related Securities Retained in Securitization Transactions. Revenues from "Unrealized gain (loss) on mortgage related securities" results from the allocation of total revenues from the sale of mortgage loans in securitization transactions described immediately above and from two other sources. Revenues from the amortization on the Company's mortgage related securities generally is equal to the amount of cash flow received on the Company's mortgage related securities. In addition, Unrealized gain (loss) on mortgage related securities generates negative revenues equal to (i) the write down, if any, of the fair value of the Company's mortgage related securities; and (ii) positive revenues from the write up, if any, of those securities.

     Interest Income, Net. Interest income, net, is the interest received by the Company on its portfolio of mortgage loans prior to their sale plus accretion interest on its mortgage related securities minus the Company's interest expense on its borrowings including its subordinated debt, warehouse line of credit and other borrowings.

     Loan Servicing Income, Net. "Loan servicing income, net", are the fees paid to the Company for servicing loans owned by the Company or loans sold with servicing retained. The prepayment penalties, if any, received from the Company's borrowers who repay their loans prior to their scheduled maturity date are included in Loan servicing income, net. As discussed earlier in this prospectus, the Company historically retained the servicing on a substantial majority of loans it sold. The Company uses "net" as a part of the revenues from loan servicing because, under generally accepted accounting principles, the amount of servicing fees earned is reduced by the amortization of the Company's servicing rights. The Company values the anticipated servicing fees the Company will receive for servicing a loan from inception until its anticipated maturity and discounts the anticipated cash flow to its present value similar to the way the Company determines the fair value of its mortgage related securities. Historically, the Company's fee for servicing a loan was 1% of the loan's outstanding principal balance. The fair value of the anticipated cash flow is recorded on the Company's balance sheet as "Mortgage servicing rights." As servicing revenues are received, the discounted present value of the future cash flow is reduced. The amount of the reduction is the "amortization." Revenue from mortgage servicing rights will not be significant in the future, because the Company sold all of its servicing rights to City Mortgage Servicing as part of the recapitalization.

  Revision of Assumptions

     As described immediately above, the most significant source of the Company's revenues and income historically has resulted from the sale of loans produced by the Company and sold in securitization transactions and the fair value of the mortgage related security issued to the Company by the trusts. The Company explained earlier in this prospectus under "Risk Factors" that it projects the anticipated cash flow to be received from the loans backing its mortgage related securities based on assumptions of voluntary prepayment speeds and losses. When prepayments, delinquencies, default and credit losses on the mortgage loans backing the Company's mortgage related securities exceed the Company's assumptions, the Company is required to modify its assumptions as to the prepayments, delinquencies, defaults and credit loss rates on the mortgage loans backing its mortgage related securities. This generally reduces the anticipated cash flow to be received from the mortgage loans and results in a write down in the fair value of the particular mortgage related securities. The amount of the writedown is treated as negative revenues from Unrealized gain
(loss) on mortgage related securities.

     The fair value of the Company's mortgage related securities are affected by, among other things, changes in market interest rates and prepayment and loss experiences of these and similar securities. The Company estimates the fair value of its mortgage related securities using prepayment and credit loss assumptions on the mortgage loans backing these securities that the Company believes to be appropriate for the characteristics (weighted-average interest rate, weighted-average maturity date, etc.) of the mortgage loans backing each particular securitization. The Company discounts the projected cash flow at the rate it believes an independent third-party purchaser would require as a rate of return.

     During the fiscal year ended August 31, 1998, the Company experienced prepayment activity and delinquencies with respect to its securitized Equity + loans, which substantially exceeded the levels that had been assumed for the applicable time frame. As a result of this increase, the Company adjusted the assumptions previously utilized in calculating the carrying value of its mortgage related securities. The application of these revised assumptions to the Company's portfolio of Equity + and Title I loans backing its mortgage related securities caused the Company to adjust the carrying value of these securities by approximately $72.1 million during fiscal 1998. The changes in prepayment and credit loss assumptions also caused the Company to write down the fair value of its mortgage servicing rights by $1.1 million during fiscal 1998. As discussed earlier in this prospectus, the fair value of the Company's mortgage related securities and the fair value of its mortgage servicing rights are determined in a similar manner.

     The Company has revised its assumptions based on information from a variety of sources including, among other things, the Company's experience with its own portfolio of loans, pertinent information from a variety of market sources and consultations with its financial advisors. However, the Company has not obtained an independent evaluation of the assumptions utilized in calculating the carrying value of its mortgage related securities for any period subsequent to August 31, 1997. To the Company's knowledge, there is no active market for the sale of these securities. During the year ended August 31, 1998, negative adjustments of approximately $72.1 million were recognized. See Note 4 to the Company's financial statements included later in this prospectus.

     Although the Company believes that it has made reasonable estimates of the prepayment and default rates in determining the fair value of the Company's mortgage related securities, the rate of prepayments and defaults utilized are estimates, and actual experience will vary from these estimates and such variances may be material. There can be no assurance that the revised prepayment and loss assumptions used to determine the fair value of the Company's mortgage related securities and mortgage servicing rights will remain appropriate for the life of the loans backing such securities. If actual loan prepayments or credit losses vary from the Company's estimates, the fair value of the Company's mortgage related securities and mortgage servicing rights, if any, may have to be further adjusted through a charge or credit to earnings.

     The Company's revised prepayment assumptions used for Title I loans at August 31, 1998 reflect an annualized rate of 23.0% for the life of the portfolio. Actual annualized prepayment rates of the Title I loans backing the Company's mortgage related securities were 22.5% for the fiscal year ended August 31, 1998 and 22.7% for the six months ended August 31, 1998. These revised loss assumptions for Title I loans at August 31, 1998 are based on a historical "migration" analysis of delinquent loans that the Company anticipates will become "defaulted loans." The new assumed default rate and the restricted rates are shown below in the following model and historical default rates:

                                                        HISTORICAL DEFAULT RATES
                                                  FOR THE PERIODS ENDED AUGUST 31, 1998
                                 NEW ASSUMED     ---------------------------------------
DELINQUENCY (DAYS) STATUS       DEFAULT RATES     12 MONTHS      6 MONTHS      3 MONTHS
-------------------------       -------------    -----------    ----------    ----------
31 - 60.......................          5%           1.51%          1.69%         2.64%
61 - 90.......................      20-25           21.80          24.80         29.55
91 - 120......................         50           43.02          46.43         54.78
121 - 150.....................         80           55.90          55.55         63.28
151 - 180.....................         95           59.25          59.85         68.34
Over 180......................        100             100            100           100

     The Company assumes that a defaulted Title I loan will result in loss of 95.0% of the loan balance and that all Title I insurance has been exhausted. On a cumulative basis, the new assumptions anticipate aggregate losses of 11.9% of the original principal balance of Title I loans.

     The prepayment assumptions for Equity + loans were also increased at the end of fiscal 1998 to reflect an annualized prepayment rate of 4.5% in the first month following the completion of the securitization with the annualized rate increases in level monthly increments so that by the 18th month the annualized prepayment rate is 18.75%. The annualized prepayment rate is maintained at that level through the 36th month at which time it is assumed to decline in level monthly increments to 15.25% by the 43rd month, and is maintained at 15.25% for the remaining life of the portfolio. The weighted-average annualized prepayment speed for the loans backing the Company's mortgage related securities was 17.4% during fiscal 1998 and 4.1% during fiscal 1997.

     The loss assumptions for the Equity + loans backing the Company's mortgage related securities have also been increased to reflect losses commencing in the second month following a securitization and building in level monthly increments until a 4.25% annualized loss rate is reached in the 15th month. The annualized loss rate is maintained at that level through the 43rd month at which time it is assumed to decline in level monthly increments to 4.0% at month 48 and is maintained for the life of the portfolio. On a cumulative basis this model assumes aggregate losses of approximately 16% of the initial principal balance of Equity + loans backing the Company's mortgage related securities. The actual losses on Equity + loans backing the Company's mortgage related securities during fiscal 1998 were approximately 2.5% of the original principal balance.

     The Company utilizes a 16% discount rate at August 31, 1998 to discount to their present sale of the cash flow streams to be received by the Company on its mortgage related securities. During fiscal 1996 and 1997, the Company used an annual weighted-average discount rate of 12% for Title I and Equity + loans and generally utilized annual prepayment assumptions ranging from 1% to 15%, annual estimated losses of up to 1.75% on Equity + loans resulting in an aggregate loss of 15%, and estimated losses on Title I loans based on the then current migration analysis and assuming recoveries of 20% after exhaustion of insured reserves.

     We believe that due to recent substantial changes to the Company's business and operating strategy, the Company's historical financial and operating data is not likely to be indicative of the Company's future performance.

RESULTS OF OPERATIONS


    Six Months Ended February 28, 1999 Compared to Six Months Ended February 28, 1998



  Loan Production



     The following table sets forth certain data regarding loans produced, securitized, and serviced by the Company during the six months ended February 28, 1998 and 1999:



                                              SIX MONTHS ENDED FEBRUARY 28,
                                           -----------------------------------
                                                 1998               1999
                                           ----------------    ---------------
                                                 (DOLLARS IN THOUSANDS)
Principal balance of loans produced:
  Wholesale (includes Bankers/Brokers):
     Title I.............................  $  6,916     2.1%   $     0     0.0%
     Equity + loans......................         0     0.0      7,009    20.9
     Home Equity.........................   286,453    87.6     20,537    61.2
                                           --------   -----    -------   -----
          Total Wholesale................   293,369    89.7     27,546    82.1
                                           --------   -----    -------   -----

                                              SIX MONTHS ENDED FEBRUARY 28,
                                           -----------------------------------
                                                 1998               1999
                                           ----------------    ---------------
                                                 (DOLLARS IN THOUSANDS)
  Dealers(1):
     Title I.............................  $ 11,214     3.4%   $     0       0%
     Home Equity.........................    13,846     4.2          0       0
                                           --------   -----    -------   -----
          Total Dealers..................    25,060     7.6          0       0
                                           --------   -----    -------   -----
  Retail:
     Equity + loans......................         0     0.0      2,748     8.2
     Home Equity.........................     8,716     2.7      3,259     9.7
                                           --------   -----    -------   -----
          Total Retail...................     8,716     2.7      6,007    17.9
                                           --------   -----    -------   -----
          Total Principal Amount of Loans
            Produced.....................  $327,145   100.0%   $33,553   100.0%
                                           ========   =====    =======   =====
Number of Loans Produced:
  Wholesale (includes Bankers/Brokers):
     Title I.............................  $    320     2.9%   $     0     0.0%
     Equity + loans......................     8,760    80.0        206    37.6
     Home Equity.........................         0     0.0        203    37.0
                                           --------   -----    -------   -----
          Total Wholesale................     9,080    82.9        409    74.6
                                           --------   -----    -------   -----
  Dealers(1):
     Title I.............................       944     8.6          0       0
     Equity + loans......................       733     6.7          0       0
                                           --------   -----    -------   -----
          Total Dealers..................     1,677    15.3          0       0
                                           --------   -----    -------   -----
  Retail:
     Equity + loans......................       119     1.8         84    15.3
     Home Equity.........................         5     0.0         55    10.1
                                           --------   -----    -------   -----
          Total Retail...................       124     1.8        139    25.4
                                           --------   -----    -------   -----
          Total Number of Loans
            Produced.....................    10,954   100.0%       548   100.0%
                                           ========   =====    =======   =====
Loans Serviced at End of Period
  (including loans securitized, sold to
  investors servicing retained and held
  for sale):
  Title I................................  $245,921    31.6%   $   384     1.6%
  Conventional (Equity + and Home Equity
     loans)..............................   532,593    68.4     24,321    98.4
                                           --------   -----    -------   -----
          Total Loans Serviced at End of
            Period(2)....................  $778,514   100.0%   $24,705   100.0%
                                           ========   =====    =======   =====


---------------


(1) The Company closed its dealer division, which purchased loans from home improvement contractors, in February 1998.


(2) Excludes approximately $2.2 million of loans to be repurchased at February 28, 1999.

  Loan Sales



     Sales of loans in securitization transactions had historically been the main source of the Company's revenue and income. In a securitization transaction, a specific group of the Company's mortgage loans having similar characteristics, loan type (Equity + or Title I) and loan amounts are pooled for sale. As part of its new business strategy, the Company is no longer pursuing securitization transactions but is instead focusing on the sale of whole loans. The following table sets forth the principal balance of loans sold or securitized and related gain (loss) on sale data for the six months ended February 28, 1998 and 1999:



                                                         SIX MONTHS ENDED
                                                           FEBRUARY 28,
                                                      -----------------------
                                                        1998           1999
                                                      ---------      --------
                                                      (DOLLARS IN THOUSANDS)
Principal Amount of Loans Sold:
  Title I...........................................  $ (8,770)(1)   $ 3,446
  Equity +..........................................   154,255        14,164
  Home Equity.......................................         0         9,421
                                                      --------       -------
          Total.....................................  $145,485       $27,031
                                                      ========       =======
Gain (loss) on sale of loans........................  $ (1,809)      $   392
                                                      ========       =======
Net unrealized (loss) on mortgage related
  securities(1).....................................  $(16,760)      $  (169)
                                                      ========       =======
Gain on sale of loans as a percentage of principal
  balance of loans sold(2)..........................       1.9%          1.5%
                                                      ========       =======
Gain on sale of loans plus net unrealized loss on
  mortgage related securities as a percentage of
  principal balance of loans sold(2)................       1.9%          0.8%
                                                      ========       =======


---------------


(1) Negative Title I Loan sales resulted from the repurchase of loans sold with recourse from a financial institution and the sale of certain of such loans to FNMA without recourse.


(2) Excludes $38.4 million of loans sold with servicing released during the six months ended February 28, 1998. Includes approximately $4.5 million principal amount of repurchased loans sold in the six months ended February 28, 1999.



     The gain (loss) on sale of loans can vary for several reasons, including the relative amounts of Equity +, Home Equity and Title I Loans, each of which type of loan has different (i) estimated prepayment rates, (ii) weighted-average interest rates, (iii) weighted-average maturities and (iv) estimated future default rates. Typically, the gain on sale of loans through securitizations is higher than on whole loan sales; however, engaging in securitizations requires an up-front cash expenditure and can have an adverse effect on a company's financial condition due to unanticipated write downs in the value of the residual securities retained by the company which may be caused by, among other things, unanticipated changes in prepayment and default rates assumed by the company. The Company did no securitizations during the six months ended February 28, 1999.



     As the holder of the residual securities issued in securitizations, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the regular securities and interest only securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees and
(v) estimated loan pool losses. The Company's right to receive the excess cash flows is subject to the satisfaction of certain reserve or over-collateralization requirements that are specific to each securitization and are used as a means of credit enhancement.



  Loan Delinquencies



     The following table sets forth the Title I, Equity + and Home Equity Loan delinquencies and Title I insurance claims experience of loans serviced for the Company as of the dates indicated:



                                                        AUGUST 31,   FEBRUARY 28,
                                                           1998          1999
                                                        ----------   ------------
                                                         (DOLLARS IN THOUSANDS)
Delinquency period(1)
  31-60 days past due.................................      7.69%         1.75%
  61-90 days past due.................................      2.16           .87
  91 days and over past due...........................     24.95          1.87
          Total past due..............................     34.88          4.49
  91 days and over past due, net of claims filed(2)...      7.56          1.87
Outstanding claims filed with HUD(3)(4)...............     17.39             0
Outstanding number of Title I insurance claims........       207             0
Title I Loans serviced................................    23,005           385
Conventional Loans serviced (Equity + and Home Equity
  loans)..............................................     8,217        24,321
          Total servicing portfolio...................   $31,222       $24,705
Aggregate losses on liquidated loans (twelve and six
  months ended, respectively)(5)......................   $ 1,368       $     0


---------------


(1) Represents the dollar amount of delinquent loans as a percentage of the total dollar amount of loans serviced by the Company for the period ending August 31, 1998 and loans owned by the Company for the period ending February 28, 1999.


(2) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD. Payment is pending as a percentage of the total dollar amount of total loans serviced by the Company (including loans owned by the Company) as of the dates indicated.


(3) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD. Payment is pending as a percentage of total dollar amounts of total loans serviced by the Company (including loans owned by the Company) as of the dates indicated.


(4) All claims filed with HUD have been processed and the amount of FHA insurance available for serviced Title I Loans have been reduced to zero.


(5) On Title I Loans, a loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I Loans related to 1,397 Title I insurance claims made by the Company, as servicer, since commencing operations through February 28, 1999. Losses on Title I Loans liquidated will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I Loans, plus appropriate interest and costs.

     The Company substantially reduced its loan production after January 1, 1998 as compared to the first four months of fiscal 1998. In the last eight months of fiscal 1998 and the first months of fiscal 1999, the Company focused on (1) liquidating its loan portfolio for cash to reduce its indebtedness while it explored alternatives to raise new capital and (2) initiating new strategic initiatives to return the Company to profitability. As a result, the Company does not believe that its results for the six months ended February 28, 1999 are comparable to the Company's results for the six months ended February 28, 1998.



     Net Revenues. Net losses decreased $31.7 million to a loss of $805,000 during the six months ended February 28, 1999 from losses of $32.5 million during the six months ended February 28, 1998. The loss for the six months ended February 28, 1998 was primarily the result of continued low loan production and difficulty in selling closed loans. The loss for the six months ending February 28, 1999 is a result of the reduction in the Company's business while the Company pursued its new strategic initiatives. Loan originations during the six months ending February 28, 1999 were $33.6 million, as compared to originations of $327.1 million during the six months ended February 28, 1998 a decrease of 89.7%. The decrease is a result of the reduction in the Company's business while the Company pursued its new strategic initiatives. Sales of loans during the six months ended February 28, 1999 were $27.0 million, while during the six months ended February 28, 1998 they were $145.5 million net of loans repurchased. During the period in 1998, sales were generally for cash, and were for less than par value, thus contributing to losses in fiscal 1998.



     Gain on sale of loans decreased $1.4 million to $392,000 during the six months ended February 28, 1999 from $1.8 million during the six months ended February 28, 1998. The decrease was primarily the result of a lower volume of loans sold in the six months ended February 28, 1999 compared to the six months ended February 28, 1998.



     Net unrealized gain (loss) on mortgage related securities decreased to a loss of $169,000 during the six months ended February 28, 1999 from a loss of $16.8 million during the six months ended February 28, 1998, a change of $16.6 million. During the six months ended February 28, 1998, the Company recorded a $14.1 million downward valuation adjustment relating to the Company's mortgage backed securities. No valuation adjustments were recorded in the six months ended February 28, 1999.



     Loan servicing income, net, decreased $2.2 million to $332,000 during the six months ended February 28, 1999 from $2.5 million during the six months ended February 28, 1998. This decline was the result of the elimination of most of the servicing revenue previously earned by the company due to the sale of its servicing rights to City Mortgage Services.



     Interest income on loans held for sale and mortgage related securities, net of interest expense, decreased $2.6 million to an expense of $724,000 during the six months ended February 28, 1999 from income of $1.9 million during the six months ended February 28, 1998. The decline was primarily the result of a decrease in average balance of loans held for sale during the six months ended February 28, 1999 of $20.0 million compared to the average during the six months ended February 28, 1998 of $57.1 million.



     Net Provision (Benefit) for Credit Losses. The net provision (benefit) for credit losses was ($297,000) for the six months ended February 28, 1999, a reduction of $2.6 million from the $2.3 million recorded for the six months ended February 28, 1998. The decrease was the result of an adjustment to the allowance for credit losses on loans sold with recourse. The Company's liability is related to the valuation of the excess spread recorded as part of the mortgage related securities. A reduction in value of $439,600 due to amortization was recorded on the excess spread as of February 28, 1999; as a result, a reduction in the valuation allowance in the same amount was recorded. At the same time, an increase of $143,000 was recorded on the allowance for credit losses for loans held for sale, as a result of increasing inventory. No allowance for credit losses on loans sold with recourse was established on loans sold through securitizations. The Company has no recourse obligation under those securitization agreements for credit losses and estimated credit losses on loans sold through securitizations considered in the Company's valuation of its residual interest securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I loans produced and sold.



     Total General and Administrative Expenses. Total general and administrative expenses decreased $10.2 million to $8.8 million for the six months ended February 28, 1999 from $19.0 million for the six months ended February 28, 1998. This decline can be attributed to reductions in business activity, along with the cost reductions implemented by management since the recapitalization.



     Payroll and benefits expense declined $7.1 million to $3.6 million for the six months ended February 28, 1999 from $10.7 million for the six months ended February 28, 1998. This reduction can be attributed to the staff reductions which have occurred over the past year.



     Supplies and postage expense declined $539,000 to $137,000 during the six months ending February 28, 1999 from $676,000 during the six months ended February 28, 1998. This decline can be attributed to the reduction in business between the two periods, and to steps taken to control costs.



     Professional services expense declined $783,000 to $1.8 million during the six months ended February 28, 1999 from $2.5 million during the six months ended February 28, 1998. This decline is attributed to the elimination of the management overhead fees formerly paid to Preferred Equities Corporation, reduced expenditures for inspection fees due to the reduction of loan originations offset, in part, by increased legal and audit fees and reduced employee recruiting costs.



     Sub-servicing fees paid declined $1.2 million to $100,000 during the six months ended February 28, 1999 from $1.3 million during the six months ended February 28, 1998. This is the result of the reduction in size of the servicing portfolio over the past fiscal year due to the sale of servicing to City Mortgage Services and a decline in loan volume.



     During the six months ending February 28, 1999, travel and entertainment expenses decreased $768,000, from $1.0 million during the six months ending February 28, 1998, to $236,000 during the same period of fiscal 1999. This reduction can be attributed to reductions in business and to cost control measures implemented over the past year.



     As a result of the foregoing, the Company incurred a net loss before taxes and extraordinary items of $9.2 million during the six months ended February 28, 1999, compared with a net loss before taxes of $32.5 million for the six month period ending February 28, 1999.

     Extraordinary Item-Purchase of Subordinated Notes. In February 1999, the Company repurchased $11.0 million of the Company's 12 1/2% Subordinated notes, due 2001, which resulted in a gain, net of tax, of $4.8 million.



  Fiscal 1998 Compared to Fiscal 1997


     As previously discussed, the Company reduced substantially its loan production after January 1, 1998 as compared to the first four months of fiscal 1998. In the last eight months of fiscal 1998, the Company focused on (1) liquidating its loan portfolio for cash to reduce its indebtedness while it explored alternatives to raise new capital and (2) initiating new strategic initiatives to return the Company to profitability. As a result, the Company does not believe that its results for fiscal 1998 are comparable to the Company's results for fiscal 1997.

     The Company produced $338.9 million of loans during fiscal 1998 compared to $526.9 million of loans during fiscal 1997, a decrease of 35.7%. The decrease is due to a substantial reduction in the Company's loan production after January 1998 caused by the Company's inability to obtain funds to produce loans due to its violation of covenants contained in the old warehouse line.

     The Company's loan production by month during fiscal 1997 and 1998 is illustrated in the chart below.
                            (Loan Production Chart)

     Net Revenues. Net revenues were negative $94.0 million during fiscal 1998 compared with positive $54.8 million during fiscal 1997. The Company's revenues are determined largely by special accounting requirements that required the Company in fiscal 1997 to recognize significant revenue on loans sold in securitization transactions ("gain on sale") even though these transactions generated negative cash flow.

     We have separated below the following four components of the Company's revenues in fiscal 1998 and compared them to the same four components of revenue in fiscal 1997:

     1. Revenues from gain (loss) on sale of loans
        - in securitization transactions
        - for cash

     2. Revenues from net unrealized gain (loss) on mortgage related securities

     3. Loan servicing income, net

     4. Revenues from net interest income

     Revenues from Gain (loss) on sale of loans in fiscal 1998 were a negative $26.6 million compared to a positive $45.1 million in fiscal 1997. The table below shows the principal components of Gain (loss) on sale of loans in each of these periods.

                                                                  COMPONENTS
                                                                OF GAIN (LOSS)
                                                             ON THE SALE OF LOANS
                                                           -------------------------
                                                           FISCAL 1997   FISCAL 1998
                                                           -----------   -----------
                                                            (THOUSANDS OF DOLLARS)
Gain (loss) on the sale of loans in securitization
  transactions...........................................     62,014         (6,187)
Gain on the sale of loans for cash.......................        833         11,775
Mark-to-market adjustment to loans held for sale.........         --        (13,674)
Write off of loan origination costs......................    (12,573)       (12,541)
Write off of commitment fee..............................         --         (2,849)
Amortization of commitment fee...........................       (817)          (734)
Write off of placement fee...............................     (4,129)        (1,153)
Interest expense.........................................       (205)            --
Write off of servicing...................................         --         (1,215)
                                                            --------      ---------
          Total..........................................     45,123        (26,578)
                                                            ========      =========

     Revenues from gain on the sale of loans in securitization transactions in fiscal 1997 of $62.0 million resulted from the allocation of 79.4% of the $78.2 million total revenues earned by the Company on loans sold in these transactions. The $16.2 million balance of these revenues was allocated to Net unrealized gain (loss) on mortgage related securities. In fiscal 1997, the Company sold $398.4 million principal amount of loans in securitization transactions, with a total cost of production of $20.0 million. This includes premiums of $18.4 million (3.5% of the principal amount of the Company's loans produced) paid to the Company's network of mortgage bankers for closed loans. In fiscal 1998, only $90.5 million principal amount of loans were sold in securitization transactions. The substantially lower amount of loans sold in securitization transactions in fiscal 1998 and the lower revenues from these transactions resulted from the continuing cash flow deficits of the Company. These deficits were principally due to substantial increases in the Company's loan production in fiscal 1997, the sale of these loans in securitization transactions and a major increase in general and administrative expenses.

     Revenues from gain on the sale of loans for cash were $11.8 million in fiscal 1998 compared to $833,000 in fiscal 1997. In fiscal 1998, the Company sold $160.1 million principal amount of loans for cash as part of its plan to continue operating while it was exploring alternatives for locating new capital. The Company's total cost of producing these loans was $15.0 million in fiscal 1998 compared to $20.0 million in fiscal 1997 (representing 12.5% of the $160.1 million of the amount of loans sold for cash in that period). In fiscal 1997, revenues from the sale of $99.0 million principal amount of loans for cash were $833,000. The Company believes that its loan sales for cash in fiscal 1998 may have been adversely impacted by the market's knowledge that the Company was liquidating its loan portfolio to pay down the Company's lenders. The Company's revenues from gain (loss) on the sale of loans for cash in fiscal 1998 were also impacted by a lower of cost or market write down of $13.7 million of the Company's $21.9 million principal amount of loans in its portfolio at the end of fiscal 1998. The loans in the Company's portfolio at August 31, 1998 primarily had document deficiencies or the borrowers were delinquent in their loan payments. The lower of cost or market adjustment is based on the Company's estimate of the proceeds to be received when these loans are sold. The Company believes that liquidity shortage in the specialty finance industry may have also hurt the market value of these loans.

     As part of the recapitalization, the Company terminated its Master Warehouse Agreement with Greenwich Capital Markets. This termination resulted in negative revenues of $4.0 million from gain (loss) on sale of loans due to the write off of a $2.85 million commitment fee. Negative revenues of $1.2 million also resulted from payments to Greenwich Capital Markets in connection with their sale of the Company's loans. For additional details, see "Certain Transactions" located later in this prospectus.

     Revenues from Net unrealized gain (loss) on mortgage related securities were negative $70.0 million in fiscal 1998 compared to a positive $3.5 million in fiscal 1997. Substantially all of fiscal 1998's negative revenues resulted from a write down of $73.0 million in the fair value of the Company's mortgage related securities. The write down was required because prepayment, delinquency, default and credit loss rates on the Equity + and Title I loans backing these securities substantially exceeded the assumptions the Company used to value its mortgage related securities at the end of fiscal 1997. These loans were produced by the Company in prior periods. Additionally, in response to recent adverse changes in the liquidity and market value of these and other similar asset backed residual interests, the Company increased the rate used to discount to present value the anticipated cash flow to be received on its mortgage related securities from 12% at the end of fiscal 1997 to 16% at the end of fiscal 1998.

     The positive revenues of $3.5 million from Net unrealized gain (loss) on mortgage related securities recorded in fiscal 1997 resulted from a write up of $2.0 million in the fair value of the Company's mortgage related securities and favorable cash flow from the Company's mortgage related securities.

     In August 1998, the Company pooled approximately $90.5 million of loans with approximately $239.6 million of loans from a second party to create a home loan owner trust securitization. The Company was issued a residual interest mortgage related security in this securitization calculated on the pro rata share of the Company loans originated in the total pool. This residual interest mortgage related security will be owned two-thirds by the Company and one-third by Greenwich Capital Markets. Cash flow on the Company's residual interest mortgage related security will be subordinated to recovery by Greenwich of: (1) premium paid for in the acquisition of the pool; (2) upfront overcollateralization of

1.25% of the total pool; (3) Greenwich's underwriting fee and (4) transaction costs. The total of these recoveries will accrue interest at a 12% per annum rate until recovered. The target overcollaterization level of 6% must be achieved prior to recovery by Greenwich. See "Certain
Transactions -- Relationship With Greenwich."

     Loan servicing income, net, decreased from $3.0 million in fiscal 1997 to $1.0 million in fiscal 1998. The decrease was a result of negative revenues of $1.1 million from a write down in the fair value of the Company's mortgage servicing rights in the third quarter of fiscal 1998 due to an increase in the Company assumptions of prepayment, delinquency, default and credit loss rates on the loans in the Company's servicing portfolio, which reduced the discounted present value of the Company's anticipated servicing revenues on those loans. In addition, in fiscal 1998 the Company had negative loan servicing revenues of $703,000 from the loss on the sale of the Company's servicing rights to City Mortgage Services as part of the recapitalization.

     Revenues from net interest income decreased from $3.1 million in fiscal 1997 to $1.6 million in fiscal 1998. The table below shows the amount of the Company's interest income and interest expense for fiscal 1997 and 1998.

                                                               NET INTEREST INCOME
                                                            -------------------------
                                                            FISCAL 1997   FISCAL 1998
                                                            -----------   -----------
                                                             (DOLLARS IN THOUSANDS)
Interest Income:
  Short-term investments and accretion on mortgage related
     securities...........................................   $  7,353         8,964
  Loans held in portfolio pending sale....................      2,038         5,492
  Cash....................................................        116           330
                                                             --------      --------
          Total Interest Income...........................   $  9,507      $ 14,786
                                                             ========      ========
Interest Expense:
  Subordinated debt.......................................   $  4,266      $  8,839
  Old warehouse line......................................      1,805         3,961
  Other borrowings........................................        303           362
                                                             --------      --------
  Total Interest Expense..................................   $  6,374        13,162
                                                             --------      --------
          Net Interest Income.............................   $  3,133      $  1,624
                                                             ========      ========

     Interest income increased from $9.5 million in fiscal 1997 to $14.8 million in fiscal 1998. The increase was due to the sale of the Company's 1998 loan production in cash transactions over a period of time, compared to the sale of fiscal 1997 loan production in quarterly securitization transactions. In addition, the Company earned approximately $304,600 in interest in fiscal 1998 from the short-term investment of $50.0 million in proceeds from the recapitalization.

     Interest expense in fiscal 1998 was substantially higher than interest expense in fiscal 1997 due primarily to additional interest expense of $3.5 million on the Company's subordinated debt as a result of the October 1997 sale of $40.0 million principal amount of 12 1/2% subordinated notes. In addition, the Company borrowed an aggregate of $15.0 million secured by certain of its mortgage related securities in the first quarter of fiscal 1998. The principal amount of these borrowings were outstanding for all of fiscal 1998 and for only a portion of fiscal 1997.

     Provision for Credit Losses. The net provision for credit losses decreased $9.5 million to income of $3.2 million for fiscal 1998 from losses of $6.3 million for fiscal 1997. The decrease in the provision for credit losses was due to the decrease in the volume of loans produced and the ratio of Equity + loans to Title I loans produced during fiscal 1998 compared to fiscal 1997. An allowance for credit losses is not established on loans sold in securitization transactions, because the Company typically does not have recourse obligations for these losses. Estimated credit losses on loans sold in securitization transactions are considered in the Company's determination of the fair value of its mortgage related securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I loans originated and sold.

     Total General and Administrative Expenses. Total general and administrative expenses increased $10.0 million, or 42.0%, to $33.8 million during fiscal 1998 from $23.8 million during fiscal 1997. The increase was primarily a result of increased costs of professional services due to:

          (1) increased outside legal and audit expenses associated with additional securities filings;

          (2) the recapitalization;

          (3) amendments to existing debt agreements;

          (4) increased loan servicing expenses due to an increase in loans serviced; and

          (5) increased payroll and benefits related to the hiring of additional personnel to support the Company's expansion in the first quarter of fiscal 1998.

     The substantial individual changes in general and administrative expenses are discussed in more detail below.

     Payroll and benefits expense increased $5.5 million, or 42.4%, to $18.6 million during fiscal 1998 from $13.1 million during fiscal 1997 primarily due to an increased number of employees prior to January 1998 and expenses associated with the reduction in the Company's workforce. Although the number of employees decreased to 134 at August 31, 1998 from 405 at August 31, 1997, the average number of employees employed was higher during fiscal 1998 than fiscal 1997.

     Credit reports expense decreased $877,000, or 63.2%, to $510,000 during fiscal 1998 from $1.4 million for fiscal 1997 due to the decrease in loan production during the second half of fiscal 1998.

     Rent and lease expenses increased $417,000, or 34.8%, to $1.6 million for fiscal 1998 from $1.2 million for fiscal 1997 due to annual escalation in rent and expiration of tenant discounts the Company enjoyed in fiscal 1997 for office space at the Company's corporate offices.

     Professional services increased $2.5 million, or 110.6%, to $4.8 million for fiscal 1998 from $2.3 million for fiscal 1997 due to increased outside legal and audit expenses associated with the Company's private placement of $40.0 million principal amount of Old Notes in fiscal 1997, additional securities filings, amendments to existing debt agreements and higher consulting and management services expenses. A substantial portion of the increase in professional services was due to actions taken by the Company subsequent to January 1, 1998 as a result of its adverse financial position and the recapitalization.

     Sub-servicing fees increased $286,000, or 15.3%, to $2.2 million for fiscal 1998 from $1.9 million for fiscal 1997 due primarily to a larger average loan servicing portfolio, partially offset by a lower sub-servicing rate paid to the sub-servicer in the latter part of fiscal 1998.

     Other services increased $716,000, or 53.0%, to $2.1 million for fiscal 1998 from $1.4 million for fiscal 1997, due to higher telephone and overnight mailing expenses.

     FHA insurance expense decreased $128,000, or 22.9%, to $430,000 during fiscal 1998 from $558,000 during fiscal 1997 due to decreased production of insured Title I loans.

     Other general and administrative expenses increased $1.3 million, or 125.6%, to $2.4 million during fiscal 1998 from $1.1 million during fiscal 1997 due primarily to increased expenses related to the expansion of facilities related to the Company's business expansion at the beginning of fiscal 1998.

     The Company had a $126.0 million loss before income taxes for fiscal 1998 compared to income of $23.8 million for fiscal 1997. An income tax expense of $9.1 million was provided for in fiscal 1997 while an income tax benefit of $6.3 million has been provided for in fiscal 1998.

     As a result of the above, the Company incurred a net loss of $119.7 million for fiscal 1998 compared to net income of $14.7 million for fiscal 1997.

  Fiscal 1997 Compared to Fiscal 1996

     The Company produced $526.9 million principal amount of loans during fiscal 1997 compared to $139.4 million of loans during fiscal 1996. The increase is a result of the overall growth in the Company's business, including an increase in the number of active mortgage bankers that sold the Company closed Equity +, and to a lesser extent, Title I loans and home improvement contractors ("dealers") that sold the Company closed Title I loans and an increase in the number of states served. At August 31, 1996 and 1997, the Company's network consisted of the following:

                                                           FISCAL YEAR ENDED
                                                               AUGUST 31,
                                                         ----------------------
                                                         1996              1997
                                                         ----              ----
                                                         (THOUSANDS OF DOLLARS)
Active mortgage bankers................................  310               694
Active dealers.........................................  435               670

     The following table describes the types of loans produced by the Company during fiscal 1996 and 1997:

                                                          FISCAL YEAR ENDED
                                                              AUGUST 31,
                                                       ------------------------
                                                         1996            1997
                                                       --------        --------
                                                        (THOUSANDS OF DOLLARS)
Equity + loans.......................................  $ 11,582        $428,832
Title I loans........................................   127,785          98,085
                                                       --------        --------
          Total......................................  $139,367        $526,917
                                                       ========        ========

     The following table sets forth certain data regarding loans produced by the Company during fiscal 1996 and 1997:

                                               FISCAL YEAR ENDED AUGUST 31,
                                          --------------------------------------
                                                1996                 1997
                                          -----------------    -----------------
                                                  (THOUSANDS OF DOLLARS)
PRINCIPAL AMOUNT OF LOANS PRODUCED:
  Mortgage bankers:
     Title I............................  $ 82,596     59.3%   $ 50,815      9.7%
     Equity +...........................    11,582      8.3     409,603     77.7
                                          --------    -----    --------    -----
          Total mortgage bankers........    94,178     67.6     460,418     87.4
                                          --------    -----    --------    -----
  Dealers:
     Title I............................    45,189     32.4      47,270      9.0
     Equity +...........................        --       --      19,229      3.6
                                          --------    -----    --------    -----
          Total dealers.................    45,189     32.4      66,499     12.6
                                          --------    -----    --------    -----
          Total principal amount of
             loans produced.............  $139,367    100.0%   $526,917    100.0%
                                          ========    =====    ========    =====
NUMBER OF LOANS PRODUCED:
  Mortgage bankers:
     Title I............................     4,382     50.9%      2,445     12.0%
     Equity +...........................       392      4.6      12,831     62.7
                                          --------    -----    --------    -----
          Total mortgage bankers........     4,774     55.5      15,276     74.7
                                          --------    -----    --------    -----
  Dealers:
     Title I............................     3,836     44.5       3,893     19.0
     Equity +...........................        --       --       1,296      6.3
                                          --------    -----    --------    -----
          Total dealers.................     3,836     44.5       5,189     25.3
                                          --------    -----    --------    -----
          Total number of loans
             produced...................     8,610    100.0%     20,465    100.0%
                                          ========    =====    ========    =====

     Net Revenues. Net revenues increased $31.2 million, or 132.5%, to $54.8 million for fiscal 1997 from $23.6 million for fiscal 1996. The increase was primarily the result of the increased volume of loans produced and the principal amount of loans sold.

     Gain on sale of loans and net unrealized gain on mortgage related securities together increased $29.4 million, or 152.9%, to $48.6 million during fiscal 1997 from $19.2 million during fiscal 1996. The increase was primarily due to increases in the principal amount of loans sold in securitization and similar transactions of $521.6 million during fiscal 1997 compared to $137.9 million during fiscal 1996.

     The following table sets forth the principal balance of loans sold or securitized and related gain on sale data for fiscal 1996 and 1997:

                                                       FISCAL YEAR ENDED AUGUST 31,
                                                       ----------------------------
                                                          1996              1997
                                                       ----------        ----------
                                                          (THOUSANDS OF DOLLARS)
LOANS SOLD IN SECURITIZATION TRANSACTIONS:
Principal amount of loans sold:
  Title I............................................   $127,414          $ 62,097
  Equity +...........................................     10,494           360,411
                                                        --------          --------
          Total principal amount.....................   $137,908          $422,508
                                                        ========          ========
Gain on sale of loans................................   $ 16,539          $ 41,132
                                                        ========          ========
Net unrealized gain on mortgage related securities...   $  2,697          $  3,524
                                                        ========          ========
Gain on sale of loans as a percentage of principal
  balance of loans sold..............................       12.0%              9.7%
                                                        ========          ========
Gain on sale of loans plus net unrealized gain on
  mortgage related securities as a percentage of
  principal balance of loans sold....................       13.9%             10.6%
                                                        ========          ========
LOANS SOLD FOR CASH WITH SERVICING RELEASED TO FNMA
  AND OTHERS:
Principal amount of loans sold:
  Title I............................................   $     --          $ 39,810
  Equity +...........................................         --            59,189
                                                        --------          --------
          Total principal amount.....................   $     --          $ 98,999
                                                        ========          ========
Gain on sale of loans................................   $     --          $  3,991
                                                        ========          ========
Net unrealized loss on mortgage related securities...   $     --          $     (6)
                                                        ========          ========
Gain on sale of loans as a percentage of principal
  balance of loans sold..............................        0.0%              4.0%
                                                        ========          ========
Gain on sale of loans plus net unrealized loss on
  mortgage related securities as a percentage of
  principal balance of loans sold....................        0.0%              4.0%
                                                        ========          ========
LOANS SERVICED AT END OF YEAR:
  Title I............................................   $202,766          $255,446
  Equity +...........................................     11,423           372,622
                                                        --------          --------
          Total servicing portfolio at end of
             period..................................   $214,189          $628,068
                                                        ========          ========

     For additional details on gain on the sale of Loans sold in securitization transactions, see Note 2 to the Company's financial statements located later in this prospectus.

     Loan servicing income, net decreased $312,000, or 9.3%, to $3.0 million during fiscal 1997 from $3.3 million during fiscal 1996. The decrease was primarily the result of the reclassification of net revenue in compliance with SFAS No. 125 and increased interest advances and reduced servicing fees related to $34.0 million in delinquent loans serviced by the Company at August 31, 1997 compared to $16.2 million at August 31, 1996.

     Interest income on loans held for sale and mortgage related securities, net of interest expense, increased $2.1 million, or 217.1%, to $3.1 million during fiscal 1997 from $988,000 during fiscal 1996. The increase was primarily the result of the increase in the average principal amount of the Company-owned loans held for sale and the increased mortgage related securities portfolio.

     Provision for Credit Losses. The net provision for credit losses increased $6.2 million to $6.3 million for fiscal 1997 from $55,000 for fiscal 1996. The increase in the provision was directly related to the increase in the volume of loans produced and the increased ratio of Equity + loans to Title I loans produced during fiscal 1997 compared to fiscal 1996. No allowance for credit losses on loans sold with recourse is established on loans sold through in securitization and similar transactions. The Company has no recourse obligation for credit losses on loans sold. Estimated credit losses on loans sold are considered in the Company's valuation of its mortgage related securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I loans produced and sold in securitization and similar transactions. For details on mortgage related securities, see Notes 2 and 4 to the Company's financial statements located later in this prospectus.

     Total General and Administrative Expenses. Total general and administrative expenses increased $12.0 million, or 101.5%, to $23.8 million during fiscal 1997 compared to $11.8 million during fiscal 1996. The increase was primarily a result of increased credit reports expense due to increased loan production volume, increased rent and lease expense due to facilities expansion, increased loan servicing expenses due to an increase in loans serviced, and increased payroll related to the hiring of additional underwriting, loan processing, administrative, loan quality control and other personnel as a result of the expansion of the Company's business.

     Payroll and benefits expense increased $6.7 million, or 106.3%, to $13.1 million during fiscal 1997 from $6.3 million during fiscal 1996 primarily due to an increased number of employees. The number of employees increased to 405 at August 31, 1997 from 170 at August 31, 1996 due to increased staff necessary to support the business expansion and maintain quality control.

     Credit reports expense increased $1.0 million, or 277.9%, to $1.4 million during fiscal 1997 from $367,000 during fiscal 1996 primarily due to increased loan origination volume to $526.9 million during fiscal 1997 from $139.4 million during fiscal 1996.

     Rent and lease expenses increased $861,000, or 254.7%, to $1.2 million during fiscal 1997 from $338,000 during fiscal 1996 primarily due to increased expansion costs for the corporate headquarters and additional branch offices.

     Professional services fees increased $500,000, or 28.2%, to $2.3 million during fiscal 1997 from $1.8 million during fiscal 1996 primarily due to increased audit and legal fees attributable to continued growth.

     Sub-servicing fees paid increased $1.2 million, or 164.3%, to $1.9 million during fiscal 1997 from $709,000 during fiscal 1996 due primarily to a larger loan servicing portfolio.

     Other services increased $687,000, or 103.3%, to $1.4 million during fiscal 1997 from $665,000 during fiscal 1996. These expenses represent executive, accounting, legal, management information, data processing, human resources and advertising services provided and promotional materials.

     Travel expenses increased $328,000, or 48.4%, to $1.0 million during fiscal 1997 from $677,000 during fiscal 1996 due to increased travel needed to support the Company's business expansion.

     Other general and administrative expenses increased $711,000, or 190.1%, to $1.1 million during fiscal 1997 from $374,000 during fiscal 1996 due primarily to increased expenses related to the ongoing expansion of facilities.

     Income before income taxes increased $12.7 million, or 113.4%, to $23.8 million for fiscal 1997 from $11.2 million for fiscal 1996. The provision for income taxes increased to $9.1 million for fiscal 1997 compared to $4.2 million for fiscal 1996.

     As a result of the foregoing, the Company's net income increased $7.8 million, or 113.1%, to $14.7 million for fiscal year 1997 from $6.9 million for fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES


     Cash and cash equivalents were $12.7 million at February 28, 1999 compared to $36.4 million at August 31, 1998. The Company's principal cash requirements arise from loan production and payments of operating and interest expenses.



     The Company currently has three significant sources of financing and liquidity: (1) the balance of the cash proceeds from the sale of preferred stock and common stock in the recapitalization which totaled approximately $12 million at February 28, 1999; (2) a warehouse line of $25.0 million with Sovereign Bancorp (the "Sovereign Warehouse Line"); and (3) sales of loans in the institutional whole loan market. The Sovereign warehouse line dropped to $25.0 million from $50 million on March 31, 1999.



     The Company's liquidity and capital resources are impacted by certain material covenant restrictions existing in the Indenture governing the Company's outstanding 12 1/2% senior subordinated notes due 2001. These covenants include limitations on the Company's ability to incur certain types of additional indebtedness, grant liens on its assets and to enter into extraordinary corporate transactions. The Company may not incur certain additional indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Leverage Ratio (as defined therein) would exceed 1.5:1, subject to certain exceptions. At February 28, 1999, the Consolidated Leverage Ratio was 1.32:1.



     The Sovereign Warehouse Line originally terminated on December 29, 1998 and was renewable, at Sovereign's option, in six-month intervals for up to five years. During December 1998, the Sovereign Warehouse Line was renewed at $50.0 million and was reduced to $25.0 million on March 31, 1999 through August, 1999. The Sovereign Warehouse Line may be increased with certain consents and contains pricing/fees which vary by product and the dollar amount outstanding. The Sovereign Warehouse Line is to be secured by specific loans held for sale and includes certain material covenants including maintaining books and records, providing financial statements and reports, maintaining its properties, maintaining adequate insurance and fidelity bond coverage and providing timely notice of material proceedings. As of February 28, 1999, the Company had approximately $22.9 million outstanding under the Sovereign Warehouse Line.

     In April 1997, the Company entered into a pledge and security agreement with another financial institution for an $11.0 million revolving credit facility. The amount that can be borrowed under the agreement was increased to $15.0 million in June 1997 and $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. A portion of the borrowings under the credit line agreement accrues interest at one-month LIBOR + 3.5% (9.1% at August 31, 1998 and 8.46% at February 28, 1999). The remaining borrowings under the credit line accrues interest at one-month LIBOR + 2.0% (7.6% at August 31, 1998 and 6.96% at February 28, 1999), expiring one year from the initial advance. As of February 28, 1999, approximately $4.9 million was outstanding under the agreement. The agreement, which was originally scheduled to mature in December 1998, was extended until December 1999. Certain material covenant restrictions exist in the credit agreement governing the April 1997 revolving line of credit. These covenants include limitations to incur additional indebtedness, provide adequate collateral and achieve certain financial tests. These tests include achieving a minimum net worth (as defined therein) and that the debt-to-net worth ratio (as defined therein) shall not exceed 2.5:1. As of August 31, 1998, the Company's net worth was $15.9 million below the minimum required and the debt-to-net worth ratio was 2.93:1. On December 2, 1998, the Company obtained an amendment to the agreement whereby the financial institution waived its right to declare an event of default of borrower due to the Company's failure to comply with the minimum required net worth as of August 31, 1998. Additionally, the minimum net worth test was amended such that the Company is required to maintain a net worth equal to or greater than 75% of the Company's net worth as of the end of the preceding fiscal quarter. Additionally, the Company agreed to pay down the outstanding borrowings from $10.0 million at August 31, 1998 to $6.0 million at December 31, 1998 and subsequently agreed to pay the remaining $6.0 million in equal monthly payments during calendar 1999. As of February 28, 1999, the Company's net worth was $7.7 million above the minimum required and the debt-to-net worth ratio was 1.927:1.



     In October 1997, the Company entered into a credit agreement with another financial institution for an $8.8 million revolving line of credit. This institution initially funded $5.0 million of this credit facility. The facility is secured by a pledge of certain of the Company's mortgage related securities. The loan balance under this agreement bears interest at the prime rate plus 2.5%. In May 1998, this loan converted into a term loan with monthly amortization derived from the cash flow generated from the respective mortgage related certificates. This term loan bears interest at the prime rate plus 2.5%. This facility matures in October, 2002. As February 28, 1999, approximately $4.2 million was outstanding under the agreement. The credit agreement governing the October, 1997 revolving line of credit includes certain material covenants. These covenants include restrictions relating to extraordinary corporate transactions, maintenance of adequate insurance and complying with certain financial tests. These tests include complying with a minimal consolidated adjusted tangible net worth (as defined therein) and that the consolidated adjusted leverage ratio (as defined therein) shall not exceed 3:1. As of August 31, 1998, the Company's consolidated adjusted tangible net worth was $54.1 million below the minimum required and the consolidated adjusted leverage ratio was 0.53:1. On December 9, 1998, the parties agreed to temporarily amend the borrowing base definition for the period from September 30, 1998 through April 30, 1999 by increasing the borrowing base from 50% to 55%. After April 30, 1999, the borrowing base will return to 50%. The minimum consolidated tangible net worth covenant was also adjusted, commencing retroactively, as of September 30, 1998 and the Company agreed to paydown the line by approximately $405,000 (the amount exceeding the applicable maximum amount of tranche credit) and pay an accommodation fee of $10,000. As of February 28, 1999, the Company's consolidated adjusted tangible net worth was $35.4 million above the minimum required and the consolidated adjusted leverage ratio was 1.247:1.



     While the Company believes that it will be able to maintain its existing credit facilities and obtain replacement financing as its credit arrangements mature and additional financing, if necessary, there can be no assurance that such financing will be available on favorable terms, or at all. The lack of adequate capital may result in the curtailment of loan originations and thereby impair the Company's revenue and income stream. At February 28, 1999, no commitments existed for material capital expenditures.



     Net cash used in the Company's operating activities for the six months ended February 28, 1998 and 1999 was $59.4 million and $27.6 million, respectively. During the six months ended February 28, 1998 and 1999, cash provided by financing activities amounted to $56.5 million and $5.2 million, respectively.



QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


     The Company's various business activities generate liquidity, market and credit risk:

     - liquidity risk is the possibility of being unable to meet all present and future financial obligations in a timely manner.

     - market risk is the possibility that changes in future market rates or prices will make the Company's positions less valuable.

     - credit risk is the possibility loss from a customer's failure to perform according to the terms of the transaction.

     Compensation for assuming these risks is reflected in interest income and fee income. The following table provides information as of August 31, 1998 about the Company's mortgage related securities and other financial instruments that are sensitive to changes in interest rates. The table presents sensitivity analysis associated with fluctuations in prepayment speeds, increase or decrease in defaulted loans and the discount rates associated with valuing the securities.

                            (Loan Production Chart)

     Although the Company is exposed to credit loss in the event of non-performance by the borrowers, this exposure is managed through credit approvals, review and monitoring procedures into the extent possible restricting the period during which unpaid balances are allowed to accumulate.


     As of February 28, 1999 the net fair value of all financial instruments with exposure to interest rate risk was approximately $35.7 million. The potential decrease in fair value resulting from a hypothetical 5% increase in interest rates would be approximately $26.1 million.



     There are certain shortcomings inherent to the Company's sensitivity analysis presented. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, changes are rarely instantaneous. Although certain assets and liabilities may have similar maturities or periods to repricing, they may not react in line with changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates while interest rates on other types of assets may lag behind changes in market rates. Prepayments on the Company's mortgage related instruments are directly affected by a change in interest rates. As such, the table considers prepayment risk. However, in the event of a change in interest rates, actual loan prepayments may deviate significantly from assumptions used in the table. Further, certain assets, such as adjustable rate loans, have features, such as annual and lifetime caps that restrict changing the interest rates both on a short term basis and over the life of the asset. Finally, the ability of certain borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase.


EFFECTS OF CHANGING PRICES AND INFLATION

     The Company's operations are sensitive to increases in interest rates and to inflation. Increased borrowing costs resulting from increases in interest rates may not be immediately recoverable from prospective purchasers. The Company's loans held for sale consist primarily of fixed-rate long term obligations the interest rates of which do not increase or decrease as a result of changes in interest rates charged to the Company. In addition, delinquency and loss exposure may be affected by changes in the national economy. See Note 4 to the Company's financial statements located later in this prospectus.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued by the FASB in June 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS 125 also requires that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. Additionally, this statement requires that the servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and
(b) assessment for asset impairment or increased obligation based on their fair values. The statement requires that the Company's excess servicing rights be measured at fair market value and be reclassified as interest only receivables and accounted for in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". As required by the statement, the Company adopted the new requirements effective January 1, 1997. Implementation of the statement did not have any material impact on the financial statements of the Company, as the book value of the Company's excess servicing rights and mortgage related securities approximated fair value.

     SFAS No. 128, "Earnings per Share" was issued by the FASB in March 1997, effective for financial statements issued after December 15, 1997. SFAS 128 provides simplified standards for the computation and presentation of earnings per share ("EPS"), making EPS comparable to international standards. SFAS 128 requires dual presentation of "Basic" and "Diluted" EPS, by entities with complex capital structures, replacing "Primary" and "Fully Diluted" EPS under APB Opinion No. 15.

     Basic EPS excludes dilution from Common Stock equivalents and is computed by dividing income available to stockholders by the weighted-average number of shares of Common Stock outstanding for the period. Diluted EPS reflects the potential dilution from Common Stock equivalents, similar to fully diluted EPS, but uses only the average stock price during the period as part of the computation.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 establishes standards of reporting by publicly held business enterprises and disclosure of information about operating segments in annual financial statements and, to a lesser extent, in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. As both SFAS Nos. 130 and 131 deal with financial statement disclosure, the Company does not anticipate the adoption of these new standards will have a material impact on its financial position, results of operations or cash flows. The Company has not yet determined what its reporting segments will be under SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires the entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of these designated derivatives ("hedge accounting") depends on the intended use and designation. An entity that elects to apply hedge accounting is required to establish at the inception of its hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for the fiscal years beginning after June 15, 1999. The Company has not yet evaluated the effect of adopting SFAS 133.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprise" ("SFAS 134"), which allows the reclassification of mortgage-related securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, as required by FASB 115, to either available for sale or held to maturity based upon the Company's ability and intent to hold those investments. SFAS 134 is effective for the first quarter beginning after December 15, 1998. The Company has not yet evaluated the effect of adopting SFAS
134. As of August 31 and November 30, 1998, all mortgage-related securities are classified as trading securities.

IMPACT OF THE YEAR 2000 ISSUE

     The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000's" from dates in the "1900's." These problems may also arise from other sources as well, such as embedded computer chips contained in devices and special codes in software that make use of the date field.

     The Company has developed plans to address the Year 2000 issue. The Company's present Year 2000 plan consists of five phases:

(1) inventory of business critical information technology assets;

(2) assessment of repair requirements;

(3) repair or replacement;

(4) testing of systems; and

(5) creation of contingency plans in the event of Year 2000 failures.


     As of February 28, 1999, the Company had completed the first, second and third phases of the Year 2000 plan for its own business critical information technology assets including its accounting systems, loan origination systems, word and data processing systems, customer telephone service center, and business machines. The Company is relying upon the representations of third party vendors as to the Year 2000 readiness of certain of its software, its business machines, such as copiers and facsimile machines, and of facilities, such as physical office locations. The Company does not have plans for testing embedded computer chips contained in devices, or in special codes in software that make use of the date field incidental to their operation.


     It is the Company's plan to have phase four completed in May 1999 with all five phases of the Company's Year 2000 plan to be completed by August 31, 1999. Based on information currently available, the Company's costs to remedy its own critical information technology assets are estimated to be approximately $225,000. These costs will cover hardware and software upgrades, systems consulting and computer maintenance. The Company plans to charge these costs to expense as incurred, and it believes such costs will not have a material effect on its liquidity or financial condition. As of February 28, 1999, the Company had spent approximately $60,000 to purchase or upgrade portions of its own hardware and software. As part of its Year 2000 plan, the Company has accelerated the schedule of implementation of certain of the Company's previously planned information technology projects. Therefore, the Company does not expect to defer any specific information technology project as a result of the implementation of its Year 2000 plan.


     Until system testing is substantially in process, the Company cannot fully estimate the risks of the Year 2000 issue. To date, the Company has not identified any of its own business critical information technology assets that it believes present a material risk of not being Year 2000 compliant or for which a suitable alternative cannot be implemented. However, as the Company's Year 2000 plan proceeds into subsequent phases, it is possible that the Company may identify assets that do present a risk of a Year 2000-related disruption. Such a disruption would have a material adverse effect on financial condition and results of operations. Because the Company has not begun system testing, and, accordingly, has not fully assessed its risks from potential Year 2000 failures, the Company has not yet developed specific Year 2000 contingency plans.


     As of August 31, 1998, the Company had begun to make inquiry of substantially all of its strategic partners, vendors and third party entities with which it has material relationships, and had begun to compile data related to their Year 2000 plans. The Company's reliance upon certain third parties, vendors and strategic partners for loan servicing, investor reporting, document custody and other functions, means that their failure to adequately address the Year 2000 issue could have a material adverse impact on the Company's operations and financial results. The Company has received assurances from its two major strategic partners, City Mortgage Services and Sovereign Bank, N.A., that they have implemented plans to address the Year 2000 issue. The Company has not evaluated these plans or assurances for their accuracy and adequacy, or developed contingency plans in the event of their failure. As of February 28, 1999, the Company had received responses from approximately 21% of its Year 2000 inquiries. Of those responses, approximately 76% indicated that they had some plan to address the Year 2000 issue. Because the Company has not yet received a significant number of responses from its vendors or other third parties, potential risks related to their failure to address Year 2000 issues are not known at this time.


     The Company also relies upon certain government entities (such as the U.S. Dept. of Housing and Urban Development and various state regulatory agencies), utility companies, telecommunication service companies and other service providers outside of the Company's control. There can be no assurance that such suppliers, government entities, or other third parties will not suffer a Year 2000 business disruption. Such failures would have a material adverse effect on the Company's financial condition and results of operations.

     In addition, the Company's credit risk associated with its borrowers may increase as a result of borrowers' individual Year 2000 issues. Negative impact of Year 2000 issues upon borrowers may result in borrowers' inability to pay, increases in delinquent loans, and a loss of residual income to the Company. While at this time, it is not possible to calculate the potential impact of such increased delinquent loans, it is believed that increased delinquencies would have a material adverse impact on the financial condition of the Company.

     Because of uncertainties, the actual effects of the Year 2000 issue on the Company may be different from the Company's current assessment. The effect on the Company's results of operations if the Company, its strategic partners, vendors or other third parties are not fully Year 2000 compliant is not reasonably estimable. The description of the Company's Year 2000 plans contain "forward-looking" statements about matters that are inherently difficult to predict. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Some of the important factors that affect these statements have been briefly described. Such forward-looking statements involve risks and uncertainties that may affect future developments such as, for example, the ability to deal with the Year 2000 issue, including problems that may arise on the part of third parties. If the repairs and modifications required to make the Company Year 2000 ready are not made or are not completed on a timely basis, the resulting problems would have a material adverse impact on the operations and financial condition of the Company.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain statements as to our future expectations, which are referred to as forward-looking statements. These forward-looking statements are based on our beliefs as well as assumptions made by and information currently available to us. These forward-looking statements are principally contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." They relate to our expectations and estimates of the Company's business operations, including the implementation of new business and operating strategies, future financial performance, and expected growth in revenues, net income and cash flows. However, these statements reflect only our current views with respect to future events and are subject to risks, uncertainties and assumptions. In addition to factors that are described elsewhere in this prospectus, you must keep in mind that the factors listed under the caption "Risk Factors," located earlier in this prospectus, could cause actual results to differ materially from those expressed in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if our assumptions prove incorrect, actual results may materially differ from the results expressed in this prospectus, as anticipated, believed, estimated or expected. In addition, we believe that due to recent substantial changes to the Company's business and operating strategies, the Company's historical financial and operating data are not likely to be indicative of the Company's future performance.

                              THE RECAPITALIZATION

GENERAL

     As described earlier in this prospectus, the Company has historically operated on a negative cash flow basis primarily due to substantial increases in loan production and general and administrative expenses used to support the expansion of the Company's operations and the significant negative cash flow from the Company's sale of a substantial majority of its loan production in securitization transactions.

     Continuing deficits in cash flow combined with a $32.5 million loss recognized by the Company for the three months ended November 30, 1997 and a $32.5 million loss recognized for the Company for the six months ended February 28, 1998 resulted in the Company's violation of certain covenants contained in agreements with its warehouse lender and some of its other lenders. From January 1998, when the Company violated these covenants with its lenders, until the completion of the recapitalization on July 1, 1998, the Company's principal activities consisted of liquidating its portfolio of loans to reduce the Company's borrowings, maintaining the systems and personnel necessary to enable the Company to resume operations and exploring alternatives to raise new capital.

PRIVATE PLACEMENTS


     In an effort to resume operations, the Company explored a number of alternatives to raise new capital. These activities resulted in the Company's recapitalization, completed on July 1, 1998, which provided the Company with approximately $84.5 million of new equity. Two strategic partners, City National Bank and Sovereign Bancorp, each purchased 10,000 shares of the Company's newly designated Series A convertible preferred stock at a price of $1,000 per share. The terms of the preferred stock are described under "Description of Capital Stock -- Preferred Stock" later in this prospectus. In addition, City National Bank and Sovereign Bancorp were each granted an option, which expires in December 2000, to acquire 666,666 shares of common stock at a price of $15.00 per share. City National Bank and Sovereign Bancorp each has a right of first refusal to purchase the Company in the event the Company's board of directors determines to sell the Company. In addition, one other private investor purchased an aggregate of 5,000 shares of Series A Convertible preferred stock at a purchase price of $1,000 per share and several other investors purchased an aggregate of 1.67 million shares of common stock at a purchase price of $15.00 per share. An additional 160,000 shares of common stock were issued to FBR as the placement agent's fees for the recapitalization. In addition, the Company has paid FBR an advisory fee of $416,667 in connection with the recapitalization and reimbursed FBR for out-of-pocket expenses of approximately $250,000. These sales were made pursuant to private placements.


     The cash proceeds from the recapitalization were approximately $50.0 million. Approximately $5.1 million was used to pay interest on the Company's Old Notes, $2.4 million was used to retire the old warehouse line, $1.6 million was used for the payment of loan and management fees and other miscellaneous charges due to Mego Financial, and approximately $428,000 was used for the payment of a portion of the costs of the recapitalization. The balance will be used to fund, purchase and make new loans and for general and administrative expenses and other corporate purposes.

EXCHANGE OFFER

     As part of the recapitalization, the Company completed an exchange offer of Current Notes and preferred stock for any and all of the outstanding $80.0 million principal amount of the Company's Old Notes. Pursuant to that exchange offer, the Company issued approximately 37,500 shares of Series A convertible preferred stock at a price of $1,000 per share and $41.5 million principal amount of Current Notes in exchange for approximately $79.0 million principal amount of the Old Notes. The Company completed the purchase of all of the remaining Old Notes in September and October 1998.

MANAGEMENT

     Upon completion of the recapitalization, Jerome J. Cohen, Robert Nederlander, Herbert B. Hirsch and Don A. Mayerson resigned as directors of the Company and Champ Meyercord was elected the Company's Chairman of the board of directors and Chief Executive Officer. Mr. Meyercord has been a special consultant to the Company since May 1998. In addition, City National Bank and Sovereign Bancorp each were granted the right to appoint one member to the Company's board of directors and have the right to appoint an additional board member if they exercise their option to purchase additional shares of common stock. Upon completion of the recapitalization, David J. Vida, Jr. was appointed to the board of directors at the request of City National Bank. Three private investors each have the right to appoint one board member. Wm. Paul Ralser was appointed to the board of directors at the request of an ad hoc committee of holders of the Old Notes, and Hubert J. Stiles, Jr. was appointed to the board of directors at the request of one of the two private investors. Sovereign Bancorp and the other private investor have not exercised their right to appoint a board member, but have exercised their right to have a representative attend each board meeting. On August 14, 1998, Jeffrey S. Moore resigned as President of the Company. Effective September 1, 1998, Mr. Ralser was elected the President and Chief Operating Officer of the Company.

TRANSACTIONS WITH STRATEGIC PARTNERS

     As part of the recapitalization, the Company and each of Sovereign Bancorp and City Holding Company entered into the following agreements (some of which are described earlier in the prospectus) that the Company believes will provide liquidity and increase the efficiency of the Company's operations:

     - Sovereign Bancorp and City National Bank each purchased 10,000 shares of Series A convertible preferred stock at a price of $1,000 per share


     - Sovereign Bancorp agreed to provide the Company up to $90.0 million in borrowings under the Sovereign Warehouse Line to fund its loan production prior the sale of the loans, this amount was lowered to $25 million as of March 31, 1999


     - Sovereign Bancorp agreed to purchase up to $100.0 million of the Company's loans per quarter and has a right of first refusal to purchase all other loans produced by the Company

     - City National Bank purchased the Company's existing mortgage servicing rights

     - City Mortgage Services agreed to service all of the Company's mortgage loans held for sale and loans sold on a servicing retained basis by the Company

     - Sovereign Bancorp and City National Bank were each granted an option to purchase 666,666 shares of common stock at a price of $15.00 per share


     - Sovereign Bancorp and City National Bank each has a right of first refusal to purchase a controlling voting interest or a majority of the Company's assets if the board of directors determines to sell the Company

     - City National Bank has appointed, and Sovereign Bancorp has the right to appoint, one member to the board of directors. Each has the right to appoint an additional member to the board of directors if they exercise their option to purchase shares of common stock

                                    BUSINESS

GENERAL

     The Company is a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on single-family residences. Historically, the Company retained the right to service a substantial portion of the loans it has sold. The Company's borrowers generally do not qualify for traditional "A" credit mortgage loans. Typically, their credit histories, income or other factors do not conform to the lending criteria of government-chartered agencies (including GNMA, FNMA, FHLMC) that traditional lenders rely on in evaluating whether to make loans to potential borrowers.

     The Company's loan products are:

     - Home Equity loans that typically are secured by first liens, and in some cases by second liens, on the borrower's residence. In making Home Equity loans, the Company relies primarily on the appraised value of the borrower's residence. The Company determines the loan amount based on the loan-to-value ratio and the creditworthiness of the borrower. These loans generally are used to purchase single-family residences and refinance existing mortgages.

     - Equity + loans that are based on the borrowers' credit. These loans typically are secured by second liens on the borrowers' primary residences. The initial amount of an Equity + loan, when added to other outstanding senior or secured debt on the residence, resulted in a combined loan-to-value ratio that averaged 112% during fiscal 1997 and 1998. The loan-to-value ratio on these loans may be as high as 125%. These loans generally are used to consolidate debt and make home improvements.

     The Company funds loans originated by its network of pre-approved mortgage brokers which numbered over 169 mortgage brokers as of August 31, 1998. These brokers submit loan packages to the Company which in turn funds loans made to approved borrowers. The loans are made directly by the Company to the borrower. Historically, the Company has produced substantially all of its loans by purchasing previously closed loans from approved mortgage bankers and other financial intermediaries and purchasing closed Title I loans from its network of home improvement contractors. All loans produced by the Company are underwritten and graded by the Company's personnel. The Company's current operating strategy is to sell substantially all of the loans it produces for cash to institutional purchasers. The Company currently does not intend to produce a material amount of Title I loans in the future.

     The Company's loans are primarily produced by its wholesale division and, to a lesser extent, is retail division. The wholesale division funds loans originated by a network of pre-approved mortgage brokers. The wholesale division also underwrites and purchases closed loans sometimes at a premium to their principal amount from a nationwide network of independent mortgage bankers and other qualified financial intermediaries. To diversify its loan production channels, the Company, through its retail division, currently intends to resume making direct-to-consumer loans during fiscal 1999. The retail division makes loans directly to consumers charging fees to the borrower that are expected to offset the Company's total cost of making the loan.

     The Company historically has sold, in securitization transactions, a substantial majority of the loans it produces on servicing-retained basis (which means the Company retains the right to service the loans and receives an annual fee based on a fractional percentage of the outstanding principal balance of the loans). Generally, sales on a servicing released basis (which means the servicing on the loan is sold or "released" to the purchaser of the loan) and some sales on a servicing retained basis are at a premium to the principal amount of the loan. For additional details on the sale of loans in securitization transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Securitization Transactions" earlier in this prospectus. For additional details on the risks of the Company's mortgage related securities retained in securitizations, see "Risk
Factors -- Liquidity Risks" earlier in this prospectus.

     As described earlier in this prospectus, the Company, during fiscal 1996 and 1997 and the first four months of fiscal 1998, substantially expanded its operations. During these periods the Company's loan production was $139.4 million (fiscal 1996), $526.9 million (fiscal 1997) and $268.5 million (first four months of fiscal 1998). As the Company expanded its business, the general and administrative expenses required to support the expansion also increased from $11.8 million in fiscal 1996 to $23.8 million in fiscal 1997 and $13.8 million in the first four months of fiscal 1998. As a percentage of the total principal amount of loans produced, general and administrative expenses during these periods represented 8.5% in fiscal 1996, 4.5% in fiscal 1997 and 5.2% in the first four months of fiscal 1998.

     Prior to January 1998, a substantial majority of the Company's loan production was sold in securitization and similar transactions. The sale of loans in securitization transactions typically results in negative cash flow because the cash proceeds from the sale of the loans in a securitization transaction is substantially less than the Company's total cost of producing the loans sold. The combination of negative cash flow from the sale of loans in securitization transactions and the level of general and administrative expenses caused the Company, historically, to operate on a substantial negative cash flow basis.

     During fiscal 1996 and 1997 and the six months ended February 28, 1998, the Company used $12.4 million, $72.4 million and $59.5 million of cash used in operations, respectively. The cash was principally funded from the sale of $20.0 million of common stock and $40.0 million of subordinated debt in November 1996 and $40.0 million principal amount of subordinated debt in October 1997, as well as its warehouse line of credit and other borrowings.

     As a result of a $11.7 million loss in the Company's first quarter of fiscal 1998 and continuing cash flow deficits, the Company violated certain provisions of its old warehouse line. The warehouse lender requested in February 1998 that the Company, in order to avoid a default, repay a significant portion of the principal balance of the line. Since a default on the warehouse line would have triggered, among other things, a default on the Company's $80.0 million principal amount of outstanding Old Notes, the Company agreed to periodically reduce the outstanding balance of the old warehouse line from $55.0 million and the Company repaid the balance on June 29, 1998.

     To generate cash to reduce the outstanding amount of the warehouse line and continue to operate, the Company began to liquidate, through sales for cash, its mortgage loan portfolio and explore a number of alternatives to locate new capital. In addition, because the old warehouse line was used to fund loans produced by the Company prior to their sale, the Company greatly curtailed its loan production beginning in January 1998.

The cash received from the Company's sale of loans was used to pay down the old warehouse line and other Company borrowings and to pay general and administrative expenses to retain personnel and maintain the Company's operations while it sought to locate new capital. These matters, among others, raised substantial doubt in the opinion of the Company's independent auditors, with respect to the Company's ability to continue as a going concern.


     On July 1, 1998, the Company completed the recapitalization. As part of the recapitalization, the Company received $50.0 million in cash proceeds from the private placement of approximately 1.67 million shares of common stock at a price of $15.00 per share and 25,000 shares of Series A convertible preferred stock at a price of $1,000 per share. In addition, the Company issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes. The recapitalization resulted in $84.5 million of additional equity. For more information on the recapitalization, see "The Recapitalization" earlier in this prospectus.


STRATEGIC INITIATIVES

     Our strategic initiatives have been substantially impacted by recent events in the capital markets and their effect on the specialty finance industry. There has been a significant reduction in the number of institutions willing to provide warehouse facilities to mortgage lenders producing home equity and high loan-to-value loans. Additionally, there has been a reduction in the number of buyers of senior interests issued in securitization transactions backed by home equity and high loan-to-value loans, and a concurrent increase in the yield (and a reduction in the price) demanded by such buyers on the senior interests they purchase. Finally, the number of institutional investors acquiring loans similar to the Company's Home Equity and Equity + loans has declined, along with the premiums, if any, these investors are willing to pay for these loans. These events have substantially reduced the liquidity available to companies in our business to make new loans. With these events in mind, we have redefined our strategic initiatives.

     OUR PRIMARY FOCUS WILL BE IN PRODUCING HOME EQUITY LOANS. We anticipate reducing our reliance on Equity + loans with high loan-to-value ratios and significantly increasing the percentage and amount of our business devoted to the production of Home Equity loans by expanding our network of brokers and bankers and acquiring other companies that produce Home Equity loans. The Company will produce Home Equity loans solely for sale for cash, generally at premiums to their principal amounts, to institutional purchasers in the secondary market without recourse for credit losses or risk of prepayment. Based on our experience in the industry, we believe that currently there are more buyers for Home Equity loans than for Equity + loans.

     DUAL PRODUCTION PLATFORMS SHOULD LOWER OUR TOTAL LOAN PRODUCTION COSTS. While pursuing our broker and mortgage banker wholesale loan programs, we intend to pursue loan production on a retail (direct-to-consumer) basis. Although a retail loan platform is relatively expensive, we expect it to produce loans at a lower cost than our wholesale platform. When the Company makes a loan directly to a consumer, it typically receives loan fees and it avoids any premium due when the Company purchases a loan from its network of mortgage bankers. The Company expects its dual loan production platform strategy to lower its overall cost of producing mortgage loans and improve its cash flow.

     THE COMPANY INTENDS TO INCREASE PRODUCTION BY ACQUIRING OTHER MORTGAGE LENDING COMPANIES. The Company intends to increase its loan production significantly by acquiring companies that produce mortgage loans. Because the Company raised cash in the recapitalization, it expects the current lack of liquidity available to companies in the industry to create opportunities for the Company in this area.

     SELLING LOANS FOR CASH WILL BE THE COMPANY'S PRIMARY METHOD OF LOAN DISPOSITION. The Company intends to sell substantially all of the loans it produces for cash to institutional purchasers in the secondary market as our primary loan disposition strategy. The Company expects this method of loan sales to generate positive cash flow, because Home Equity and Equity + loans can generally be sold for more than their principal amount. To this end, we are expanding the number of institutions with which it has loan purchase and sale relationships. The Company does not anticipate selling its loans in securitization transactions. Securitization transactions tend to result in negative cash flow, because the initial cash proceeds to the Company are less than the Company's total cost of producing the loans to be sold.


     THE COMPANY INTENDS TO CONTINUE TO IMPLEMENT COST SAVING MEASURES. We are continuing an internal restructuring, which has resulted in a reduction of our workforce from a peak of 475 employees in January 1998 to 134 employees as of August 31, 1998 and 95 employees as of March 1, 1999. This reduction and other cost saving measures the Company has taken, have significantly reduced our monthly recurring general and administrative expenses from approximately $2.7 million in June 1998 (the month prior to completion of the recapitalization) to approximately $1.4 million in February 1999. In addition, the Company has reduced by $4.7 million the annual interest expense on its outstanding subordinated notes by issuing 37,500 shares of preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes.


MORTGAGE INDUSTRY

  Home Equity

     A substantial number of residential homeowners are unable or unwilling to obtain mortgage financing from conventional financing sources, whether for reasons of credit impairment, income qualification, credit history, or a desire to receive loan approval and funding more quickly than that offered by conventional sources. Many of these homeowners have credit scores or debt ratios that prohibit them from meeting the requirements of lenders who sell loans to FNMA or FHLMC. Such borrowers seek loans that rely more heavily upon the borrower's equity in their home, and to a lesser extent, upon the borrower's credit scores or debt ratios. Because the properties securing such loans are the borrower's primary residence, the borrower is less likely to default on payment than might be the case with unsecured debt -- and in the event of the borrower's bankruptcy, the loan is fully secured. Such loans rely more heavily on accurate appraisals of the property prior to funding, and are generally made in loan-to-value ratios of less than 80%.

  Home Improvement

     As the costs of home improvements escalate, home owners are seeking financing to improve their property and maintain and enhance its value. The National Association of Home Builders Economics Forecast in 1995 estimates that home improvement expenditures will exceed $200.0 billion by the year 2003. Lenders of home improvement financing typically rely more heavily on the borrowers' creditworthiness, and ability to pay their debts than the value of the collateral. These loans are secured by a real estate mortgage lien on the property improved. The market for Equity + loans and Home Equity loans continues to grow, as many homeowners have limited access to traditional financing sources due to insufficient home equity, limited or impaired credit history or high ratios of debt service-to-income. The loan proceeds can be used for a variety of improvements such as large remodeling projects. Borrowers also have the opportunity to consolidate a portion of their outstanding debt in order to reduce their monthly debt service.

  Debt Consolidation

     An increasing number of financial institutions are originating loans to borrowers who use the proceeds to reduce outstanding consumer finance obligations. These loans may also be made in conjunction with a home improvement project where the borrowers seek to enhance the value of their residence and ultimately reduce their monthly debt service obligations. These consumer finance obligations are often in the form of unsecured credit card debt which have high interest rates and relatively short-term maturity dates. Under this type of loan, the consumer uses the loan proceeds to consolidate multiple outstanding debt into a single loan. In turn, the consumer receives the benefit of a lower interest rate and an extended loan maturity date, often as high as 25 years, reducing the amount of monthly debt service payments, and in certain instances the interest paid may be tax deductible. These loan products are secured by a mortgage lien on the consumer's primary residence. These liens are typically in a junior position and when combined with first mortgage liens may exceed the market value of the subject residence. Debt consolidation loans are typically made to high credit worthy borrowers who have a credit history of honoring their financial obligations on a timely basis. Within the specialty finance industry it is typical for loans to qualified borrowers to be limited to the amount which, when added to the outstanding senior liens on the property, will not exceed 125% of the market value of the property.

COMPANY LOAN PRODUCTS

     The Company originates Home Equity loans and, to a lesser extent, Equity + loans. Home Equity loans generally have a lower loan-to-value ratio than Equity + loans. When combined with other outstanding senior secured indebtedness on the residence, Equity + loans may result in a combined loan-to-value ratio of up to 125%. During both fiscal 1997 and 1998, the Company's Equity + loans had an average loan-to-value ratio of 112%. The Company lends to borrowers of varying degrees of creditworthiness. See "-- Loan Processing and Underwriting." The Company's primary loan products include the following:

HOME EQUITY LOANS                          EQUITY + LOANS
-----------------                          --------------
-    fixed and adjustable rate             -    fixed rate
-    typically secured by first liens,     -    secured by a junior lien on the
     and to a lesser extent, second             borrowers' principal residence
     mortgage liens on the borrowers'
     principal residences
-    terms of up to 360 months             -    terms from 60 to 300 months
-    principal amounts up to $500,000      -    principal amounts up to $50,000

  Home Equity Loans

     In furtherance of its strategy to expand its loan products, in December 1997 the Company commenced the production of Home Equity loans to borrowers with a credit grade ranging from "A" to "D". Loan amounts may range up to a maximum of $500,000 for "A" credit borrowers with maturities of up to 360 months. The Company expects the average loan amount to be less than $100,000. The average loan amount in this program for the fiscal year ended August 31, 1998 was $60,019. In making Home Equity loans, the Company places increased emphasis on the underlying collateral value of the residence which is fully supported by an independent appraisal. The Company intends to pool its Home Equity loans for eventual sale in the secondary market to institutional purchasers on a servicing released basis, without recourse for credit losses or risk of prepayment, for cash premiums over the principal amount of the loan. To date, substantially all of the Home Equity loans produced by the Company have been to borrowers with "B" and "C" credit grades under the Company's underwriting guidelines. The Company believes that there are several advantages to producing Home Equity loans including:

     - the existence of a more liquid secondary market than for Equity + loans

     - the larger average principal amount of such loans which are typically two times greater than that of a Equity + loan

     - the lower total costs of producing Home Equity loans from mortgage bankers and brokers than the Company's Equity + loans

  Equity + Loans

     An Equity + loan is a non-insured debt consolidation or home improvement loan typically used to retire consumer debt and/or pay for a home improvement project. All of the Equity + loans produced by the Company are secured by a mortgage lien on the borrower's principal residence. The Company began producing Equity + loans through its wholesale division in May 1996. Currently, Equity + loans are offered through both the Company's wholesale and retail divisions. Debt consolidation loans account for a major portion of the Company's Equity + loan production.

     The Company has focused its Equity + loan program on higher credit quality borrowers who may have limited equity in their residence after giving effect to other debt secured by the residence. Most of the Company's Equity + loans have loan-to-value ratios greater than 100% and, accordingly, the value of the residence securing the loan generally will not be sufficient to cover the principal amount of the loan in the event of default. The Company relies principally on the creditworthiness and income stability of the borrower and, to a lesser extent, on the underlying value of the borrower's residence for repayment of its Equity + loans. For fiscal 1998, the average market value of the residence securing the Equity + loans produced by the Company was approximately $108,000 without added value from the respective home improvement work, the amount of senior liens was approximately $88,500 and the Company's loan amount was approximately $31,700.

LENDING OPERATIONS

  Mortgage Brokers and Bankers

     The Company produces loans through its wholesale and, to a lesser extent, retail divisions. The wholesale division represents the Company's largest source of loan production. Through its wholesale division, the Company funds loans originated through a nationwide network of licensed mortgage brokers and purchases loans from a nationwide network of licensed mortgage bankers. Mortgage bankers produce mortgage loans by lending their own funds to the borrower and closing the loan in their own name. Mortgage brokers, like mortgage bankers, initiate the loan application and process necessary underwriting documentation. However, unlike mortgage bankers, mortgage brokers ordinarily do not fund loans with their own money, but work as agents on behalf of investors, including mortgage bankers, banks, savings and loans or investment bankers. The Company funds loans originated by mortgage brokers by lending the Company's funds to the borrower and closing the loan to the borrower in the Company's name.

     The Company funds loans originated by mortgage brokers on an individual loan basis, pursuant to which each loan is underwritten by the Company and is closed in the Company's name. The Company's network of mortgage brokers earn fees which are paid by the borrower at closing, and which are disclosed and agreed to by the borrower as required by law. The Company purchases loans from its network of mortgage bankers after underwriting closed loans or pools of closed loans for compliance with the Company's underwriting criteria. When the Company buys closed loans from mortgage bankers, the Company has historically, and may in the future, pay premiums based upon the characteristics of the loans, including the range of credit scores of the borrowers and the interest rates on the loans. The wholesale division conducts operations from its headquarters in Atlanta, Georgia. To build and maintain its networks of mortgage bankers and brokers, the wholesale division uses account executives responsible for developing and maintaining relationships with mortgage bankers and brokers. At August 31, 1998, the Company had a network of 169 active mortgage brokers and 56 active mortgage bankers.

     Mortgage bankers and brokers qualify to participate in the Company's programs only after a review by the Company's management of the mortgage brokers' and mortgage bankers' respective reputations and expertise, including a review of references and financial statements. The Company's compliance department performs a periodic review of each mortgage banker and broker, recommending suspension or continuance of a relationship with the mortgage banker or broker based upon the results of the review. We do not believe that the loss of any particular mortgage banker or broker would have a material adverse effect upon the Company.

     None of the Company's arrangements with its mortgage bankers and brokers is on an exclusive basis. Each relationship is documented by a written agreement, in which the Company agrees to fund or purchase loans that comply with the Company's underwriting guidelines. On each loan produced, the mortgage banker or broker makes customary representations and warranties regarding, among other things, the credit history of the borrower, the status of the loan and its lien priority, if applicable, and agrees to indemnify the Company for breaches of any representation or warranty. In the agreements, the mortgage banker or broker makes customary representations and warranties regarding, among other things, their corporate status, as well as regulatory compliance, title to the property, enforceability, status of payments and advances on the loans. The mortgage bankers and brokers agree, among other things, not to disclose confidential information of the Company, to provide supplementary financial and licensing information, maintain government approvals, and to refrain from soliciting the Company's borrowers. Each agreement also contains provisions requiring that the mortgage banker or broker indemnify the Company against material misrepresentations or non-performance of its obligations.

  Retail Loans

     The Company commenced making direct-to-consumer Equity + loans in September 1997 and Home Equity loans in December 1997, although the Company's retail channels are not being actively pursued. Marketing strategies typically used in retail production include telemarketing, direct mail, television and radio advertising, third-party loan programs and consumer trade shows. Telemarketing services, both inbound and outbound, are outsourced to keep the cost of originations to a minimum. A Company website is currently under construction and may be used to provide consumers loan applications and information to the public about the Company's products and services. As part of its business strategy, the Company intends to acquire retail mortgage lending companies in fiscal 1999.

     By making direct-to-consumer loans, the Company avoids the payment of premiums that it pays when it purchases closed loans from its network of mortgage bankers. The loan fees charged by the Company to consumers on the direct loans are expected to cover the Company's total cost of the underwriting and making the loan and place the Company on a positive cash flow basis with respect to the production of direct-to-consumer loans.

     The following table provides information about the Company's loan applications processed and loans produced during the periods indicated. As a result of recent changes to the Company's business strategy, we do not believe that this information is indicative of future loan applications and loans produced.

                                               FISCAL YEAR ENDED AUGUST 31,
                                  ------------------------------------------------------
                                        1996               1997               1998
                                  ----------------   ----------------   ----------------
                                                  (DOLLARS IN THOUSANDS)
TOTAL LOAN APPLICATIONS:
  Number processed..............    42,236             92,165             46,361
  Number approved...............    20,910             52,269             24,876
  Approved ratio................      49.5%              56.7%              53.7%
LOAN PRODUCTION:
Principal balance of loans
  produced:
  Wholesale:
     Title I....................  $ 82,596    59.3%  $ 50,815     9.7%  $  7,081     2.1%
     Equity + loans.............    11,582     8.3    409,603    77.7    289,354    85.4
                                  --------   -----   --------   -----   --------   -----
          Total Wholesale.......    94,178    67.6%   460,418    87.4%   296,435    87.5%
  Dealers/Bankers/Brokers(1):
     Title I....................    45,189    32.4%    47,270     9.0%    11,619     3.4%
     Equity + loans.............        --      --     19,229     3.6     14,051     4.2
     Home Equity................        --      --         --      --      8,940     2.6
                                  --------   -----   --------   -----   --------   -----
          Total
       Dealers/Bankers/Brokers..    45,189    32.4%    66,499    12.6%    34,610    10.2%
  Retail:
     Equity + loans.............        --      --         --      --   $  7,114     2.1%
     Home Equity................        --      --         --      --        783     0.2
                                  --------   -----   --------   -----   --------   -----
          Total Retail..........        --      --         --      --   $  7,897     2.3%
                                  --------   -----   --------   -----   --------   -----
          Total principal
            balance of loans
            produced............  $139,367   100.0%  $526,917   100.0%  $338,942   100.0%
                                  ========   =====   ========   =====   ========   =====
Number of loans produced:
  Wholesale:
     Title I....................     4,382    50.9%     2,445    12.0%       327     2.9%
     Equity + loans.............       392     4.6     12,831    62.7      8,848    78.6
                                  --------   -----   --------   -----   --------   -----
          Total Wholesale.......     4,774    55.5%  $ 15,276    74.7%     9,175    81.5%
  Dealers/Bankers/Brokers (1):
     Title I....................     3,836    44.5%     3,893    19.0%       975     8.7%
     Equity + loans.............        --      --      1,296     6.3        744     6.6
     Home Equity................        --      --         --      --        145     1.2
                                  --------   -----   --------   -----   --------   -----
          Total
       Dealers/Bankers/Brokers..     3,836    44.5%     5,189    25.3%     1,864    16.5%
  Retail:
     Equity + loans.............        --      --         --      --        208     1.8%
     Home Equity................        --      --         --      --         17     0.2
                                  --------   -----   --------   -----   --------   -----
          Total Retail..........        --      --         --      --        225     2.0%
                                  --------   -----   --------   -----   --------   -----
          Total number of loans
            produced............     8,610   100.0%    20,465   100.0%    11,264   100.0%
                                  ========   =====   ========   =====   ========   =====

                                               FISCAL YEAR ENDED AUGUST 31,
                                  ------------------------------------------------------
                                        1996               1997               1998
                                  ----------------   ----------------   ----------------
                                                  (DOLLARS IN THOUSANDS)
Average principal balance of
  loans produced................  $     16           $     26           $     30
Weighted-average interest rate
  on loans produced.............     14.03%             13.92%             13.89%
Weighted-average term of loans
  produced (months).............       198                226                235

-------------------------

(1) The Company closed its dealer division, which purchased loans from home improvement contractors, in February 1998.

LOAN PROCESSING AND UNDERWRITING

     The Company's loan application and approval process generally is conducted over the telephone with applications usually received from mortgage bankers, mortgage brokers and consumers at the Company's centralized processing facility in Atlanta, Georgia. After receiving an application, the information is entered into the Company's system and processing begins. The information provided in loan applications is first verified by, among other things, the following:

     - written confirmations of the applicant's income and, if necessary, bank deposits

     - a formal credit bureau report on the applicant from a credit reporting agency

     - a title report

     - a real estate appraisal, if necessary

     - evidence of flood insurance, if necessary

     Loan applications are then reviewed to determine whether or not they satisfy the Company's underwriting criteria, including loan-to-value ratios, occupancy status, borrower income qualifications, employment stability, purchaser requirements and necessary insurance and property appraisal requirements.

     The Company has developed its credit index profile ("CIP") as a statistical credit based tool to predict likely future performance of a borrower. A significant component of the CIP system is the credit evaluation score methodology developed by Fair Isaacs Company ("FICO"), a consulting firm specializing in creating default predictive models using a number of variable components. A FICO score is calculated by a system of scorecards. FICO uses actual credit data on millions of consumers, and applies complex mathematical methods to perform extensive research into credit patterns that attempt to forecast consumer credit performance. The principal components of the FICO predictive model include a consumer's credit payment history, outstanding debt, availability and pursuit of new credit and types of credit in use. Through this scorecard process, FICO identifies distinctive credit patterns, which correspond to a likelihood that consumers will make their future loan payments. The score is based on all the credit-related data in the credit report. The other major components of the CIP include debt-to-income analysis, employment stability, self employment criteria, residence stability and whether the applicants use the premises as their primary residence. By using both scoring models together, all applicants are considered on the basis of their ability to repay the loan obligation while allowing the Company to price the loan based on the extent of the evaluated risk.

     The Company's underwriters review the applicant's credit history, based on the information contained in the application and reports available from credit reporting bureaus and the Company's CIP score, to determine whether the applicant meets the Company's underwriting guidelines. Based on the underwriter's approval authority level, certain exceptions to the guidelines may be made when there are compensating factors subject to approval from a more senior designated authority. The underwriter's decision is communicated to the broker, banker or consumer depending on the source of the loan and, if approved, the proposed loan terms are fully explained. The Company attempts to respond within 24 hours of receipt of a loan application.

     Loan commitments are generally issued for periods of up to 30 days. Prior to disbursement of funds, all loans are carefully reviewed by funding auditors to ensure that all documentation is complete, all contingencies specified in the approval have been met and the loan complies with Company and regulatory procedures.

  Home Equity Loans

     The Company produces Home Equity loans through a mortgage banker and broker loan source network as well as through the Company's retail division. Home Equity loan mortgages produced under this program are limited to a first or second lien position. Loan amounts are determined by taking a specific amount of the collateral value of the property and adjusting the percentage based on the creditworthiness of the borrower. For example, if the Company's guidelines set a minimum loan-to-value ratio of 75% ($75,000 for a home with a collateral value of $100,000), a more creditworthy borrower may be able to borrow in excess of $75,000, and a less credit worthy borrower may only be able to borrow $65,000. Full appraisals generated by approved licensed appraisers are required on all loans within the Uniform Standards of Professional Appraisal Practice (the "Uniform Standards of Appraisal"). Any loan amount of $250,000 or more would require two independent appraisals. The credit grade will be determined by using the CIP. In connection with Home Equity loans, the Company seeks commitments from third party financial institutions to purchase the loans in accordance with their respective guidelines, without recourse for credit losses or risk of prepayment.

     As part of the underwriting process, the Company requires an appraisal of the residence that will be the collateral for the loan. The Company requires the independent appraiser to be state licensed and certified. The Company requires that all independent appraisals be completed within the Uniform Standards of Appraisal as adopted by the Appraisal Standards Board of the Appraisal Foundation. The Company audits the appraisal for accuracy to ensure that the appraiser used sufficient care in analyzing data to avoid errors that would significantly affect the appraiser's opinion and conclusion. This audit includes a review of housing demand, physical adaptability of the real estate, neighborhood trends and the highest and best use of the real estate. In the event the audit reveals any discrepancies as to the method and technique that the Company believes are necessary to produce a credible appraisal, the Company will perform additional property data research or may request a second appraisal to be performed by an independent appraiser selected by the Company in order to further substantiate the value of the subject property.

     The Company may require a full title insurance policy substantially in compliance with the requirements of the American Loan Title Association. The applicant also is required to secure hazard insurance and may be required to secure flood insurance if the mortgaged property has been identified by the Federal Emergency Management Agency as having special flood hazards.

  Equity + Loans

     The Company has implemented policies for its Equity + loan program that are designed to minimize losses by adhering to high credit quality standards. Based on FICO score default predictors and the Company's internal CIP score, borrowers are classified by the Company based on its belief of their credit risk and quality, from "A" credits to "D" credits. Quality is a function of both the borrowers' creditworthiness and the extent of the value of the collateral, which is typically a second lien on the borrowers' primary residence. "A+" credits generally have a FICO score greater than 700. An applicant with a FICO score of less than 640 would be rated a "C" credit. Currently, the Company will not approve an Equity + loan to a borrower with less than an "A" or "B" credit grade using the CIP. All of the Equity + loans originated to date by the Company are secured by first or second mortgage liens on single-family, owner occupied properties.

     Terms of Equity + loans produced by the Company, as well as the maximum combined loan-to-value ratios and debt service to income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the Company's evaluation of the borrower's creditworthiness. In general, Equity + loans have higher interest rates than Home Equity loans, but are generally lower than rates changed on credit cards. Borrowers with lower creditworthiness generally pay higher interest rates and loan origination fees.

QUALITY CONTROL

     The Company employs various quality control personnel and procedures in order to ensure that loan product standards are adhered to and regulatory compliance is maintained.

     In accordance with Company policy, the quality control department reviews a statistical sample of loans produced each month. This review is generally completed within 60 days and circulated to appropriate department heads and senior management. Finalized reports generally are maintained in the Company's files for a period of two years from completion. Typical review procedures include reverification of employment and income, re-appraisal of the subject property, obtaining separate credit reports and recalculation of debt-to-income ratios. The statistical sample is intended to cover 10% of all new loan products. Emphasis will also be placed on those loan sources where higher levels of delinquency are experienced or payment defaults occur within the first six months of funding. On occasion, the quality control department may review all loans generated from a particular loan source in the event an initial review determines a higher than normal number of exceptions. The account selection of the quality control department is also designed to include a statistical sample of loans by each processor, closer and underwriter, and provides management with information as to any material difference from Company policies and procedures in the loan production process.

     On a daily basis, a sample of recently approved loans are reviewed to insure compliance with underwriting guidelines and criteria. Particular attention may be focused on those underwriters who have developed a higher than normal level of exceptions.

TECHNOLOGY SYSTEMS

     The Company uses a computerized loan production tracking system that allows us to monitor the performance of our wholesale and retail divisions. The system automates various other functions such as Home Mortgage Disclosure Act and HUD reporting requirements and routine tasks such as decline letters and the flood certification process. The system also gives management access to a wide range of decision support information including data on the approval pipeline and the activities and performance of underwriters and loan funders. The Company uses intercompany electronic mail for internal communications and for receiving loan servicing, collection and delinquency information from City Mortgage Services on each group of loans being serviced.

     The Company's existing loan production system provides for the automation of the loan production process as well as loan file indexing and routing. This system includes automated credit report inquiries and consumer credit scoring, along with on-screen underwriting and approval functions. The Company also uses a system which allows for electronic routing of loan application facsimiles. The Company recognizes that there have been significant advances made by a number of mortgage production software vendors in the last year and intends to review a number of the solutions provided by these vendors. It is the intention of the Company to upgrade its automation infrastructure by the purchase of a new system. This approach will shift the burden of development and maintenance of the production system from the Company's in-house development staff to third party vendors to allow the Company to focus its in-house development efforts to its own unique business automation needs. Currently, the Company's existing loan production system is not Year 2000 compliant. The cost for replacing the Company's existing loan production system has been included in its plans and estimated expenses for Year 2000 compliance. For additional details on Year 2000 compliance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000 Issue" earlier in this prospectus.

LOAN SERVICING

     The Company's strategy has historically been to retain the bulk of the servicing rights associated with the loans it originates. As part of the recapitalization, City Mortgage Services purchased the Company's existing loan servicing rights and agreed to service all of the Company's loans held for sale and loans sold on a servicing retained basis. The Company has an option, contingent upon the delivery to City Mortgage Services of servicing on $1.0 billion of loans to purchase up to 20% equity position in a new entity to be created should City National Bank determine to spin-off City Mortgage Services into a separate entity. When the Company sold its loan servicing portfolio to City Mortgage, the Company eliminated substantially all of its collections and claim staff.

     Among the Company's loan servicing activities performed by City Mortgage Services are processing and administering loan payments, reporting and sending principal and interest to the owners who own interests in the loans and to the trustee of loans sold in securitization transactions, collecting delinquent loan payments, processing Title I insurance claims, conducting foreclosure proceedings and disposing of foreclosed properties and other loan administration duties. In addition, under the loan servicing agreements, the Company is entitled to receive a certain portion of the servicing fees collected by City Mortgage Services. The Company will retain responsibility for certain functions related to initial customer service and continued tax and insurance monitoring.

     The following table sets forth certain historical information regarding the Company's loan servicing for the periods indicated:

                                                    FISCAL YEAR ENDED AUGUST 31,
                                                  --------------------------------
                                                    1996       1997        1998
                                                  --------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS)
Servicing portfolio at beginning of period(2)...  $ 92,286   $ 214,189   $ 628,068
Additions to servicing portfolio................   139,367     526,917     338,942
Reductions in servicing portfolio(1)............   (17,464)   (113,038)   (935,788)
                                                  --------   ---------   ---------
Servicing portfolio at end of period(2).........  $214,189   $ 628,068   $  31,222
                                                  ========   =========   =========
Servicing portfolio at end of period(2):
  Company-owned loans:
  Equity +......................................  $    922   $   8,661   $   8,217
  Title I.......................................     3,776         902       4,233
                                                  --------   ---------   ---------
          Total Company-owned loans.............     4,698       9,563      12,450
Loans sold in securitization transactions:
  Equity +......................................    10,501     363,961          --
  Title I.......................................   198,990     254,544      18,772
                                                  --------   ---------   ---------
          Total loans sold in securitization
             transactions.......................   209,491     618,505      18,772
                                                  --------   ---------   ---------
          Total servicing portfolio(2)..........  $214,189   $ 628,068   $  31,222
                                                  ========   =========   =========

---------------

(1) Reductions resulted from scheduled payments, prepayments, loans sold with servicing released, and writeoffs during the period.
(2) Not adjusted for the sale of the Company's mortgage servicing rights to City Mortgage Services on August 1, 1998 as part of the recapitalization. Excludes approximately $9.4 million of Equity + loans to be repurchased at August 31, 1998.

     The following table sets forth the Title I Loan and Equity + loan delinquency and Title I insurance claims experience of loans serviced by the Company as of the dates indicated. The Company is not producing a significant amount of Title I Loans.

                                                            AUGUST 31,
                                                 --------------------------------
                                                   1996        1997        1998
                                                 --------    --------    --------
                                                      (DOLLARS IN THOUSANDS)
Equity + loan delinquency data(1):
  31-60 days past due..........................      0.44%       0.40%       7.14%
  61-90 days past due..........................      0.00        0.20        1.52
  91 days and over past due....................      0.00        0.34       24.83
Total past due.................................      0.44        0.94       33.49
Title I loan delinquency data(1):
  31-60 days past due..........................      2.27        3.19        7.88
  61-90 days past due..........................      0.90        1.68        2.39
  91 days and over past due....................      4.78(2)     7.06(2)    25.00
Total past due.................................      7.95       11.93       35.27
  91 days and over past due,
     net of claims filed(3)....................      2.05        5.20        8.54
Outstanding claims filed with HUD(4)...........      2.73        1.86       16.46
Amount of FHA insurance available for Title I
  loans serviced...............................  $ 21,205    $ 21,094    $ 14,134(5)
Amount of FHA insurance available as a
  percentage of Title I loans serviced.........     10.46%       8.26%      61.44%(5)
Total delinquency data:
  31-60 days past due..........................      2.17        1.54        7.69
  61-90 days past due..........................      0.85        0.80        2.16
  91 days and over past due....................      4.53(7)     3.07(2)    24.95
Total past due.................................      7.55        5.41       34.88
  91 days and over past due, net of claims
     filed(6)..................................      1.94        2.32        7.56
Outstanding claims filed with HUD(7)...........      2.59        0.75       17.39
Outstanding number of Title I insurance claims
  filed........................................       255         269         207
Total servicing portfolio(9)...................  $214,189    $628,068    $ 31,222
Title I loans serviced.........................   202,766     255,446      23,005
Equity + loans serviced(9).....................  $ 11,423    $372,622    $  8,217
Home Equity loans serviced.....................        --          --          --
Aggregate losses on liquidated loans(8)........  $   32.0    $  201.0    $1,368.0

---------------

(1) Represents the dollar amount of delinquent loans as a percentage of the total dollar amount of each respective type of loan serviced by the Company (including loans owned by the Company but excluding loans repurchased and loans contained in securitization 1998-1) as of period end. Equity + loan delinquencies represented 0.31% of the Company's total delinquencies for the year ended August 31, 1996, 10.35% for the year ended August 31, 1997 and 17.39% for the year ended August 31, 1998 of the Company's total delinquencies. The Company did not produce Equity + loans until May 1996. The Company did not produce Home Equity loans until December 1997.
(2) During fiscal 1996 and the first two quarters of fiscal 1997, the processing and payment of claims filed with HUD was delayed. Claims paid by HUD during fiscal 1998 totaled $8.8 million.

(3) Represents the dollar amount of delinquent Title I loans net of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(4) Represents the dollar amount of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(5) If all claims filed with HUD had been processed and paid as of August 31, 1998, the amount of FHA insurance available for all serviced Title I loans would have been reduced to $8.9 million, which as a percentage of Title I loans serviced would have been 4.2%.
(6) Represents the dollar amount of delinquent loans net of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(7) Represents the dollar amount of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of total loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(8) On Title I loans, a loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I loans related to 1,227 Title I insurance claims made by the Company, as servicer, since commencing operations through August 31, 1998. Losses on Title I loans liquidated will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I loans, plus appropriate interest and costs.
(9) Excludes approximately $9.4 million of Equity + loans to be repurchased at August 31, 1998.

SALE OF LOANS

     The Company has historically sold on a servicing-retained basis a substantial majority of all loans it produced in securitization transactions. The balance was sold for cash servicing released to institutional purchasers. Currently, sales on a servicing-released basis, and some sales on a servicing-retained basis, are sold at a premium to their principal balance. As part of the sale of loans in securitization transactions, senior securities in the related securitization are sold to institutional purchasers with a junior subordinated interest in the transaction retained by or issued to the Company as a mortgage related security. As part of its business strategy, the Company intents to sell its loan production in the secondary market to institutional purchasers for cash premiums and reduce its historically dependence on securitization transactions as a method to sell loans. The Company will also attempt to reduce the acquisition premiums paid to its network of mortgage bankers of Equity + and Home Equity loans. During the year ended August 30, 1997, these cash acquisition premiums totaled $18.0 million or approximately 3.5% of the Company's total loan production and, for the year ended August 31, 1998, these premiums totaled $13.7 million or approximately 4.1% of the Company's total loan production.

     Pursuant to the Flow Purchase Agreement entered into as part of the recapitalization, the Company agreed to sell, and Sovereign Bancorp agreed to buy, $100.0 million principal amount of Home Equity and Equity + loans, on a quarterly basis, commencing in the calendar quarter beginning January 1, 1999. Up to $200.0 million of the $400.0 million in principal amount of the loans the Company is required to sell to Sovereign Bancorp on an annual basis can be Equity + loans. The Flow Purchase Agreement, which is renewable every six months, expires on December 31, 1998, but is renewable for additional six-month periods until September 2001. Sovereign Bancorp has the exclusive right to acquire the first $100 million of mortgage loans produced by the Company each quarter during the term of the Flow Purchase Agreement. The Flow Purchase Agreement does not require the Company to sell loans to Sovereign Bancorp at a loss.

     When the Company completed the recapitalization, the Company terminated its existing master purchase agreement with a financial institution in which the financial institution agreed to purchase up to $2.0 billion of loans over a five-year period ending in September 2001. For a description of the risks to the Company from the Flow Purchase Agreement with Sovereign Bancorp, see "Risk Factors -- Liquidity Risks" earlier in this prospectus. For additional details of the master purchase agreement that was terminated, see "Certain Transactions" later in this prospectus.

     The following table sets forth certain data regarding loans securitized or sold by the Company during the periods indicated with servicing retained, and excluding loans sold with servicing released:

                                                    FISCAL YEAR ENDED AUGUST 31,
                                                   -------------------------------
                                                     1996       1997       1998
                                                   --------   --------   ---------
                                                       (DOLLARS IN THOUSANDS)
Principal amount of loans sold...................  $137,908   $462,318   $ 181,931
Gain (loss) on sales of loans(1).................    16,539     45,123     (26,578)
Net unrealized gain (loss) on mortgage related
  securities.....................................     2,697      3,518     (70,024)
Weighted-average stated interest rate on loans
  sold(2)........................................     14.09%     13.91%      11.77%
Weighted-averaged pass-through interest rate on
  loans sold(2)..................................      7.50       7.36        6.77
Weighted-average excess spread retain on loans
  sold(2)
                                                       6.59       6.55        5.00

-------------------------

(1) Excludes gain on sale of $2.0 million relating to whole loan sales with servicing released of $59.2 million during the year ended August 31, 1997. Excludes gain on sale of $2.3 million relating to whole loan sales with servicing released of $160.1 million during the year ended August 31, 1998.
(2) Includes all loans sold with servicing released or servicing retained.

COMPETITION

     The Company faces intense competition in the business of originating and selling Home Equity loans and, to a lesser extent, Equity + loans. The Company's competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance companies. Many of these entities are substantially larger, have lower costs of capital and have considerably greater financial, technical and marketing resources than the Company. In addition, many of the financial services organizations that are much larger than the Company have formed national loan production networks offering loan products that are substantially similar to the Company's loan programs. The Company believes that Conti Mortgage Corp., The Money Store, First Plus Financial Group, Associates First Capital Corporation, and Household Finance Corporation are some of its largest direct competitors. The Company competes principally by providing prompt, professional service to its mortgage bankers, brokers and retail customers and, depending on circumstances, by providing competitive lending rates.

     Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Additional competition may lower the rates the Company can charge borrowers, potentially lowering the gain on future loan sales. The Company may face competition from, among others, government-chartered entities, such as FNMA, FHLMA, and GNMA. The Company's competitors may expand their existing or new loan purchase programs to include Home Equity loans. Entries of government-sponsored entities into the Home Equity loan market could lower the interest rates the Company is able to charge its borrowers and reduce or eliminate premiums on loan sales. To the extent any of these competitors significantly expand their activities in the Company's market, the Company could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect the Company's competition. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. See "Risk Factors -- Competition" located earlier in this prospectus.

     If the Company is unable to remain competitive in these areas, the volume of the Company's loan production may be materially adversely affected as borrowers seek out other lenders for their financing needs. Lower loan production may have an adverse effect on the Company's ability to negotiate and obtain sufficient financing under warehouse lines of credit upon acceptable terms. Establishing a broker-sourced loan business typically requires a substantially smaller commitment of capital and personnel resources than a direct-sourced loan business. This relatively low barrier to entry permits new competitors to enter the broker-sourced loan market quickly, particularly existing direct-sourced lenders which can draw upon existing branch networks and personnel in seeking to sell products through independent brokers. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in low borrowing costs may have a competitive advantage.

     The Company has historically been dependent on certain of its competitors to purchase loans not purchased by Sovereign Bancorp. If such competitors refrained from purchasing the Company's loans and the Company were unable to replace such purchasers, the Company's financial condition and results of operations could be materially adversely affected. The Flow Purchase Agreement between the Company and Sovereign Bancorp is expected to alleviate this situation. See "-- Sale of Loans" located earlier in this prospectus. The Company continues to seek other purchasers who are not competitors of the Company.

GOVERNMENT REGULATION

     The Company's lending activities are subject to the Truth in Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of
1994), the Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, as amended, the Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act of 1975, the Fair Debt Collection Practices Act and the Fair Housing Act, as well as other federal and state statutes and regulations affecting the Company's activities. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     The Company is subject to the rules and regulations of, and examinations by, HUD, FHA and other federal and state regulatory authorities with respect to originating, underwriting, funding, acquiring, selling and to the extent that it engages in servicing activities, to servicing consumer and mortgage loans. In addition, there are other federal and state statutes and regulations affecting the Company's activities. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for loans, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers, regulate payment features and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to submit annual audited financial statements to various governmental regulatory agencies that require the maintenance of specified net worth levels. The Company's affairs are also subject to examination, at all times, by the Federal Housing Commissioner to assure compliance with FHA regulations, policies and procedures.

     Although the Company is no longer originating a significant volume of Title I Loans, the Company is a HUD approved Title I mortgage lender and is subject to the supervision of HUD. In addition, the Company's operations are subject to supervision by state authorities (typically state banking or consumer credit authorities), many of which generally require that the Company be licensed to conduct its business. This normally requires state examinations and reporting requirements on an annual basis.

     The Federal Consumer Credit Protection Act ("FCCPA") requires a written statement showing an annual percentage rate of finance charges and requires that other information be presented to debtors when consumer credit contracts are executed. The Fair Credit Reporting Act requires certain disclosures to applicants concerning information that is used as a basis for denial of credit. The Equal Credit Opportunity Act prohibits discrimination against applicants with respect to any aspect of a credit transaction on the basis of sex, marital status, race, color, religion, national origin, age, derivation of income from public assistance program, or the good faith exercise of a right under the FCCPA.

     The interest rates which the Company may charge on its loans are subject to state usury laws, which specify the maximum rate which may be charged to consumers. In addition, both federal and state truth-in-lending regulations require that the Company disclose to its customers prior to execution of the loans, all material terms and conditions of the financing, including the payment schedule and total obligation under the loans. The Company believes that it is in compliance in all material respects with such regulations.

SEASONALITY

     The Company's production of Home Equity and Equity + loans is seasonal to the extent that borrowers used the proceeds for home improvement contract work. The Company's production of loans for this purpose tends to build during the spring and early summer months, particularly where the proceeds are used for pool installations. A decline is typically experienced in late summer and early fall until temperatures begin to drop. This change in seasons precipitates the need for new siding, window and insulation contracts. Peak volume is experienced in November and early December and declines dramatically from the holiday season through the winter months. While the Company does not have substantial experience making loans to borrowers who intend to use the proceeds to purchase a residence, management believes that the market for such loans will follow the home sale cycle, higher in the spring through early fall than during the remainder of the year.

EMPLOYEES


     As of April 1, 1999, the Company had 95 employees. None of the Company's employees is represented by a collective bargaining agreement. The Company believes that its relations with its employees are satisfactory.


PROPERTIES


     The Company leases 45,950 square feet of office space at 1000 Parkwood Circle, Atlanta, Georgia, consisting of two full floors. The Company's corporate headquarters have been consolidated into 22,975 square feet, consisting of one floor at this location. The Company has subleased the other floor at this location. The Company's lease is for an initial six-year term expiring August 2002 with a conditional option to extend the term to August 2007. The Company is searching for alternative space for its corporate headquarters. If it finds space, the Company expects to sublease the presently occupied space and relocate its corporate headquarters. The Company also leases 10,478 square feet of office space at its prior headquarters location in Atlanta, Georgia pursuant to a lease that expires in April 1999. In addition, as of December 11, 1998 the Company also leased office space on short-term or month-to-month leases in Phoenix, Arizona; Dublin, California; Denver, Colorado; Tallahassee, Florida; Elmhurst, Illinois; Woburn, Massachusetts; Waterford, Michigan; Blue Springs, Missouri; Waldwick, New Jersey; Las Vegas, Nevada; Patchogue, New York; Columbus, Ohio; Oklahoma City, Oklahoma; Bridgeville, Pennsylvania; Brentwood, Tennessee; Austin, Texas; Seattle, Washington; and Atlanta, Georgia. The Company believes that all of its facilities are suitable and adequate for the current conduct of its operations.



LEGAL PROCEEDINGS


     On February 23, 1998, an action was filed in the United States District Court for the Northern District of Georgia by Robert J. Feeney, as a purported class action against the Company and Jeffrey S. Moore, the Company's former President and Chief Executive Officer. The complaint alleges, among other things, that the defendants violated the federal securities laws in connection with the preparation and issuance of certain of the Company's financial statements. The named plaintiff seeks to represent a class consisting of purchasers of the Common Stock between April 11, 1997 and December 18, 1997, and seeks damages in an unspecified amount, costs, attorney's fees and such other relief as the court may deem proper. On June 30, 1998, the plaintiff amended the complaint to add additional plaintiffs, to add as a defendant Mego Financial, the Company's former parent, and to extend the class period through and including May 20, 1998. On September 18, 1998, the Company, Jeffrey S. Moore and Mego Financial filed motions to dismiss the complaint. On April 8, 1999, the court granted each of these motions. In the court's order dismissing the complaint, the plaintiffs were permitted, upon proper motions, to serve and file a second amended (and redrafted) complaint within 30 days.


     On October 2, 1998, an action was filed in the United States District Court for the Western Division of Tennessee by Traci Parris, as a purported class action against Mortgage Lenders Association, Inc., the Company and City Mortgage Services, Inc., one of the Company's strategic partners. The complaint alleges, among other things, that the defendants charged interest rates, origination fees and loan brokerage commissions in excess of those allowed by law. The named plaintiff seeks to represent a class of borrowers and seeks damages in an unspecified amount, reform or nullification of loan agreements, injunction, costs, attorney's fees and such other relief as the court may deem just and proper. On October 27, 1998, the Company filed a motion to dismiss the complaint. The Company believes it has meritorious defenses to this lawsuit and that resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.


     On October 8, 1998, the Office of the Consumer Credit Commissioner of the State of Texas issued a denial of the Company's application for licensing as a secondary mortgage lender. On October 20, 1998, the Company filed an appeal of the Commissioner's decision and an administrative hearing on this matter has been scheduled for April 22, 1999. The denial will not become final until the Company's appeal has been resolved. The Company believes that it is capable of meeting such requirements as the Commissioner may set to amend the Company's license application. If the denial becomes final, the Company will not be able to make secondary mortgage loans in the State of Texas at interest rates of greater than 10%. The Company is not required to hold a secondary mortgage lender license in order to continue to produce or acquire unregulated first mortgage loans in the state of Texas. The Company believes that resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.


     In the ordinary course of its business, the Company is, from time to time, named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse effect on the business or financial condition of the Company.

RECENT DEVELOPMENTS


     As part of the Company's strategic initiatives, the Company entered into an agreement to purchase certain assets of LL Funding Corp., a privately-held loan origination company headquartered in Columbia, Maryland. On January 4, 1999, the Company terminated the asset purchase agreement pursuant to provisions contained therein. LL Funding Corp. disputed the Company's right to terminate the asset purchase agreement, and on January 11, 1999, the Company filed suit asking that the court declare that the Company properly terminated the asset purchase agreement and was not liable to LL Funding Corp. as a result of such termination. This suit was voluntarily dismissed by the Company pursuant to a settlement agreement entered into in February 1999.

     The Company, on January 8, 1999, consummated the purchase of substantially all of the operating assets of a retail, sub-prime loan production facility located in Las Vegas, Nevada from FirstPlus Financial, Inc. for approximately $3.25 million in cash.


     In February, 1999, the Company repurchased $11 million of the Company's 12 1/2% Subordinated Notes, due 2001.



     Effective March 22, 1999 Mego Mortgage Corporation changed its corporate name to Altiva Financial Corporation (Nasdaq: ATVA).



     The Company completed a one for ten reverse stock split of its common stock, par value $0.01, effective March 22, 1999 with respect to shares of the Company's common stock outstanding as of that date.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information with respect to the directors and executive officers of the Company as of April 1, 1999.


NAME                                        AGE                   POSITION
----                                        ---                   --------
Champ Meyercord...........................  57    Chairman of the Board and Chief
                                                  Executive Officer
Wm. Paul Ralser...........................  57    President, Chief Operating Officer and
                                                    Director
J. Richard Walker.........................  51    Executive Vice President and Chief
                                                    Financial Officer
Spencer I. Browne.........................  48    Director
Hubert M. Stiles..........................  51    Director
David J. Vida, Jr.........................  32    Director
John D. Williamson, Jr....................  63    Director

     Edward B. "Champ" Meyercord has been Chairman and Chief Executive Officer of the Company since July 1998 and, prior thereto, he was a special consultant to the Company since May 1998. From 1994 to 1998, Mr. Meyercord was a senior investment banker with Greenwich Capital Markets, most recently as a co-head of the Mortgage and Asset Backed Finance Group. In addition to his involvement with asset backed securities, Mr. Meyercord was involved in the development of financing vehicles for specialty finance companies. Greenwich Capital Markets has performed investment banking services for the Company since 1994. Prior to 1994, Mr. Meyercord was a co-managing partner of Hillcrest Partners, a private investment bank specializing in mergers and acquisitions for financial institutions. Mr. Meyercord is a member of the Board of Directors of The National Home Equity Mortgage Association.

     Wm. Paul Ralser. Mr. Ralser has been a Director of the Company since June 1998 and President and Chief Operating Officer since September 1998. Mr. Ralser has served as President and Chairman of the Board of First Fidelity Bancorp, Inc. since June 1996. Since December 1994, Mr. Ralser has been President and Chief Executive Officer of First Fidelity Thrift & Loan Association. From October 1992 to December 1994, Mr. Ralser was Executive Vice President and Director of Affordable Housing for Countrywide Funding Corporation ("Countrywide") and, from September 1986 until August 1992, he served as President and Chief Executive Officer of Countrywide Thrift and Loan.

     J. Richard Walker has been Executive Vice President and Chief Financial Officer of the Company since October 1998. Since 1988, Mr. Walker has been a principal of Walker & Mikloucich, P.C., an accounting firm. Since 1986, Mr. Walker has been managing director of Vulcan Capital, Inc., formerly TVG Associates, Inc., a business advisory services firm.

     Spencer I. Browne has been a Director of the Company since consummation of the initial public offering in November 1996. For more than five years prior to September 1996, Mr. Browne held various executive and management positions with several publicly traded companies engaged in businesses related to the residential and commercial mortgage loan industry. From August 1988 until September 1996, Mr. Browne served as

President, Chief Executive Officer and a Director of Asset Investors Corporation ("AIC"), a New York Stock Exchange ("NYSE") traded company he co-founded in 1986. He also served as President, Chief Executive Officer and a Director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In addition, from June 1990 until March 1996, Mr. Browne served as President and a Director of M.D.C. Holdings, Inc., a NYSE traded company and the parent company of a major home builder in Colorado.

     Hubert M. Stiles, Jr. Mr. Stiles has been a Director of the Company since July 1998. Since September 1996, Mr. Stiles has been a money manager for and President of T. Rowe Price Recovery Fund II Associates, L.L.C. Mr. Stiles has been Vice President of T. Rowe Price Associates, Inc. and a money manager for and President of T. Rowe Price Recovery Fund Associates, Inc. since May 1988.

     David J. Vida, Jr. Mr. Vida has been a Director of the Company since June 1998. Since July 1996, Mr. Vida has been President of City Mortgage Services, a division of City National Bank. Mr. Vida served as Chief Financial Officer of Prime Financial Corp. from June 1994 until June 1996. From January 1992 to June 1996, Mr. Vida was a Senior Accountant for KPMG Peat Marwick LLP.

     John D. Williamson, Jr. has been a Director of the Company since September 1998. Since January 1997, Mr. Williamson has been practicing law as a sole practitioner, focusing on consulting, mediation and expert witnesses. From 1976 to January 1997, Mr. Williamson worked in various capacities at Transport Life Insurance Company (a subsidiary of Travelers Group, Inc.) including Vice Chairman of the Board from 1995 to 1997 and Chairman of the Board from 1995 to 1998.

     The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors. Members of the Board of Directors of the Company who are not employees of the Company receive an annual retainer fee of $30,000 plus $1,500 for chairing a committee or $1,000 for serving as a member of a committee. In addition, each director receives $1,000 for each Board or committee meeting (but only $500 for a committee meeting held on the same day as a board meeting). Directors are also reimbursed for their expenses incurred in attending meetings of the board of directors and its committees.

     The board of directors has delegated certain functions to the following standing committees:

     Audit Committee. The Audit Committee's functions include recommending to the board the engagement of the Company's independent certified public accountants, reviewing with the accountants the plan and results of their audit of the Company's financial statements and determining the independence of the accountants. The Audit Committee held six meetings in fiscal 1998. The Audit Committee is currently composed of Messrs. Stiles, Browne and Vida.

     Compensation Committee. The Compensation Committee has the authority to approve the compensation of the Company's executive officers. The Compensation

Committee held three meetings in fiscal 1998. Currently, the Compensation Committee consists of Messrs. Williamson and Browne.

     Nominating Committee. During fiscal 1998, the Nominating Committee had the responsibility to recommend the nominees for election as Directors of the Company to the Board of Directors. The Nominating Committee met one time during fiscal 1998. The Company currently does not maintain a nominating committee.

     Plan Committee. The Plan Committee was established in January 1999 to administer the Plan. The Plan Committee is currently composed of Messrs. Stiles and Williamson.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and the other executive officer as of August 31, 1998 whose annual salary and bonus during fiscal 1998 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                            ANNUAL                            ------------
                                         COMPENSATION                          NUMBER OF
                             FISCAL   -------------------    OTHER ANNUAL       OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY     BONUS     COMPENSATION(1)    GRANTED(2)    COMPENSATION(3)
---------------------------  ------   --------   --------   ---------------   ------------   ---------------
Champ Meyercord(4).......     1998    $ 63,462   $     --       $    --         481,859         $     --
  Chairman of the             1997          --         --            --              --               --
  Board and Chief             1996          --         --            --              --               --
  Executive Officer
James L. Belter(5).......     1998    $212,519   $100,000(6)     $ 9,919             --         $135,868
  Executive Vice              1997     180,003    100,000(6)      15,896         10,000               --
  President and               1996     159,080     50,000(6)       4,330             --               --
  Treasurer


-------------------------

(1) Other annual compensation consisted of car allowances, contributions to 401(k) plans and moving expenses.
(2) See "-- Employment Agreements" and "-- Company Stock Option Plans" below.
(3) All other compensation consisted of funds received from the Company to repurchase outstanding SARs and stock options.
(4) Mr. Meyercord became Chief Executive Officer of the Company in August 1998.
(5) Mr. Belter resigned from the Company on November 30, 1998.
(6) Bonuses paid to Mr. Belter during fiscal years 1996 and 1997 were discretionary bonuses determined by the board of directors. The bonus paid during fiscal 1998 was paid pursuant to an employment contract entered into with Mr. Belter in August 1997.

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended August 31, 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                       INDIVIDUAL GRANTS
                       -------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                     PERCENT OF                              AT ASSUMED ANNUAL RATES
                       NUMBER OF       TOTAL                                     OF STOCK PRICE
                       SECURITIES     OPTIONS                                APPRECIATION FOR OPTION
                       UNDERLYING    GRANTED TO    EXERCISE                           TERM
                        OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION   ---------------------------
NAME                   GRANTED(#)   FISCAL YEAR     ($/SH)       DATE         5%($)          10%($)
----                   ----------   ------------   --------   ----------   ------------   ------------
Champ Meyercord......   481,859         80.1%       $15.00     06/29/08    $11,773,465    $18,747,276
  Chairman of the
  Board and Chief
  Executive Officer
James L. Belter......        --           --            --           --             --             --
  Executive Vice
  President and
  Treasurer(1)


-------------------------

(1) Mr. Belter resigned from the Company on November 30, 1998.

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of August 31, 1998. No stock options were exercised by the Named Executive Officers during the fiscal year ended August 31, 1998. See "-- Company Stock Option Plans."

                 AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE


                                                                    VALUE OF UNEXERCISED
                                      NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                         OPTIONS HELD AT                   HELD AT
                                         AUGUST 31, 1998             AUGUST 31, 1998(1)
                                   ---------------------------   ---------------------------
                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                   -----------   -------------   -----------   -------------
Champ Meyercord..................        --         481,859       $     --       $144,558
James L. Belter(2)...............     2,000           8,000             --             --


-------------------------


(1) The closing sales price of the Company's common stock as reported on the Nasdaq Stock Market on August 31, 1998 was $15.30, as adjusted to reflect the one-for-ten reverse stock split. All options held by Mr. Belter as of August 31, 1998 were granted at exercise prices in excess of such market price.

(2) Mr. Belter resigned from the Company on November 30, 1998.

EMPLOYMENT AGREEMENTS


     On June 23, 1998, the Company entered into an employment agreement with Champ Meyercord pursuant to which Mr. Meyercord became the Chairman of the Board and Chief Executive Officer of the Company. The Company and Mr. Meyercord elected to renegotiate the original employment agreement and entered into a new employment agreement (the "Meyercord Agreement") on February 12, 1999. The initial term of the Meyercord Agreement terminates on December 31, 2001 and the agreement will continue on a year-to-year basis unless terminated by either party. The Meyercord Agreement provides for an initial annual base salary of $300,000. From the date of the Meyercord Agreement until December 31, 1998, Mr. Meyercord is entitled to a bonus of at least $250,000. For each subsequent calendar year during the term of the agreement, Mr. Meyercord shall be entitled to receive bonuses pursuant to a management incentive compensation plan for senior management to be established by the Company. Pursuant to the Meyercord Agreement Mr. Meyercord was granted options to purchase 481,859 shares of common stock upon approval by the Company's stockholders of the 1999 Plan.



     Upon termination of the agreement for "cause," Mr. Meyercord will be entitled to receive his base salary through the effective date of termination and any determined but unpaid incentive compensation for any bonus period ending on or before the date of termination. In the event of his termination by the Company "without cause" or his voluntary termination on six months notice, Mr. Meyercord will be entitled to (1) any unpaid base salary through the date of termination, (2) accrued but unpaid incentive compensation, if any, for the bonus period ending on or before the date of termination, (3) the continuation of any benefits through the expiration of the Meyercord Agreement and (4) the payment, through the date of expiration of the Meyercord Agreement, of his base salary and incentive compensation (in an amount equal to the incentive compensation paid to Mr. Meyercord for the calendar year immediately preceding termination). In the event of a change of control of the Company accompanied within two years by either (1) termination of Mr. Meyercord's employment by the Company "without cause" or (2) Mr. Meyercord's voluntarily termination for "good reason," Mr. Meyercord will be entitled to the amounts receivable upon a termination "without cause." In addition, upon a change of control any vested stock options granted to Mr. Meyercord will accelerate and become immediately vested. The Meyercord Agreement contains a non-competition provision that generally prohibits Mr. Meyercord from competing with the Company during his employment by the Company and for the lesser of the two-year period following the termination of his employment for any reason or the period of time during which Mr. Meyercord is entitled to continuing payments from the Company due to a termination of the Meyercord Agreement due to disability, voluntary termination, termination "without cause" or change of control of the Company.



     During fiscal 1998, James Belter, the Company's Executive Vice President and Chief Financial Officer until November 30, 1998, was employed pursuant to an employment agreement entered into in August 1997. The employment agreement provided that Mr. Belter was entitled to receive discretionary performance bonuses based on factors determined by the Committee and the board of directors in accordance with the Company's executive bonus pool program. Notwithstanding the foregoing, Mr. Belter was guaranteed to receive a bonus of $100,000 for each of the first two years of his employment agreement.


     The Company intends to enter into employment agreements with certain other members of senior management, including Messrs. Ralser and Walker.

COMPANY STOCK OPTION PLANS

  1996 Plan


     Under the Company's 1996 Employee Stock Option Plan (the "1996 Plan"), 1,000 shares of common stock remain reserved for issuance upon exercise of stock options. The 1996 Plan was designed as a means to retain and motivate key employees and directors. The board of directors, or a committee thereof, administers and interprets the 1996 Plan and is authorized to grant options thereunder to all eligible employees and directors of the Company, except that no incentive stock options (as defined in Section 422 of the Code) may be granted to a director who is not also an employee of the Company or a subsidiary. The 1996 Plan provides for the granting of both incentive stock options and nonqualified stock options. Options may be granted under the 1996 Plan on such terms and at such prices as determined by the board of directors, or a committee thereof, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the common stock on the date of grant. Each option is exercisable after the period or periods specified in the related option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the common stock on the date of grant and a term of no more than five years. The 1996 Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (1) provide for recourse to the optionee, (2) bear interest at a rate no less than the prime rate of interest, and (3) be secured by the shares of common stock purchased. The board of directors has the authority to amend or terminate the 1996 Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1996 Plan are subject to stockholder approval. Unless terminated sooner, the 1996 Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted ten years after commencement of the 1996 Plan. In connection with the spin-off of the Company, all options outstanding under the 1996 Plan were converted into SARs in August 1997. In October 1997, the Company repurchased all SARs outstanding under the 1996 Plan.


  1997 Plan


     In August 1997, the Company's Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was approved by the stockholders of the Company in June 1998. Under the 1997 Plan, as amended, 200,000 shares of common stock are reserved for issuance upon the exercise of stock options and/or SARs. The board of directors, or a committee thereof, administers and interprets the 1997 Plan and is authorized to grant options and/or SARs thereunder to any person who has rendered services to the Company, except that no incentive stock options may be granted to any person who is not also an employee of the Company or any subsidiary. As of August 31, 1998, a total of 120,000 options had been granted under the 1997 Plan, of which 6,325 were held by directors and executive officers.



    1999 Plan



     In February 1999, the Company's stockholders approved the Company's 1999 Incentive Stock Plan (the "1999 Plan"). 1,200,000 shares were reserved for issuance under the 1999 Plan. The 1999 Plan provides for the issuance of options and restricted stock to certain of the Company's employees and outside directors and the issuance of SARs to certain of the Company's key employees. The 1999 Plan is administered by a committee of two or more of the Company's outside directors each of whom must satisfy the requirements for a "non-employee" director under Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" under Section 162(m) of the Code. No Key Employee of the Company (as defined in the 1999 Plan) may be granted an option or SAR with respect to more than 150,000 shares of the Company's common stock, except that an option to purchase 481,859 shares of common stock may be granted to the Company's chief executive officer in connection with the renegotiation of his June 23, 1998 employment agreement.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was formed by the board of directors in August 1997. From September 1, 1997 until June 29, 1998, the Compensation Committee was comprised of Robert Nederlander and Spencer I. Browne, non-employee directors. From July 1, 1998 until November 14, 1998, the Company did not have a Compensation Committee and compensation decisions were made by the full Board of Directors. Champ Meyercord did not participate in decisions regarding his specific employment by the Company. On November 14, 1998, Spencer
I. Browne and John D. Williamson, Jr. were appointed to the Compensation Committee. See "Certain Transactions" located later in this prospectus.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of April 20, 1999, information with respect to the beneficial ownership of the common stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each director of the Company, (3) each of the Named Executive Officers, and (4) all directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.



NAME AND ADDRESS OF                                  NUMBER OF SHARES     PERCENTAGE
BENEFICIAL OWNER(1)                                 BENEFICIALLY OWNED   OWNERSHIP(2)
-------------------                                 ------------------   ------------
DIRECTORS AND EXECUTIVE OFFICERS:
Champ Meyercord...................................           2,500              *
J. Richard Walker.................................              --              *
Spencer I. Browne.................................           3,726              *
Wm. Paul Ralser...................................           2,000              *
Hubert M. Stiles, Jr.(3)..........................         666,666           21.8%
David J. Vida, Jr.................................              --              *
John D. Williamson, Jr............................           2,000              *
All executive officers and directors of the
  Company as a group (8 persons)..................         676,892           22.1%
OTHER LARGE STOCKHOLDERS:
Value Partners, Ltd.(4)...........................       1,466,674           32.4%
City National Bank(5).............................       1,333,336           30.1%
Sovereign Bancorp(6)..............................       1,333,336           30.1%
Friedman, Billings, Ramsey Group, Inc.(7).........         974,245           27.9%
Emanuel J. Friedman(7)(8).........................         666,666           21.8%
T. Rowe Price Recovery Fund II, L.P.(3)...........         666,666           21.8%
Merrill Lynch Phoenix Fund, Inc...................         300,000            9.8%


-------------------------

    * Less than 1%.
 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised.

 (2) Based on 3,056,666 shares of common stock outstanding as of April 20, 1999.

 (3) The address of Mr. Stiles and T. Rowe Price Recovery Fund II, L.P. is 100 East Pratt Street, Baltimore, Maryland 21202. Represents shares beneficially owned by T. Rowe Price Recovery Fund II, L.P., T. Rowe Price Recovery Fund II Associates, L.L.C. and T. Rowe Price Associates, Inc. (of which Mr. Stiles is a vice president). Mr. Stiles disclaims beneficial ownership of these shares. Based on a Schedule 13G filed with the SEC on July 10, 1998.

 (4) The address of Value Partners, Ltd. is 4514 Cole Avenue, Suite 808, Dallas, Texas 75205. Represents shares issuable upon the conversion of 22,000 shares of preferred stock.

 (5) City National Bank's address is 25 Gatewater Road, Charleston, West Virginia 25313. Represents (i) 666,670 shares issuable upon conversion of preferred stock and (ii) 666,666 shares issuable upon exercise of currently outstanding options.


 (6) Sovereign Bancorp's address is 1130 Berkshire Boulevard, P.O. Box 12646, Reading, Pennsylvania 19612. Represents (i) 666,670 shares issuable upon conversion of preferred stock and (ii) 666,666 shares issuable upon exercise of currently outstanding options.


 (7) The address of Friedman, Billings, Ramsey Group, Inc. ("FBRG") is 1001 19th Street North, Arlington, Virginia 22209. As of March 31, 1999, FBRG, through its two wholly-owned subsidiaries Friedman, Billings, Ramsey Investment Management, Inc. ("Investment Management") and Orkney Holdings, Inc. ("Orkney"), had sole voting and dispositive power with respect to 535,910 shares of common stock. This number does not include 666,666 shares of common stock owned by Emanuel J. Friedman, as to which FBRG disclaims beneficial ownership. Investment Management serves as general partner and discretionary investment manager for FBR Ashton, L.P. ("Ashton") which, as of March 31, 1999, owned 4,450 shares of preferred stock (which are convertible into 296,668 shares of common stock). Investment Management also serves as discretionary manager for FBR Opportunity Fund, Ltd. ("Opportunity Fund") which, as of March 31, 1999, owned 90,680 shares of common stock. Orkney is a wholly-owned subsidiary of FBRG which, as of March 31, 1999, owned 445,230 shares of common stock and 2,125 shares of preferred stock (which are convertible into an aggregate of 141,667 shares of common stock). Each of FBRG, Ashton, Investment Management, Opportunity Fund and Orkney disclaims beneficial ownership of the shares of common stock owned by the other four entities. In addition, Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey are each control persons with respect to FBRG.


 (8) Mr. Friedman's address is 1001 19th Street, Arlington, Virginia 22209. Excludes 535,910 shares beneficially owned by FBRG, as to which Mr. Friedman disclaims beneficial ownership. Mr. Friedman has notified the Company that, until the earlier of (i) the first date on which he, together with FBR and its affiliates, holds shares of common stock representing less than 20% of the total issued and outstanding common stock or (ii) the date on which he deposits his shares of common stock in a voting trust to be voted by an unaffiliated third party, he waives the right to vote his shares of common stock.

                              SELLING STOCKHOLDERS

     The following table assumes that each selling stockholder is offering for sale securities previously issued by the Company. The Company has agreed to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of their respective counsel). None of the selling stockholders has ever held any position with the Company or had any other material relationship with the Company, except that certain of the selling stockholders are also Principal Stockholders of the Company as described under "The Recapitalization", "Principal Stockholders" and "Certain Transactions."

     The following table sets forth the beneficial ownership of the shares of common stock of each person who is a selling stockholder. The Company will not receive any proceeds from the sale of the common stock by the selling stockholders.


                                                                                   PERCENTAGE
                                                                                  OWNERSHIP(2)
                                                                               -------------------
                                        NUMBER OF SHARES    NUMBER OF SHARES    BEFORE     AFTER
NAME OF SELLING STOCKHOLDER(1)         BENEFICIALLY OWNED    OFFERED HEREBY    OFFERING   OFFERING
------------------------------         ------------------   ----------------   --------   --------
Value Partners, Ltd.(3)..............      1,466,674           1,466,674         32.4%         0
City National Bank(4)................      1,333,336           1,333,336         30.1%         0
Sovereign Bancorp Inc.(4)............      1,333,336           1,333,336         30.1%         0
Friedman, Billings, Ramsey Group,
  Inc.(5)............................        974,245             456,668         27.9%         0
Emanuel J. Friedman(6)...............        666,666             666,666         21.8%         0
T. Rowe Price Recovery Fund II,
  L.P................................        666,666             666,666         21.8%         0
First Fidelity Bancorp, Inc.(3)......        333,335             333,335          9.8%         0
Merrill Lynch Phoenix Fund, Inc......        300,000             300,000          9.8%         0
Continental Casualty Company(3)......        266,668             266,668          8.0%         0
West Broadway Partners, LP(3)........         39,000              39,000            *          0
Rath Foundation, Inc.(3).............         25,333              25,333            *          0
ITLA Capital Corporation.............         25,000              25,000            *          0
West Broadway Securities, LTD(3).....         18,200              18,200            *          0
Thomas Baer and Michelle Baer(3).....         13,333              13,333            *          0
James R. Sanger(3)...................         13,333              13,333            *          0
Marathon Associates, L.P.............          5,000               5,000            *          0
Dorothy S. Lockspeiser(3)............          5,000               5,000            *          0
Peter E. and Dianne C. Spreadbury
  Trust(7)...........................          3,333               3,333            *          0
J. Rock Tonkel, Jr.(7)...............          3,333               3,333            *          0
Premium Total Return
  Portfolio -- Boston Partners Asset
  Management(3)......................            400                 400            *          0


---------------------

*Less than 1%.
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised.

(2) Based on 3,056,666 shares of Common Stock outstanding as of April 20, 1998. Assumes the sale of all shares being offered by the selling stockholder in this prospectus.

(3) Represents shares issuable upon conversion of preferred stock.

(4) Represents (i) 666,670 shares issuable upon conversion of preferred stock and (ii) 666,670 shares issuable upon exercise of currently outstanding options.


(5) Represents shares held by Ashton and Orkney. Orkney is a wholly-owned investment subsidiary of FBRG. FBR, a wholly-owned subsidiary of FBRG, was a managing underwriter for the Company's IPO and its public offering of Old Notes in November 1996. In addition, FBR acted as initial purchaser for the Company's private placement of Current Notes in October 1997. 160,000 of the shares offered hereunder were acquired by FBR as compensation for FBR's service, in connection with the recapitalization, as placement agent for the common stock and the Series A convertible preferred stock as well as dealer-manager in connection with the Company's offer to exchange the Old Notes for the Current Notes. FBR is also entitled to a cash fee in connection with the recapitalization. FBR distributed the shares received to FBRG, is corporate parent, and FBRG contributed the shares to Orkney In addition to the relationships set forth above, FBR is currently serving as the Company's exclusive financial advisor, and FBR will be entitled to a portion of the proceeds generated should the Company elect to proceed with a stock purchase rights offering.


(6) Mr. Friedman is a control person with respect to Friedman, Billings, Ramsey Group, Inc., which is the beneficial owner of 535,910 shares of common stock or 17.5% of the issued and outstanding common stock, not including the shares owned by Mr. Friedman.

(7) Peter E. Spreadbury and J. Rock Tonkel, Jr. are managing directors of FBR.

                              CERTAIN TRANSACTIONS

     Listed below are transactions the Company has entered into with its affiliates in the past three years. An "affiliate" generally is a person or entity that is (1) "controlled by the Company," such as an officer of the Company, (2) that "controls the Company" such as a director of a company, and in the case of the Company, Mego Financial, the Company's former parent; or (3) entities under "common control" with a company. PEC, a subsidiary of Mego Financial, is an affiliate of Mego Financial because it is "controlled by" Mego Financial, and is an affiliate of the Company, because the directors that controlled the Company until the completion of the recapitalization also controlled Mego Financial.

RELATIONSHIP WITH GREENWICH

     Champ Meyercord, the Company's Chairman of the Board and Chief Executive Officer, was formerly a senior investment banker at Greenwich Capital Markets ("Greenwich"). In October 1996, Greenwich agreed to purchase from the Company $2.0 billion of loans over a five year period. The Company has sold Greenwich approximately $800 million in loans from the inception of the agreement. The agreement with Greenwich was terminated in June 1998 and the Company has no further obligation under the agreement.

     In April 1997, the Company entered into a pledge and security agreement with Greenwich for an $11.0 million revolving credit facility. The amount which could be borrowed under the agreement was increased to $15.0 million in June 1997 and to $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. As of August 31, 1998, approximately $10.0 million was outstanding under the agreement. This agreement, which was originally scheduled to mature in December 1998, was extended until December 1999.

TAX SHARING AND INDEMNITY AGREEMENT

     For taxable periods up to the date of the spin-off, the Company's results of operations were includable in the tax returns filed by Mego Financial's affiliated group for federal income tax purposes. Under a tax allocation and indemnity agreement with Mego Financial, the Company recorded a liability to Mego Financial for federal income taxes calculated on a separate company basis. Under a prior tax sharing arrangement with Mego Financial, the Company recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. In addition, both the agreement and the arrangement provided that the Company and Mego Financial each will indemnify the other under certain circumstances. The Company no longer files consolidated returns with Mego Financial's affiliated group. The Company believes that all obligations under the tax sharing agreement have been satisfied.

MANAGEMENT SERVICES AGREEMENT WITH PEC

     Until the recapitalization; PEC, a subsidiary of Mego Financial, supplied the Company on an as-needed basis with certain executive, accounting, legal, management information, data processing, human resources, advertising services and promotional personnel of PEC provided services to the Company on an "as needed" basis. The Company paid management fees to PEC in an amount equal to the direct and indirect expenses of PEC related to the services supplied by its employees to the Company, including an allocable portion of the salaries and expenses of these employees based upon the percentage of time these employees spent performing services for the Company. This arrangement was formalized on September 1, 1996 by execution of a management agreement (the "Management Agreement"), in which PEC agreed to provide management services to the Company for an aggregate annual fee of approximately $967,000. Effective January 1, 1998, the annual fee payable by the Company under the Management Agreement was reduced to $528,000. The Management Agreement was terminated on June 29, 1998.


     For the years ended August 31, 1996, 1997 and 1998 and the six months ended February 28, 1998 and 1999, approximately $671,000, $967,000, $617,000, $410,000 and $0, respectively, of the salaries and expenses of these employees of PEC were attributable to and paid by the Company in connection with services supplied by these employees to the Company. In addition, during the years ended August 31, 1996 and 1997, the Company paid PEC for developing computer programming, incurring costs of $56,000 and $0, respectively. During the year ended August 31, 1998 and the six months ended February 28, 1998 and 1999, these costs were $0.


SUB-SERVICING AGREEMENT WITH PEC


     Prior to September 1, 1996, PEC sub-serviced the Company's loans pursuant to which it paid servicing fees of 50 basis points on the principal balance of loans serviced per year. For the years ended August 31, 1996, 1997 and 1998 and the six months ended February 28, 1998 and 1999, the Company paid sub-servicing fees to PEC of approximately $709,000, $1.9 million, $2.1 million, $1.3 million and $0, respectively. The Company entered into a servicing agreement with PEC (the "Servicing Agreement"), effective as of September 1, 1996, providing for the payment of servicing fees of 50 basis points on the principal balance of loans serviced per year. For the years ended August 31, 1996, 1997 and 1998 and the six months ended February 28, 1998 and 1999, the Company incurred interest expense in the amount of $29,000, $16,000, $0, $0 and $0, respectively, related to fees payable to PEC for these services. The interest rates were based on PEC's average cost of funds and equaled 10.68% in 1996 and 10.48% in 1997. Effective September 1, 1997, the servicing fees were reduced to 40 basis points per year and effective January 1, 1998, the servicing fees were further reduced to 35 basis points per year. The Servicing Agreement has been terminated as the mortgage servicing rights were transferred to City National Bank.


FUNDING AND GUARANTEES BY MEGO FINANCIAL

     In order to fund the Company's past operations and growth, and in conjunction with filing consolidated returns, the Company borrowed money from Mego Financial. As of August 31, 1996, 1997 and 1998, the amount of intercompany debt owed to Mego Financial was $12.0 million, $9.7 million and $0, respectively. Prior to the initial public offering, Mego Financial had guaranteed the Company's obligations under the Company's credit agreements and an office lease. The guarantees of the Company's credit agreements were released on the completion of the initial public offering. The Company did not pay any compensation to Mego Financial for such guarantees.

     In November 1996, Greenwich agreed to purchase from the Company $2.0 billion of loans over a five year period. Pursuant to the agreement, Mego Financial issued to Greenwich four-year warrants to purchase 1.0 million shares of Mego Financial's common stock. The value of the warrants, estimated at $3.0 million (0.15% of the commitment amount) as of the commitment date (the "Warrant Value") plus a $150,000 fee has been written off as the commitment for the purchase of loans has been terminated.

     On August 29, 1997, the Company and Mego Financial entered into the Payment Agreement for the Company's repayment after the spin-off of (1) a portion of the debt owed by the Company to Mego Financial as of May 31, 1997 and (2) debt owed by the Company to Mego Financial as of August 31, 1997. Upon consummation of the sale of the Old Notes in October 1997, $3.9 million was paid in accordance with the Payment Agreement. In April 1998, the Company and Mego Financial entered into an agreement (the "1998 Agreement") superseding the Payment Agreement. Pursuant to the 1998 Agreement, the parties agreed to reduce the amounts owed to Mego Financial and agreed to pay such amounts upon the occurrence of certain events. In connection with the Recapitalization, the Company paid PEC $1.6 million to satisfy fully all amounts owed to Mego Financial pursuant to the Payment Agreement and the 1998 Agreement, and the 1998 Agreement was terminated.

RELATIONSHIPS WITH FBR


     FBR served as placement agent for the private placements pursuant to a placement agreement (the "Placement Agreement"). Under the terms of the Placement Agreement, the Company paid FBR a fee of 160,000 shares of common stock equal to 6.0% of the gross proceeds received by the Company from the sale of the shares of common stock and preferred stock in the recapitalization. The gross proceeds did not include $10.0 million of Common Stock acquired by an affiliate of FBR. In addition, the Company has agreed, pursuant to the Placement Agreement, to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities incurred in connection with the recapitalization. In addition, the Company paid FBR an advisory fee of $416,667 in connection with the recapitalization.


     FBR was a managing underwriter for the Company's initial public offering and the Company's public offering of $40.0 million of the Old Notes, and was the initial purchaser for the Company's private offering of another $40.0 million of the Old Notes. FBR received compensation for such services and the Company agreed to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities arising in connection with such offerings. In addition, FBR has in the past provided certain investment banking services to the Company and affiliates of the Company.

THE RECAPITALIZATION

     For a description of transactions with related parties in connection with the recapitalization, see "The Recapitalization" located earlier in this prospectus.

                              DESCRIPTION OF NOTES

GENERAL

     In the exchange offer, the Company issued $41.5 million aggregate principal amount of Current Notes under an indenture together with shares of Series A convertible preferred stock in exchange for $79.0 million of Old Notes. The Current Notes mature on December 1, 2001 and are general unsecured obligations of the Company, subordinated in right of payment to all senior indebtedness of the Company. Interest on the Current Notes accrues at a rate of 12 1/2% per year and is payable in cash semi-annually on June 1 and December 1 of each year.

     Guarantees.  The Current Notes are not guaranteed by any entity.

     Subordination. The indebtedness represented by the Current Notes is subordinated in right of payment to all existing and future senior indebtedness of the Company, including without limitation, all obligations of the Company under any Warehouse Facility, (as defined) and will be senior in right of payment to all future indebtedness of the Company that by its terms is expressly subordinated in right of payment to the Current Notes.

     Redemption. The Current Notes are redeemable, in whole but not in part, prior to maturity at the option of the Company at any time and from time to time at a redemption price (expressed as a percentage of principal amount), (1) prior to December 1, 1999, of 100% and (2) after December 1, 1999 but prior to December 1, 2001, of 106%, in either case plus accrued and unpaid interest (including added interest, if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest (including added interest, if any) due on the relevant interest payment date).

     Covenants. The Current Notes contain covenants limiting the incurrence of certain indebtedness, liens, affiliate transactions, and merger and consolidation.

REGISTRATION RIGHTS

     The Company has entered into a registration rights agreement with FBR (the "Current Notes Registration Rights Agreement") on behalf of the holders of the Current Notes pursuant to which the Company has agreed, for the benefit of the holders of the Current Notes, at the Company's cost, (1) to file a registration statement (the "Current Notes Registration Statement") pursuant to which the Company will offer to exchange notes (the "Current Notes Exchange Offer") for registered notes ("New Notes") for Current Notes with the SEC on or before December 15, 1998 and (2) to use its best efforts to cause the Current Notes Registration Statement to be declared effective under the Securities Act on or before March 15, 1999. The New Notes will have terms substantially identical in all material respect to the Current Notes, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights or interest rate increases as described herein. Promptly after the Current Notes Registration Statement has been declared effective, the Company will offer the New Notes in exchange for surrender of the Current Notes. The Company will keep the Current Notes Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Current Notes Exchange Offer is mailed to the holders of the Current Notes. For each Current Note validly tendered to the Company pursuant to the Current Notes Exchange Offer and not withdrawn by the holder thereof, the holder of such Current Note will receive a New Note having a principal amount equal to that of the tendered Current Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Current Note in exchange therefor or, if no interest has been paid on such New Note, from the date of its original issue.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 400,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, par value $.01 per share. The following brief description of the Company's capital stock is not complete and is subject in all respects to applicable law and the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed or incorporated as exhibits in the Company's various filings with the SEC and to the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Such stockholders do not have cumulative voting rights in the election of directors. Subject to the rights of any holders of preferred stock, holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividend. For a description of the Company's dividend policy see "Dividend Policy" located earlier in this prospectus. In the event of any liquidation, dissolution or winding up of the Company, the holders of the common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution, subject to the rights of any holders of preferred stock. The holders of common stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their stock into other securities. In addition, there are no redemption or sinking fund provisions applicable to the common stock. All of outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company has 5,000,000 shares of authorized preferred stock, of which 65,000 shares have been designated as Series A convertible preferred stock. The Board of Directors is authorized to provide for the issuance of additional classes and series of preferred stock out of remaining undesignated shares, and the Board of Directors may establish the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such additional class or series of preferred stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders of the Company. The issuance of preferred stock by the Board of Directors could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company.

     Series A Convertible Preferred Stock. As part of the recapitalization the Company issued 62,500 shares of Series A convertible preferred stock. On any matter on which the holders of Series A Preferred Stock may vote, each holder is entitled to one vote for each share held. The holders of Series A convertible preferred stock may vote only as a separate class, and their votes will not be counted together with the holders of common stock as a single class. If declared by the board of directors, holders of shares of Series A convertible preferred stock are entitled to receive cash dividends, out of funds legally available therefor, equal to the amount of dividends payable on the number of shares of common stock into which each share of Series A Preferred Stock is convertible. With respect to dividend rights, the Series A Preferred Stock ranks on a parity with the common stock. No class or series of equity securities may rank senior to the Series A Preferred Stock as to the payment of dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders under applicable law, before any payment or distribution of assets is made to holders of common stock or any other class or series of stock ranking junior to the Series A Preferred Stock upon liquidation, liquidating distributions in the amount of $1,000 per share plus accrued and unpaid dividends (whether or not earned) to the date fixed for such liquidation, dissolution or winding up. The Series A Preferred Stock is convertible at the option of the holder on or after 180 days from the date of issuance, and will automatically convert on the second anniversary of the date of issuance, into a number of shares of common stock equal to $100 divided by the conversion price (equal to $1.50, subject to certain adjustments). The holders of Series A Preferred Stock have no preemptive rights to subscribe for additional shares of the Company. In addition, there are no redemption or sinking fund provisions applicable to the Series A Preferred Stock. All of the outstanding shares of Series A Preferred Stock are fully paid and nonassessable.


CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is subject to the provisions of section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by the board of directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting.

     The Certificate of Incorporation permits the board of directors to create new directorships and the Company's Bylaws permit the board of directors to elect new directors to serve the full term of the class of directors in which the new directorship was created. The Bylaws also provide that the board of directors (or its remaining members, even though less than a quorum) is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the terms of the class of directors in which the vacancy occurred.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under the Delaware General Corporation Law. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption; or (4) for any transaction from which the director derived an improper personal benefit.

REGISTRATION RIGHTS

     The Company has entered into a registration rights agreement with FBR (the "Equity Registration Rights Agreement") on behalf of the purchasers of common stock and preferred stock in the Recapitalization and on behalf of the holders of Old Notes who received preferred stock in the Exchange Offer. In addition, the Company has entered into registration rights agreements with each of City, Sovereign and one private investor which are substantially identical to the Equity Registration Rights Agreement. Together these agreements are referred to as the "Equity Registration Rights Agreements." Pursuant to the Equity Registration Rights Agreements, as amended, the Company had agreed to file with the SEC, on or before September 16, 1998 a registration statement relating to the shares of common stock issued as part of the recapitalization and the shares of common stock underlying the shares of preferred stock issued in the Exchange Offer. The purchasers in the Recapitalization have agreed to extend this deadline to December 15, 1998, and this Registration Statement has been filed in accordance with the Equity Registration Rights Agreement. The Company will use its reasonable efforts to maintain the effectiveness of this registration statement continuously for a period of two years or until the shares of common stock covered by this registration statement may be sold without restriction under the Securities Act. However, such continual effectiveness is subject to periods of time when the Company must suspend the use of this prospectus for the purpose of amending the registration statement.

TRANSFER AGENT

     The transfer agent and registrar for the common stock and Series A convertible preferred stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of April 20, 1999 the Company had 3,056,666 shares of common stock outstanding. Of these shares, 1,230,000 shares of common stock are freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as defined under the Securities Act. The remaining 1,826,666 shares of common stock are "restricted shares" and are subject to restrictions under the Securities Act. In addition 4,167,554 shares are issuable upon the conversion of preferred stock.


     In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 305,667 shares) or the average weekly trading volume of the common stock on the Nasdaq Stock Market during the four calendar weeks preceding such sale. Sale under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions and other requirements of Rule 144.


     Sovereign Bank NA and City Mortgage Services each have the option to purchase 666,666 shares of common stock at a price of $15.00 per share which, if exercised in full, would add 13,333,334 shares of common stock to the number of shares of common stock outstanding on the date these options are exercised. All of these shares are being registered in this registration statement. Furthermore, the Company's stock option plans authorize the granting of options to purchase an aggregate of 1.4 million shares of common stock, of which options to purchase 786,859 shares of common stock have been granted.


     The Company has filed, and intends to continue to file, registration statements on Form S-8 under the Securities Act to register shares of common stock subject to outstanding options or future grants under the Company's stock option plans.

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling stockholders on the Nasdaq National Market or any national securities exchange or automated interdealer quotation system on which shares of common stock are then listed, through negotiated transactions or otherwise. The shares will be sold at prices and on terms then prevailing, at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect sales of the shares through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act) or in transactions directly with a "market maker" (as defined in Section 3(a)(38) of the Securities Exchange Act of 1934). Upon the Company being notified by any selling stockholder that a material arrangement has been entered into with a broker or dealer for the sale of shares, a prospectus supplement will be filed and distributed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable and (e) other facts material to the transaction. In effecting sales, broker-dealers engaged by any selling stockholder and/or the purchasers of the shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the selling stockholders and/or the purchasers of the shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this prospectus, there are no selling arrangements between the selling stockholders and any broker or dealer.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who participate in a sale of the shares by the selling stockholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the selling stockholders and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. However, the selling stockholders disclaim being underwriters under the Securities Act.

     As required by the Equity Registration Rights Agreement, the Company has filed the registration statement, of which this prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the registration statement current and effective for two years, with certain exceptions.

     The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders. The Company will bear the costs of registering the shares under the Securities Act, including the registration fee under the Securities Act, certain legal and accounting fees and any printing fees. The selling stockholders will bear all other expenses in connection with this offering, including brokerage fees and the fees and disbursements of counsel representing the selling stockholders.

     Pursuant to the terms of the Equity Registration Rights Agreement, the Company and the selling stockholders have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the shares.

                      WHERE YOU CAN FIND MORE INFORMATION

     Our company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains regional offices where you can read and copy the reports. These are located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at 7 World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's internet site (http://www.sec.gov). These documents are also available for viewing and copying at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, NW, Washington, D.C. 20006-1506.

     This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information in that registration statement. For further information with respect to the Company and the securities offered under the registration statement, you should review the registration statement. You can obtain the registration statement from the SEC and The Nasdaq Stock Market at the public reference facilities we referred to above.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                    EXPERTS


     The financial statements of the Company as of August 31, 1997 and 1998 and for each of the three years in the period ended August 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)


                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE NO.
                                                              --------
Independent Auditors' Report................................    F-2
Statements of Financial Condition at August 31, 1997 and
  1998 and February 28, 1999 (unaudited)....................    F-3
Statements of Operations -- Years Ended August 31, 1996,
  1997 and 1998 and the Six Months Ended February 28, 1998
  (unaudited) and 1999 (unaudited)..........................    F-4
Statements of Cash Flows -- Years Ended August 31, 1996,
  1997 and 1998 and the Six Months Ended February 28, 1998
  (unaudited) and 1999 (unaudited)..........................    F-5
Statements of Stockholders' Equity -- Years Ended August 31,
  1996, 1997 and 1998 and the Six Months Ended February 28,
  1999 (unaudited)..........................................    F-7
Notes to Financial Statements (unaudited for the Six Months
  Ended February 28, 1998 and 1999).........................    F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

Altiva Financial Corporation

Atlanta, Georgia


     We have audited the accompanying statements of financial condition of Altiva Financial Corporation (formerly Mego Mortgage Corporation the "Company") as of August 31, 1997 and 1998, and the related financial statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of Altiva Financial Corporation (formerly Mego Mortgage Corporation) at August 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1998 in conformity with generally accepted accounting principles.


                                              DELOITTE & TOUCHE LLP

San Diego, California
December 14, 1998

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)


                       STATEMENTS OF FINANCIAL CONDITION


                                                        AUGUST 31,
                                                  -----------------------   FEBRUARY 28,
                                                     1997         1998          1999
                                                  ----------   ----------   ------------
                                                  (THOUSANDS OF DOLLARS,    (UNAUDITED)
                                                     EXCEPT PER SHARE
                                                         AMOUNTS)
                                 ASSETS
Cash and cash equivalents.......................   $  6,104     $ 36,404      $ 12,681
Cash deposits, restricted.......................      6,890        3,662         3,155
Loans held for sale, net of allowance for credit
  losses of $100, $76 and $220 (unaudited) and
  valuation allowance of $0, $10,901 and $1,732
  (unaudited)...................................      9,523       10,975        24,400
Mortgage related securities, at fair value......    106,299       34,830        35,700
Mortgage servicing rights.......................      9,507           83            --
Other receivables...............................      7,945        5,078         6,028
Property and equipment, net of accumulated
  depreciation of $675, $1,181 and $1,511
  (unaudited)...................................      2,153        1,813         2,792
Organizational costs, net of amortization.......        289           96            --
Prepaid debt expenses...........................      2,362        2,790         2,402
Prepaid commitment fee..........................      2,333           --            --
Deferred federal income tax asset...............      2,354        5,376         6,012
Deferred state income tax asset.................         --        3,064         2,207
Other assets....................................        795          364         2,986
                                                   --------     --------      --------
          Total assets..........................   $156,554     $104,535      $ 98,363
                                                   ========     ========      ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes and contracts payable...................   $ 35,572     $ 16,345        33,473
  Accounts payable and accrued liabilities......     20,212       16,431         6,272
  Allowance for credit losses on loans sold with
     recourse...................................      7,014        2,472         2,036
  State income taxes payable....................        649           --            --
  Subordinated debt.............................     40,000       42,693        30,793
                                                   --------     --------      --------
          Total liabilities.....................    103,447       77,941        72,574
                                                   --------     --------      --------
Commitments and contingencies (Note 16)
Stockholders' equity:
  Convertible Preferred stock, $.01 par value
     per share (authorized -- 5,000,000 shares;
     issued and outstanding -- 0, 62,500, and
     62,500 (unaudited))........................         --            1             1
  Common stock, $.01 par value per share
     (authorized -- 400,000,000 shares; issued
     and outstanding -- 1,230,000, 3,056,666,
     and 3,056,666 (unaudited)).................        123          306           306
  Additional paid-in capital....................     29,185      122,143       122,143
  Retained earnings (accumulated deficit).......     23,799      (95,856)      (96,661)
                                                   --------     --------      --------
          Total stockholders' equity............     53,107       26,594        25,789
                                                   --------     --------      --------
          Total liabilities and stockholders'
             equity.............................   $156,554     $104,535      $ 98,363
                                                   ========     ========      ========


                       See notes to financial statements.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

                            STATEMENTS OF OPERATIONS


                                                                                SIX MONTHS ENDED
                                                                                  FEBRUARY 28,
                                          FOR THE YEARS ENDED AUGUST 31,           (UNAUDITED)
                                         ---------------------------------   -----------------------
                                          1996        1997         1998         1998         1999
                                         -------   ----------   ----------   ----------   ----------
                                         (THOUSANDS OF DOLLARS, EXCEPT PER
                                                  SHARE AMOUNTS)
REVENUES:
  Gain (loss) on sale of loans.........  $16,539   $   45,123   $  (26,578)  $    1,809   $      392
  Net unrealized gain (loss) on
    mortgage related securities........    2,697        3,518      (70,024)     (16,760)        (169)
  Loan servicing income, net...........    3,348        3,036          999        2,504          332
  Interest income......................    2,104        9,507       14,786        9,175        3,343
  Less: interest expense...............   (1,116)      (6,374)     (13,162)      (7,281)      (4,067)
                                         -------   ----------   ----------   ----------   ----------
    Net interest income (expense)......      988        3,133        1,624        1,894         (724)
                                         -------   ----------   ----------   ----------   ----------
         Total revenues (losses).......   23,572       54,810      (93,979)     (10,553)        (169)
                                         -------   ----------   ----------   ----------   ----------
COST AND EXPENSES:
  Net provision (benefit) for credit
    losses.............................       55        6,300       (3,198)       2,296         (297)
  Depreciation and amortization........      394          672        1,013          506          460
  Other interest.......................      167          245          439          227           63
  General and administrative:
    Payroll and benefits...............    6,328       13,052       18,582       10,740        3,606
    Credit reports(1)..................      367        1,387          510           --           --
    Rent and lease expenses............      338        1,199        1,616          710          668
    Professional services..............    1,771        2,271        4,783        2,536        1,753
    Sub-servicing fees.................      709        1,874        2,160        1,271          100
    Other services.....................      665        1,352        2,068        1,295        1,912
    Insurance..........................      572          558          430          494          350
    Travel and entertainment...........      677        1,005        1,159        1,004          236
    Other..............................      374        1,085        2,448          907          187
                                         -------   ----------   ----------   ----------   ----------
         Total costs and expenses......   12,417       31,000       32,010       21,986        9,038
                                         -------   ----------   ----------   ----------   ----------
Income (Loss) Before Income Taxes and
  Extraordinary Item...................   11,155       23,810     (125,989)     (32,539)      (9,207)
Income Tax Expense (Benefit) Before
  Extraordinary Item...................    4,235        9,062       (6,334)          --       (3,590)
                                         -------   ----------   ----------   ----------   ----------
Net Income (Loss) Before Extraordinary
  Item.................................    6,920       14,748     (119,655)     (32,539)      (5,617)
Extraordinary Item, Net of Taxes of
  $2.9 million.........................                                                        4,812
                                         -------   ----------   ----------   ----------   ----------
  NET INCOME LOSS......................  $ 6,920   $   14,748   $ (119,655)  $  (32,539)  $     (805)
                                         =======   ==========   ==========   ==========   ==========

EARNINGS PER COMMON SHARE:
  Basic:
    Net income (loss)..................            $    12.50   $   (77.18)  $   (26.45)  $    (0.26)
                                                   ==========   ==========   ==========   ==========
    Weighted-average number of common
      shares...........................             1,180,219    1,550,293    1,230,000    3,056,666
                                                   ==========   ==========   ==========   ==========
  Diluted:
    Net income (loss)..................            $    12.50   $   (77.18)  $    26.08   $    (0.26)
                                                   ==========   ==========   ==========   ==========
    Weighted-average number of common
      shares and assumed conversions...             1,180,219    1,550,293    1,230,000    3,056,666
                                                   ==========   ==========   ==========   ==========


---------------


(1) For the six months ended February 28, 1998 and 1999 amounts paid for credit reports are included in Other.


                       See notes to financial statements.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)


                            STATEMENTS OF CASH FLOWS


                                                                                              SIX MONTHS
                                                                                          ENDED FEBRUARY 28,
                                                      FOR THE YEARS ENDED AUGUST 31,         (UNAUDITED)
                                                     ---------------------------------   --------------------
                                                       1996        1997        1998        1998        1999
                                                     ---------   ---------   ---------   ---------   --------
                                                          (THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................  $   6,920   $  14,748   $(119,655)  $ (32,539)  $   (805)
                                                     ---------   ---------   ---------   ---------   --------
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
    Loans originated for sales, net of loan fees...   (139,367)   (526,917)   (365,694)   (335,510)   (32,501)
    Proceeds from sale of loans....................    135,483     514,413     360,303     286,800     27,031
    Payments on loans held for sale................        504         431       2,191       1,179      1,040
    Lower of cost or market adjustment.............         --          --      10,901      16,760     (9,169)
    Net provisions (benefit) for estimated credit
      losses.......................................         55       6,300      (3,198)      2,296       (297)
    Additions to mortgage related securities.......         --    (135,549)    (22,469)      1,532     (1,125)
    Accretion of residual interest on mortgage
      related securities...........................       (243)     (6,207)     (8,467)     (4,435)    (1,260)
    Write-off/sale of mortgage related
      securities...................................         --      67,040      27,573
    Market valuation of mortgage related
      securities...................................     (2,697)      5,612      73,390         556        645
    Payments on mortgage related securities........      1,547         801       1,442         632        870
    Additions to excess servicing rights...........    (20,563)     (3,887)         --          --         --
    Amortization of excess servicing rights........      2,144         956          --          --         --
    Additions to mortgage servicing rights.........     (3,306)     (7,184)     (3,529)       (434)        --
    Amortization of mortgage servicing rights......        555       1,504       3,166       1,227          7
    Proceeds from sale of mortgage servicing
      rights.......................................         --          --       4,137          --         76
    Write-off /valuation of mortgage servicing
      rights.......................................         --          --       3,870          --         --
    Gain on disposal of fixed assets...............         --          --         (16)         --         --
    Depreciation and amortization expense..........        394         672       1,013         506        460
    Additions to prepaid debt expenses, net........         --          --      (4,066)
    Amortization of prepaid debt expense...........        163         684       1,387         656        388
    Additions to prepaid commitment fee, net.......         --          --      (1,250)         --         --
    Amortization/write-off of prepaid commitment
      fee..........................................         --         817       3,583         464         --
    Changes in operating assets and liabilities:
      Cash deposits, restricted....................     (1,942)     (2,416)      3,228      (3,149)       507
      Deferred income taxes (benefit)..............        673      (3,267)     (6,086)     (2,152)       221
      Other assets, net............................      1,056      (1,813)      5,017       2,755     (3,572)
      State income taxes payable...................        670        (260)       (649)       (649)        --
      Other liabilities, net.......................      5,514       1,084      (5,845)      4,052    (10,159)
                                                     ---------   ---------   ---------   ---------   --------
        Total adjustments..........................    (19,360)    (87,186)     79,932     (26,914)   (26,838)
                                                     ---------   ---------   ---------   ---------   --------
        Net cash used in operating activities......    (12,440)    (72,438)    (39,723)    (59,453)   (27,643)
                                                     ---------   ---------   ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...............       (608)     (1,688)       (345)        (30)    (1,308)
  Proceeds from the sale of property and
    equipment......................................         --           4          16          --         --
                                                     ---------   ---------   ---------   ---------   --------
        Net cash used in investing activities......       (608)     (1,684)       (329)        (30)    (1,308)
                                                     ---------   ---------   ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on notes and contracts
    payable........................................    146,448     511,878     334,143     328,802     22,880
  Payments on notes and contracts payable..........   (133,709)   (490,503)   (353,370)   (310,611)    (5,752)
  Issuance of subordinated debt....................         --      37,750      40,400      38,373         --
  Repurchase of subordinated debt..................         --          --        (125)         --    (11,867)
  Amortization of premium of subordinated debt.....         --          --         (82)        (33)       (33)
  Sale of common stock.............................         --      20,658      25,000          --         --

                                                                                              SIX MONTHS
                                                                                          ENDED FEBRUARY 28,
                                                      FOR THE YEARS ENDED AUGUST 31,         (UNAUDITED)
                                                     ---------------------------------   --------------------
                                                       1996        1997        1998        1998        1999
                                                     ---------   ---------   ---------   ---------   --------
                                                          (THOUSANDS OF DOLLARS)
  Sale of preferred stock..........................         --          --      25,000          --         --
  Payment of issuance costs........................         --          --        (614)         --         --
                                                     ---------   ---------   ---------   ---------   --------
        Net cash provided by financing
          activities...............................     12,739      79,783      70,352      56,531      5,228
                                                     ---------   ---------   ---------   ---------   --------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS......................................       (309)      5,661      30,300      (2,952)   (23,723)
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR.....        752         443       6,104       6,104     36,404
                                                     ---------   ---------   ---------   ---------   --------
CASH AND CASH EQUIVALENTS -- END OF YEAR...........  $     443   $   6,104   $  36,404   $   3,152   $ 12,681
                                                     =========   =========   =========   =========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.......................................  $     964   $   5,212   $  12,380   $   4,602   $  1,021
    State income taxes.............................  $      25   $   1,691   $     506         493         94
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Additional paid-in capital created from deferred
    tax asset......................................  $      --   $      --   $   2,354   $   2,354   $     --
  Forgiveness of due to Mego Financial liability...  $      --   $      --   $   6,153   $      --   $     --
  Record liability to repurchase loans from City
    Mortgage Services..............................  $      --   $      --   $   9,255   $      --   $     --
  Exchange of Subordinated Notes for Subordinated
    Notes..........................................  $      --   $      --   $  41,500   $      --   $     --
  Exchange of Subordinated Notes for Preferred
    Stock..........................................  $      --   $      --   $  37,500   $      --   $     --
  Placement agent service fee paid in common
    stock..........................................  $      --   $      --   $   2,400   $      --   $     --
  Addition to prepaid commitment fee and due to
    Mego Financial in connection with loan sale
    commitment received............................  $      --   $   3,000   $      --   $      --   $     --
  In connection with the securitization of loans
    and creation of mortgage related securities,
    the Company retained an interest only security
    and a residual interest security...............  $  20,096   $      --   $      --   $      --   $     --


                       See notes to financial statements.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)


                       STATEMENTS OF STOCKHOLDERS' EQUITY

  FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998 AND THE SIX MONTHS ENDED
                               FEBRUARY 28, 1999



                             CONVERTIBLE
                           PREFERRED STOCK       COMMON STOCK
                           $.01 PAR VALUE       $.01 PAR VALUE      ADDITIONAL   RETAINED
                           ---------------   --------------------    PAID-IN     EARNINGS
                           SHARES   AMOUNT     SHARES      AMOUNT    CAPITAL     (DEFICIT)     TOTAL
                           ------   ------   -----------   ------   ----------   ---------   ---------
                                          (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
Balance at September 1,
  1995...................      --   $ --       1,000,000    $100     $  8,550    $   2,131   $  10,781
Net income...............      --     --              --      --           --        6,920       6,920
                           ------     --     -----------    ----     --------    ---------   ---------
Balance at August 31,
  1996...................      --     --       1,000,000     100        8,550        9,051      17,701
Sale of common stock, net
  of issuance costs......      --     --         230,000      23       20,635           --      20,658
Net income...............      --     --              --      --           --       14,748      14,748
                           ------   ----     -----------    ----     --------    ---------   ---------
Balance at August 31,
  1997...................      --     --       1,230,000     123       29,185       23,799      53,107
Increase in additional
  paid-in capital due to
  adjustment of deferred
  federal income tax
  asset related to
  Spin-off...............      --     --              --      --        2,354           --       2,354
Increase in additional
  paid-in capital due to
  settlement of amount
  payable to Mego
  Financial Corp. related
  to Spin-off............      --     --              --      --        6,153           --       6,153
Sale of common stock, net
  of issuance costs......      --     --       1,826,666     183       26,854           --      27,037
Sale of Series A
  convertible preferred
  stock and exchange of
  Senior Subordinated
  Notes for Series A
  convertible preferred
  stock, net of issuance
  costs..................  62,500      1              --      --       57,597           --      57,598
Net loss.................      --     --              --      --           --     (119,655)   (119,655)
                           ------   ----     -----------    ----     --------    ---------   ---------
Balance at August 31,
  1998...................  62,500      1       3,056,666     306      122,143      (95,856)     26,594
Net Loss (unaudited).....      --     --              --      --           --         (805)       (805)
                           ------   ----     -----------    ----     --------    ---------   ---------
Balance at February 28,
  1999 (unaudited).......  62,500   $  1       3,056,666    $306     $122,143    $ (96,661)  $  25,789
                           ======   ====     ===========    ====     ========    =========   =========


                       See notes to financial statements.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)


                         NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999

1. NATURE OF OPERATIONS


     Altiva Financial Corporation, formerly Mego Mortgage Corporation (the "Company"), was incorporated on June 12, 1992, in the State of Delaware. The Company is a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on one-to-four family residences. These loans are used to, among other things, purchase one-to-four family residences, refinance existing mortgages, consolidate debt and finance home improvements. The Company's loan products are:


     - Home Equity loans, primarily secured by first liens, and to a substantially lesser extent by second liens, on the borrower's residence. The Company's Home Equity loans are made to borrowers who, because of their credit history, income or other factors, do not conform to the lending criteria of government-chartered agencies (including GNMA, FHLMC or FNMA) mortgage guarantee or purchase programs. As a result, the Company's borrowers pay a higher rate of interest and are able to borrow a lesser amount of the appraised value of their residences than conforming borrowers;

     - Equity + loans, typically secured by a second lien on the borrower's primary residence. The initial principal amount of an Equity + loan when added to the other outstanding senior secured debt on the residence may result in a loan to value ("LTV") of up to 125%.

     Historically, a significant majority of the Company's loan production was purchased from approved mortgage bankers and other financial intermediaries. The Company funds loans that are originated through its network of over 169 pre-approved mortgage brokers as of August 31, 1998. These brokers submit loan packages to the Company, which in turn funds the loans to approved borrowers. All loans funded or purchased by the Company are underwritten and graded by the Company's personnel. Effective in January 1998, the Company's operating strategy was to sell substantially all of its loan production for cash to institutional purchasers.

     Certain of the loans produced by the Company qualify under the provisions of Title I of the National Housing Act which is administered by the U.S. Department of Housing and Urban Development ("HUD"). Prior to May 1996, the Company produced only Title I loans. Pursuant to the Title I credit insurance program, 90% of the principal balances of the loans are U.S. government insured ("Title I loans"), with cumulative maximum coverage equal to 10% of all Title I loans produced by the Company. As a result of prior losses, no FHA insurance remained with respect to the Company's portfolio of Title I loans as of August 31, 1998. In May 1996, the Company commenced the production of Equity + home improvement loans, generally secured by residential real estate, and debt consolidation loans ("Equity + loans") through its network of mortgage bankers and mortgage brokers.

     During fiscal 1995, all loans produced were Title I loans. During fiscal 1996, 91.7% of loans produced were Title I loans and 8.3% of loans produced were Equity + loans. The

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


Company's loan production during the fiscal year ended August 31, 1997 was comprised of 81.4% Equity + loans and 18.6% Title I loans. In December 1997, the Company commenced the origination of Home Equity loans. The Company's loan production during the fiscal year ended August 31, 1998 was comprised of 91.6% Equity + loans, 5.5% Title I loans, and 2.9% Home Equity loans.

     The Company was a wholly owned subsidiary of Mego Financial Corp. ("Mego Financial") until November 1996, when the Company issued 2.3 million shares of its Common Stock, $.01 par value per share (the "Common Stock"), in an underwritten public offering (the "IPO") at $10.00 per share. As a result of the IPO, Mego Financial's ownership in the Company was reduced from 100% at August 31, 1996 to 81.3%. Concurrently with the IPO, the Company issued $40.0 million of 12.5% Senior Subordinated Notes due in 2001 in an underwritten public offering. The proceeds from the offerings received by the Company were used to repay borrowings and provide funds for production and securitizations of loans. In October 1997, the Company issued an additional $40.0 million of 12.5% Senior Subordinated Notes due in 2001 in a private placement (the "Private Placement"). The proceeds from the Private Placement were used to repay borrowings, including borrowings from Mego Financial, and to provide funds for loan production, the securitizations of loans and working capital. The $80.0 million of 12.5% Senior Subordinated Notes due in 2001 are herein referred to as old notes (the "Old Notes").

     On September 2, 1997, Mego Financial distributed all of its 10 million shares of the Company's Common Stock to its stockholders in a tax-free spin-off ("Spin-off").

     On July 1, 1998, the Company completed a series of transactions to recapitalize the Company (the "Recapitalization"). Pursuant to the Recapitalization, the Company raised approximately $84.5 million of additional equity, net of issuance costs. Two strategic partners each purchased 10,000 shares of the Company's newly-designated Series A Convertible Preferred Stock (the "Preferred Stock") at a purchase price of $1,000 per share. The purchasers have each been granted an option, which expires in December 2000, to acquire
6.67 million shares of the Company's Common Stock, subject to adjustment. The number and price of the Company's Common Stock purchasable upon exercise of the option is subject to adjustment from time to time upon the occurrence of: (1) mergers and reclassifications; (2) dividends, subdivisions, and combinations;
(3) adjustments for issuance below option price; (4) adjustments for issuances below fair market value; (5) special rules and (6) other actions affecting capital stock. The Preferred Stock will be mandatorily converted into Common Stock on June 18, 2000. Each purchaser has a right of first refusal to purchase the Company in the event the Company's Board of Directors determines to sell the Company. In addition, other private investors purchased an aggregate of 5,000 shares of Preferred Stock at a purchase price of $1,000 per share and 16.67 million shares of Common Stock at a purchase price of $1.50 per share. All of the foregoing sales were made pursuant to private placements.

     As part of the Recapitalization, the Company completed an offer to exchange (the "Exchange Offer") new subordinated notes and Preferred Stock, subject to certain

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


limitations, for any and all of the outstanding Old Notes. The Exchange Offer was conditioned upon at least $76.0 million aggregate principal amount of Old Notes being tendered for exchange and conditioned upon at least $30.0 million shares of Common Stock and Preferred Stock being sold in the offerings. The Company would not have consummated the Exchange Offer if less than $30.0 million was raised in the offerings. Pursuant to the Exchange Offer, the Company issued approximately 37,500 shares of Preferred Stock at an issuance price of $1,000 per share, and $41.5 million principal amount of new 12.5% Subordinated Notes due 2001 (the "Current Notes") in exchange for approximately $79.0 million principal amount of Old Notes. The balance of the Old Notes was repurchased by the Company in September and October 1998. The proceeds of the Recapitalization was $50.0 million. The proceeds were used to repay indebtedness, including $1.6 million to a subsidiary of Mego Financial, $5.1 million of interest on the Old Notes and $2.4 million on the warehouse line of credit, to provide capital to originate loans and for other general corporate uses.


     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of various normal accruals) necessary to present fairly the Company's financial position, results of operations and cash flows. The financial position at February 28, 1999 is not necessarily indicative of the financial position to be expected at August 31, 1999 and results of operations for the six months ended February 28, 1999 are not necessarily indicative of the results of operations to be expected for the year ending August 31, 1999.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash on hand and on deposit at financial institutions and short term investments with original maturities of 90 days or less when purchased.

     Cash Deposits, Restricted -- Restricted cash represents cash on deposit which is restricted in accordance with the loan sale agreements and funds received from collection of loans which have not yet been disbursed to the purchasers of such loans in accordance with the loan sale agreements.

     Loans Held for Sale -- Loans held for sale are carried at the lower of aggregate cost or market value in the accompanying Statements of Financial Condition, net of allowance for credit losses.

     Allowance for Credit Losses -- Provision for credit losses relating to unsold loans is recorded as expense in amounts sufficient to maintain the allowance at a level considered adequate to provide for anticipated probable losses resulting from liquidation of outstanding loans. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on loans produced.

     Valuation Allowance -- Provision for decreases in the market value relating to unsold loans is recorded as expense in amounts sufficient to maintain the allowance at a level

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


considered adequate to provide for anticipated probable losses from liquidation of outstanding loans. The provision for valuation is based upon the estimated fair market value of the portfolio primarily derived from recent sale data in the marketplace.

     Loan Origination Costs and Fees -- Loan origination costs and fees including non-refundable loan origination fees and incremental direct costs associated with loan production are deferred in compliance with Statement of Financial Accounting Standards ("SFAS") No. 91 "Accounting for Nonrefundable Fees and Costs associated with Originating or Acquiring Loans and Indirect Direct Costs of Leases." ("SFAS 91") and recorded as expense or income upon the sale of the related loans.

     Mortgage Related Securities -- In fiscal 1996, the Company securitized a majority of loans produced into the form of a REMIC. A REMIC is a trust issuing multi-class securities with certain tax advantages to investors and which derives its cash flow from a pool of underlying mortgages. Certain of the senior classes of the REMIC are sold, and an interest only strip and a subordinated residual class are retained by the Company. The subordinated residual class is in the form of residual certificates which are classified as residual interest securities. The documents governing the Company's securitizations require the Company to establish initial over-collateralization or build over-collateralization levels through retention of distributions by the REMIC trust otherwise payable to the Company as the residual interest holder. This over-collateralization causes the aggregate principal amount of the loans in the related pool and/or cash reserves to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related REMIC trust. To the extent that borrowers default on the payment of principal or interest on the loans, losses will reduce the over-collateralization and cash flows otherwise payable to the residual interest security holder to the extent that funds are available. If payment defaults exceed the amount of over-collateralization, as applicable, the insurance policy maintained by the related REMIC trust will pay any further losses experienced by holders of the senior interests in the related REMIC trust. The Company does not have any recourse obligations for credit losses in the REMIC trust.


     In fiscal 1997, the Company completed five securitizations, including two non-monoline securitizations, two owner's trust securitizations and a combined REMIC grantor trust securitization. No securitizations were completed during the six months ended February 28, 1999.


     The two non-monoline securitizations completed in June and August 1997 were accomplished on a senior subordinated basis without insurance as a credit enhancement and were generally collateralized by Equity + home improvement and debt consolidation mortgage loans with typically high loan-to-value ratios. The other three securitization transactions were insured and collateralized by a combination of Title I and Equity + loans. The two monoline owner's trust securitizations were completed in March and May 1997. The REMIC/grantor trust securitization, completed in December 1996, placed all secured Title I loans and those Equity + loans which qualified with a loan-to-value ratio of 125% or less, into the REMIC pool. The grantor trust pool was comprised of

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


unsecured Title I loans and other Equity + loans which did not qualify for the REMIC pool.

     In August 1998, the Company pooled approximately $90.5 million (27.4%) of its loans with an additional $239.6 million (72.6%) from a second party to create a home loan owner trust securitization. The Company is to receive a residual interest in this securitization calculated on a pro rata share of the Company loans originated in the total pool. This residual interest will be owned two-thirds by the Company and one-third by another financial institution. Cashflow on the Company's residual interest will be subordinated to recovery by the financial institution of: (1) premium paid for in the acquisition of the pool; (2) upfront overcollateralization of 1.25% of the total pool; (3) the financial institution's underwriting fee and (4) transaction costs. The total of these recoveries will accrue interest at a 12% per annum rate until recovered. The target overcollateralization level of 6% must be achieved prior to the financial institution receiving any recoveries.

     Pursuant to these securitizations, various classes of mortgage-backed notes and certificates were issued and sold to the public. The Company received residual interest securities, servicing rights and, in some of the transactions, interest-only strip securities, all of which (except for the servicing rights) were recorded as mortgage related securities on the Statements of Financial Condition. The residual interest securities and the servicing rights represent the excess differential (after payment of any subservicing, interest and other fees, and the contractual obligations payable to the note and certificate holders) between the interest paid by the obligors of the sold loans and the yield on the sold notes, certificates and interest-only strip securities. The Company has also received interest-only strip securities from the first two securitizations completed in fiscal 1996 and the first two securitizations completed in fiscal 1997. These interest-only securities yield annual rates between 0.45% and 1.00% calculated on the principal balances of loans not in default. The Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in the securitization agreements, and as servicer, may be required to advance interest in connection with the securitizations. Effective January 1, 1997, the Company prospectively adopted SFAS 125 (as defined below).

     In accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company classifies residual-interest securities, interest-only strip securities and interest-only receivables as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period are based on discounted cash flow analyses. The cash flows are estimated as the excess of the weighted-average coupon on each pool of loans securitized over the sum of the pass-through interest rate, servicing fees, a trustee fee, an insurance fee and an estimate of annual future credit losses, net of Federal Housing Administration ("FHA") insurance recoveries, related to the loans securitized, over the life of the loans. These cash flows are projected over the life of the loans using prepayment, default, and loss assumptions that the Company believes market participants would use for similar financial instruments and are discounted using an interest rate that

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


the Company believes a purchaser unrelated to the seller of such a financial instrument would require. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date, and term. The Company also uses other available information such as externally prepared reports on prepayment rates and industry default rates of the type of loan portfolio under review. To the Company's knowledge, there is no active market for the sale of these mortgage-related securities. The range of values attributable to the factors used in determining fair value is broad. Although the Company believes that it has made reasonable estimates of the fair value of the mortgage-related securities, the rate of prepayments, discount and default rates utilized are estimates, and actual experience may differ.

     Revenue Recognition-Gain(Loss) on Sale of Loans -- Gain on sale of loans includes the gain on sale of mortgage-related securities and the gain(loss) on sale of loans held for sale. In accordance with SFAS 125 (as discussed below) the gain on sale of mortgage-related securities is determined by an allocation of the cost of the securities based on the relative fair value of the securities sold and the securities retained. In sales of loans through securitization transactions, the Company retains residual-interest securities and may retain interest-only strip securities. The fair value of the interest-only strip securities and residual interest securities is the present value of the estimated cash flow to be received after considering the effects of estimated prepayments and credit losses. The interest-only strip securities and residual-interest securities are included in mortgage-related securities on the Company's Statements of Financial Condition. Market valuation adjustments on loans held for sale and loans reacquired under recourse provisions are included in the gain(loss) on sale of loans.


     In discounting cash flows related to loan sales, the Company defers servicing income at annual rates of 1% to 1.25% and discounts cash flows on its sales at the rate it believes a purchaser would require as a rate of return. The cash flows were discounted to present value using discount rates which approximated 12% for each of the years ended August 31, 1996 and 1997 and 16% for the year ended August 31, 1998 and the six months ended February 28, 1999. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.


     In determining expected cash flows, management considers economic conditions at the date of sale. In subsequent periods, these estimates may be revised as necessary using the original discount rate, and any losses arising from prepayment and loss experience will be recognized as realized.

     Mortgage Servicing Rights -- The fair value of capitalized mortgage servicing rights is estimated by calculating the present value of expected net cash flows from mortgage servicing rights using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on a 125, 100, 100 and 100 basis points per annum, respectively, servicing

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



fee reduced by estimated costs of servicing for the years ended August 31, 1996, 1997 and 1998 and the six months ended February 28, 1999. The estimated net cash flow from servicing utilized a discount rate of 12% for the fiscal years ending August 31, 1996 and 1997 and 16% for the year ended August 31, 1998 and the six months ended February 28, 1999. At August 31, 1997 and 1998 and at February 28, 1999, the book value of mortgage servicing rights approximated fair value. The Company periodically reviews mortgage servicing rights to determine impairment. This review is performed on a disaggregated basis, based upon loan type and date of origination. Impairment is recognized in a valuation allowance for each pool in the period of impairment. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.


     Property and Equipment -- Property and equipment is stated at cost and is depreciated over its estimated useful life (generally five years) using the straight-line method. Costs of maintenance and repairs that do not improve or extend the life of the respective assets are recorded as expense.


     Organizational Costs -- Organizational costs associated with the organization of the Company, which commenced loan production on March 1, 1994, are being amortized over a five year period. These organizational costs are comprised of costs to incorporate, and legal, accounting, and other professional fees. Such amortization is included in depreciation and amortization expense on the Statements of Operations. Accumulated amortization related to organizational costs was $482,000, $675,000 and $867,000 during the years ended August 31, 1996, 1997 and 1998, respectively, and $771,000 and $963,000 at February 28,
1998 and 1999, respectively.



     Allowance for Credit Losses on Loans Sold with Recourse -- Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of the fair value of its probable future credit losses to be incurred, considering estimated future FHA insurance recoveries on Title I loans. No allowance for credit losses on loans sold with recourse is established on loans sold with servicing released, as the Company has no recourse obligation for credit losses under those whole loan sale agreements. Estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its mortgage-related securities. Proceeds from the sale of loans with recourse provisions were $118.1 million, $415.5 million and $146.4 million during the years ended August 31, 1996, 1997 and 1998, respectively, and $138.6 million and $0 during the six months ended February 28, 1998 and 1999, respectively.


     Loan-Servicing Income -- Fees for servicing loans produced or acquired by the Company and sold with servicing rights retained are generally based on a stipulated percentage of the outstanding principal balance of such loans and are recognized when earned. Interest received on loans sold, less amounts paid to investors, is reported as loan-servicing income. Capitalized mortgage servicing rights are amortized in proportion to and over the period of estimated servicing income. Late charges and other miscellaneous

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999

income are recognized when collected. Costs to service loans are recorded to expense as incurred.

     Interest Income -- Interest income is recorded as earned. Interest income represents the interest earned on loans held for sale during the period prior to their securitization or other sale, mortgage-related securities, and short term investments. The Company computes an effective yield based on the carrying amount of each mortgage-related security and its estimated future cash flow. This yield is then used to accrue interest income on the mortgage-related security.


     During the period that a Title I loan is 30 days through 270 days delinquent, the Company previously accrued interest at the HUD guaranteed rate of 7% in lieu of the contractual rate of the loan. When a Title I loan becomes over 270 days contractually delinquent, it is placed on non-accrual status and interest is recognized only as cash is received. As the HUD reserve was depleted in fiscal 1998, the Company ceased the accrual of interest on delinquent Title I loans. During the year ended August 31, 1997, interest income on Equity + and Home Equity loans greater than 90 days delinquent was recognized on a cash basis. During the year ended August 31, 1998 and the six months ended February 28, 1999, interest income on Equity + and Home Equity loans greater than 30 days delinquent was recognized on a cash basis.



     Income Taxes -- The Company has historically filed consolidated federal income tax returns with its former parent, Mego Financial. Income taxes for the Company were provided for on a separate return basis. As part of a tax sharing arrangement, the Company had recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. This liability was forgiven by Mego Financial at the time of the Recapitalization. The Company accounts for taxes under SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires an asset and liability approach.



     The provision for income taxes includes deferred income taxes, which result from reporting items of income and expense for financial statement purposes in different accounting periods than for income tax purposes. The Company also provides for state income taxes at the rate of 6% of income before income taxes for the years ended August 31, 1996, 1997 and 1998 and for the six months ended February 28, 1998 and 1999.


     Recently Issued Accounting Standards -- In June 1997, The Financial Accounting Standards Board (the "FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 establishes standards of reporting by publicly-held business enterprises and disclosure of information about operating segments in annual financial statements and, to a lesser extent, in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for fiscal years beginning after

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


December 15, 1997. As both SFAS Nos. 130 and 131 deal with financial statement disclosure, the Company does not anticipate the adoption of these new standards will have a material impact on its financial position, results of operations or cash flows. The Company has not yet determined what its reporting segments will be under SFAS 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires the entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of these designated derivatives ("Hedge Accounting") depends on the intended use and designation. An entity that elects to apply Hedge Accounting is required to establish at the inception of its hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for the fiscal years beginning after June 15, 1999. The Company has not yet evaluated the effect of adopting SFAS 133.


     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprise" ("SFAS 134"), which allows the reclassification of mortgage-related securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, as required by FASB 115, to either available for sale or held to maturity based upon the Company's ability and intent to hold those investments. SFAS 134 is effective for the first quarter beginning after December 15, 1998. The Company has not yet evaluated the effect of adopting SFAS
134. As of August 31, and February 28, 1999, all mortgage-related securities are classified as trading securities.



     Stock Split -- The accompanying financial statements retroactively reflect both a 1,600 for 1 stock split, an increase in authorized shares of Common Stock to 50 million and the establishment of a $.01 par value per share effective October 28, 1996, an increase in authorized shares of Common Stock to 400 million in June, 1998, and a 1 for 10 reverse stock split effective March 22, 1999.


     Reclassification -- Certain reclassifications have been made to conform prior years with the current year presentation.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


3. LOANS HELD FOR SALE, ALLOWANCE FOR CREDIT LOSSES, LOAN ORIGINATIONS, AND LOANS SERVICED

     Loans held for sale, net of allowance for credit losses and allowance for valuation consist of the following:


                                             AUGUST 31,       FEBRUARY 28,
                                          -----------------   ------------
                                           1997      1998         1999
                                          ------   --------   ------------
                                               (THOUSANDS OF DOLLARS)
Loans held for sale.....................  $9,345   $ 21,860     $ 26,208
Deferred loan fees......................     278         93          144
Less allowance for credit losses........    (100)       (76)        (220)
Less allowance for valuation to lower of
  cost or market........................      --    (10,902)      (1,732)
                                          ------   --------     --------
          Total.........................  $9,523   $ 10,975     $ 24,400
                                          ======   ========     ========


     The Company provides an allowance for credit losses in an amount that the Company believes will be adequate to absorb probable losses after FHA insurance recoveries on the Title I loans. The Company bases its belief on its continual review of its portfolio of loans, historical experience and current economic factors. These reviews take into consideration changes in the nature and level of the portfolio, historical rates, collateral values, current and future economic conditions which may affect the obligors' ability to pay and overall

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


portfolio quality. Changes in the allowance for credit losses and the allowance for credit losses on loans sold with recourse consist of the following:


                                                                   FOR THE SIX
                                                                  MONTHS ENDED
                               FOR THE YEARS ENDED AUGUST 31,     FEBRUARY 28,
                               -------------------------------   ---------------
                                 1996       1997        1998      1998     1999
                               --------   ---------   --------   ------   ------
                                            (THOUSANDS OF DOLLARS)
Balance at beginning of
  year.......................  $   960    $  1,015    $ 7,114    $7,114   $2,548
Net provision (benefit) for
  credit losses..............    1,510      23,048     (3,198)    2,296     (297)
Reductions to the provision
  due to securitizations or
  loans sold without
  recourse...................   (1,455)    (16,748)        (0)       --       --
Reductions due to charges to
  allowance for credit
  losses.....................       --        (201)    (1,368)       (9)      --
Increase due to adjustment to
  allowance for credit
  losses.....................       --          --         --        --        5
                               -------    --------    -------    ------   ------
Balance at end of year.......  $ 1,015    $  7,114    $ 2,548    $9,401   $2,256
                               =======    ========    =======    ======   ======
Allowance for credit
  losses.....................  $    95    $    100    $    76    $  887   $  220
Allowance for credit losses
  on loans sold with
  recourse...................      920       7,014      2,472     8,514    2,036
                               -------    --------    -------    ------   ------
          Total..............  $ 1,015    $  7,114    $ 2,548    $9,401   $2,256
                               =======    ========    =======    ======   ======



     Changes in the valuation allowance on loans held for sale for the six months ended February 28, 1999 consist of the following (thousands of dollars) while no such valuation allowance was provided for the six months ended February 28, 1998:



Balance at August 31, 1998..................................  $10,901
  Provision for valuation changes...........................      714
  Reductions to the allowance on loans sold.................   (9,883)
                                                              -------
Balance at February 28, 1999................................  $ 1,732
                                                              =======

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



     During fiscal 1997 and 1998 and the six months ended February 28, 1999, $398.3 million, $0 and $0, respectively, of loans sold under recourse provisions were repurchased and securitized as further described in Note 2. Reductions to the provision due to securitizations or loans sold without recourse represent amounts transferred to the valuation basis of the mortgage-related securities and reductions in the allowance due to a lack of recourse provisions on loans sold without recourse. Loans produced and serviced consist of the following:



                                              AUGUST 31,        FEBRUARY 28,
                                          -------------------   ------------
                                            1997       1998         1999
                                          --------   --------   ------------
                                                (THOUSANDS OF DOLLARS)
Loan production:
  Title I...............................  $ 98,085   $ 18,701     $     0
  Equity +..............................   428,832    310,518       9,757
  Home Equity...........................        --      9,723      23,796
                                          --------   --------     -------
          Total.........................  $526,917   $338,942     $33,553
                                          ========   ========     =======
Loans serviced (including notes
  securitized, sold to investors, and
  held for sale):
  Title I...............................  $255,446   $ 23,005     $   384
  Equity +..............................   372,622      8,217      24,321
                                          --------   --------     -------
          Total.........................  $628,068   $ 31,222     $24,705
                                          ========   ========     =======


4. MORTGAGE-RELATED SECURITIES

     Mortgage-related securities consist of interest-only strips and residual-interest certificates of FHA Title I and Equity + mortgage-backed securities collateralized by loans produced, purchased and serviced by the Company.

     Mortgage-related securities are classified as trading securities and are recorded at estimated fair value. Changes in the estimated fair value are recorded in current operations. Mortgage-related securities consist of the following:


                                                   AUGUST 31,         FEBRUARY 28,
                                               -------------------    ------------
                                                 1997       1998          1999
                                               --------    -------    ------------
                                                     (THOUSANDS OF DOLLARS)
Interest-only strip securities.............    $  6,398    $ 2,748      $ 1,954
Residual-interest securities...............      84,597     28,189       30,338
Interest-only receivables (formerly excess
  servicing rights)........................      15,304      3,893        3,408
                                               --------    -------      -------
          Total............................    $106,299    $34,830      $35,700
                                               ========    =======      =======

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


     Activity in total mortgage-related securities consist of the following:


                                                                      FOR THE SIX
                                                FOR THE YEARS ENDED   MONTHS ENDED
                                                    AUGUST 31,        FEBRUARY 28,
                                                -------------------   ------------
                                                  1997       1998         1999
                                                --------   --------   ------------
                                                      (THOUSANDS OF DOLLARS)
Balance at beginning of year..................  $ 22,944   $106,299     $34,830
Additions due to securitizations, at cost.....   135,549     22,469       1,125
Net unrealized (loss).........................    (5,612)   (73,390)       (645)
Accretion of residual interest................     6,207      8,467       1,260
Write-off/sale of mortgage-related
  securities..................................   (67,040)   (27,573)         --
Net transfers from excess servicing rights....    15,052         --          --
Principal reductions..........................      (801)    (1,442)       (870)
                                                --------   --------     -------
Balance at end of year........................  $106,299   $ 34,830     $35,700
                                                ========   ========     =======


     During the year ended August 31, 1998, the Company experienced significantly higher prepayment activity and delinquencies with regard to its securitized Equity + and Title I loans than the levels which had been assumed. This acceleration in the speed of prepayment has caused management, after consultation with its financial advisors, to adjust the assumptions previously utilized in calculating the carrying value of its mortgage-related securities.

     The Equity + loan prepayment speed assumptions reflect an annualized rate of 4.5% in the first month following securitization with that annualized rate building in level monthly increments so that by the 18th month the annualized rate is 18.75%. The annualized prepayment rate is maintained at that level through the 36th month at which time it is assumed to decline in level monthly increments to 15.25% by the 43rd month, and is maintained at 15.25% for the remaining life of the portfolio. The loss assumptions for Equity + loans have also been increased to reflect losses commencing in the second month following a securitization and building in level monthly increments until a 4.25% annualized loss rate is achieved in the 15th month. The annualized loss rate is maintained at that level through the 43rd month at which time it is assumed to decline in level monthly increments to 4.0% at month 48 and is maintained for the life of the portfolio. On a cumulative basis this model assumes aggregate losses of approximately 16% of the original portfolio balance.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


     The estimated loss on Title I loans is reduced by recoveries on defaulted loans of 5%-10% assuming the Title I insurance has been exhausted. On a cumulative basis, this assumes aggregate losses of approximately 11.92% of the original principal balance. The prepayment speed utilized for Title I loans is 23% for the remaining life of the portfolio. The loss assumptions for Title I loans are based on the aging of each portfolio and a historical migration analysis resulting in the following estimated default rates:

DELINQUENCY STATUS (IN DAYS)    ESTIMATED DEFAULT RATES
----------------------------  ----------------------------
Current....................                   5%
31-60......................                   5%
61-90......................               20-25%
91-120.....................                  50%
121-150....................                  80%
151-180....................                  95%
Over 180...................                 100%


     The Company utilized a 16% discount rate at August 31 and February 28, 1999 to calculate the present value of cash flow streams. Taken in conjunction with the above prepayment and loss assumptions, management believes these valuations reflect current market values. Because of the inherent uncertainty of the valuations, those estimated market values may differ from values that would have been used had a ready market for the securities existed, and the difference could be material. The Company has not obtained an independent validation of the assumptions utilized in calculating the carrying value of mortgage-related securities for any period subsequent to August 31, 1997.


     During fiscal 1996 and 1997, the Company generally utilized annual prepayment assumptions ranging from 1% to 15%, annual estimated loss factor assumptions of up to 1.75%, and annual weighted average discount rates of up to 12% for Title I and Equity + loans.

     The Company has pledged certain of its interest-only and residual class certificates, that are included in its mortgage-related securities, pursuant to the pledge and security agreement with a financial institution. The Company has also pledged certain residual interests and interest-only securities pursuant to its revolving credit facility with another financial institution. See Note 9.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


5. EXCESS SERVICING RIGHTS

     Activity in excess servicing rights for the year ended August 31, 1997 consist of the following (thousands of dollars):

Balance at beginning of year................................  $ 12,121
Plus additions..............................................     3,887
Less amortization...........................................      (956)
Less amounts related to loans repurchased, securitized and
  transferred to mortgage-related securities................   (15,052)
                                                              --------
Balance at end of year......................................  $     --
                                                              ========

     As of August 31, 1997 and 1998, interest-only receivables consisted of excess cash flows on serviced loans totaling $88.2 million, and $87.4 million, yielding weighted-average interest rates of 12.5%, and 12.2% and net of normal servicing and pass-through fees with weighted-average pass-through yields to the investor of, 8.8%, and 9.5% respectively. These loans were sold under recourse provisions as described in Note 2 and the interest-only receivables are included in Mortgage-Related Securities in the Company's Statement of Financial Condition.

6. MORTGAGE SERVICING RIGHTS

     Activity in mortgage servicing rights consist of the following:


                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                 FOR THE YEARS ENDED AUGUST 31,    FEBRUARY 28,
                                --------------------------------   ------------
                                  1996       1997        1998          1999
                                --------   ---------   ---------   ------------
                                     (THOUSANDS OF DOLLARS)
Balance at beginning of
  year........................   $1,076     $ 3,827     $ 9,507       $   83
Plus additions................    3,306       7,184       3,529           --
Less amortization.............     (555)     (1,504)     (3,166)          (7)
Less write-down of
  valuation...................       --          --      (3,870)          --
Less sale of servicing
  rights......................       --          --      (5,917)         (76)
                                 ------     -------     -------       ------
Balance at end of year........   $3,827     $ 9,507     $    83       $   --
                                 ======     =======     =======       ======


     The Company had no valuation allowance for mortgage servicing rights during fiscal 1996, 1997 or 1998, as the cost basis of mortgage servicing rights approximated fair value.

     The Company also entered into an agreement with City Mortgage Services in June 1998, to acquire and service the majority of the mortgage loans that the Company owned at the date of the Recapitalization at 90% of its carrying value. As a result, the Company recorded an impairment of $703,225, which is reflected in the accompanying Statement of Operations as a charge to Loan Servicing Income. In addition, the Company and City Mortgage Services entered into an agreement in June, 1998 for City Mortgage Services to

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999

service all of the mortgage loans produced or purchased by the Company after the Recapitalization.

7. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                             AUGUST 31,       FEBRUARY 28,
                                         ------------------   ------------
                                          1997       1998         1999
                                         ------     -------   ------------
                                              (THOUSANDS OF DOLLARS)
Office equipment and furnishings.....    $1,702     $ 1,768     $ 1,754
EDP equipment........................       948       1,226       2,547
Building improvements................       144          --           1
Vehicles.............................        34          --          --
                                         ------     -------     -------
                                          2,828       2,994       4,302
Less accumulated depreciation........      (675)     (1,181)     (1,511)
                                         ------     -------     -------
          Total......................    $2,153     $ 1,813     $ 2,792
                                         ======     =======     =======



     Included in property and equipment as of August 31, 1997 and 1998 and February 28, 1999 are various capitalized leases totaling $1.5 million, $1.8 million and $1.5 million, net of accumulated amortization of approximately $532,000, $1.1 million and $1.4 million, respectively.


8. OTHER ASSETS

     Other assets consist of the following:


                                                 AUGUST 31,    FEBRUARY 28,
                                                 -----------   ------------
                                                 1997   1998       1999
                                                 ----   ----   ------------
                                                   (THOUSANDS OF DOLLARS)
Accrued income from securitizations............  $537   $111      $   --
Software costs, net of amortization (See Note
  15)..........................................    92     31          --
Deposits and impounds..........................    80     81          81
Debt offering costs............................    --     --         497
Other..........................................    86    141       2,408
                                                 ----   ----      ------
          Total................................  $795   $364      $2,986
                                                 ====   ====      ======

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


9. NOTES AND CONTRACTS PAYABLE

     Notes and contracts payable consist of the following:


                                            AUGUST 31,        FEBRUARY 28,
                                        ------------------    ------------
                                         1997       1998          1999
                                        -------    -------    ------------
                                              (THOUSANDS OF DOLLARS)
Note payable -- warehouse line of
  credit..............................  $ 8,500    $    --      $22,871
Notes payable -- revolving lines of
  credit..............................   24,976      9,961        4,914
Term Note.............................       --      4,615        4,210
Contracts payable.....................    2,096      1,769        1,478
                                        -------    -------      -------
          Total.......................  $35,572    $16,345      $33,473
                                        =======    =======      =======


     Loan production was initially funded principally through the Company's $40.0 million warehouse line of credit that was executed in June 1997 and increased to $65.0 million in October 1997. This line accrued interest at the lower of one month LIBOR plus 1.5% or the Federal Funds rate plus 0.25%. At August 31, 1997, $8.5 million was outstanding under this warehouse line of credit. This line was paid off with the proceeds of the Recapitalization.


     Loan sale transactions generally require the subordination of certain cash flows payable to the Company to the payment of scheduled principal and interest due to the loan purchasers. In connection with certain of such sale transactions, a portion of amounts payable to the Company from the excess interest spread is required to be maintained in a reserve account to the extent of the subordination requirements. The subordination requirements generally provide that the excess interest spread is payable to the reserve account until a specified percentage of the principal balances of the sold loans is accumulated therein. The excess interest required to be deposited and maintained in the respective reserve accounts is not available to support the cash flow requirements of the Company. At August 31, 1997 and 1998 and February 28, 1999, amounts on deposit in such reserve accounts totaled $6.9 million, $3.7 million and $3.2 million, respectively, and are included in Cash Deposits -- Restricted on the Statement of Financial Position.


     As part of the Recapitalization, the Company executed a new warehouse line of credit for up to $90.0 million with Sovereign Bancorp (the "Sovereign Warehouse Line"), which replaced the Company's existing warehouse line of credit. The Sovereign Warehouse Line originally terminated on December 29, 1998 and is renewable, at Sovereign's option, in six-month intervals. During December 1998, the Sovereign Warehouse Line was extended through August 1999. The Sovereign Warehouse Line may be increased with certain consents and contains pricing/fees which vary by product and the dollar amount outstanding. The Sovereign Warehouse Line is to be secured by specific loans held for sale and includes certain material covenants including maintenance of books and records, provide financial statements and reports, maintenance of its existence and properties, maintenance of adequate fidelity bond coverage and insurance and provision of timely notice of material proceedings. As of August 31, 1998, the Company had not utilized the

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



Sovereign Warehouse Line. At February 28, 1999, approximately $22.9 million was outstanding under the Sovereign Warehouse Line.



     In April 1997, the Company entered into a pledge and security agreement with another financial institution for an $11.0 million revolving credit facility. The amount which can be borrowed under the agreement was increased to $15.0 million in June 1997 and $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest-only and residual class certificates carried as mortgage-related securities on the Company's Statements of Financial Condition. A portion of the advances under the credit line agreement accrues interest at one-month LIBOR + 3.5% (9.1% at August 31, 1998 and 8.5% at February 28, 1999), expiring one year from the initial advance. The remaining advances accrue interest at one-month LIBOR + 2.0% (7.64% at August 31, 1998 and 7.0% at February 28, 1999). As of August 31 and February 28, 1999, approximately $4.9 million was outstanding under the agreement. The agreement, which was originally scheduled to mature in December 1998, was extended until December 1999.



     Certain material covenants restrictions exist in the credit agreement governing the April 1997 revolving line of credit. These covenants include limitations to incur additional indebtedness, provide adequate collateral and achieve certain financial tests. These tests include achieving a minimal net worth (as defined therein) and that the debt-to-net worth ratio (as defined therein) shall not exceed 2.5:1. As of August 31, 1998, the Company's net worth was $15.9 million below the minimal required and the debt-to-net worth ratio as 2.93:1. On December 2, 1998, the Company obtained a waiver for the minimal required net worth and debt-to-net worth ratio for the period that the Company was not in compliance. Additionally, the Company agreed to pay down the outstanding borrowings from $10.0 million at August 31, 1998 to $6.0 million at December 31, 1998 and subsequently agreed to pay the remaining $6.0 million in equal monthly payments during calendar 1999. As of February 28, 1999, the Company's net worth was $7.7 million above the minimal required and the debt-to-net worth ratio was 1.93:1.



     In October, 1997, the Company entered into a credit agreement with another financial institution for an $8.8 million revolving line of credit. This institution funded $5.0 million of this credit facility. The facility is secured by a pledge of certain of the Company's mortgage-related securities. The loan balance under this agreement bears interest at the prime rate plus 2.5% (11.0% at August 31, 1998 and 10.25% at February 28, 1999). In May, 1998 this loan converted to a term loan with monthly amortization derived from the cashflow generated from the respective mortgage-related certificates. This term loan bears interest at the prime rate plus 2.5% (11.0% at August 31, 1998 and 10.25% at February 28, 1999). The final maturity of this loan is October, 2002. As of August 31 and February 28, 1999, approximately $4.6 million was outstanding under the agreement.


     The credit agreement governing the October 1997 revolving line of credit includes certain material covenants. These covenants include restrictions relating to extraordinary corporate transactions, maintenance of adequate insurance and achieving certain financial tests. These tests include achieving a minimal consolidated adjusted tangible net worth (as detailed therein) and that the consolidated adjusted leverage ratio (as defined therein)

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


shall not exceed 3:1. As of August 31, 1998, the Company's consolidated adjusted tangible net worth was $54.1 million below the minimum required and the consolidated adjusted leverage ratio was 0.53:1. On December 9, 1998, the Company agreed to temporarily amend the borrowing base definition for the period from September 30, 1998 through April 30, 1999 to increase the borrowing base from 50% to 55%.


     After April 30, 1999, the borrowing base will return to 50%. The minimum consolidated tangible net worth covenant was also adjusted, commencing retroactively, as of September 30, 1998 and the Company agreed to paydown the line by approximately $405,000 (the amount exceeding the applicable maximum amount of tranche credit) and pay an accommodation fee of $10,000. As of February 28, 1999, the Company's consolidated adjusted tangible net worth was $35.4 million above the minimum required and the consolidated adjusted leverage ratio was 1.25:1.



     At August 31, 1997 and 1998, and February 28, 1999, contracts payable consisted of $2.1 million, $1.8 million and $1.5 million, respectively, in obligations under lease purchase arrangements secured by property and equipment, bearing a weighted-average interest rate of 9.25% at August 31, 1998.


     Scheduled maturities of the Company's contracts payable of $1.8 million at August 31, 1998 are as follows:

          FOR THE YEARS ENDED AUGUST 31,
         --------------------------------
TOTAL    1999   2000   2001   2002   2003
------   ----   ----   ----   ----   ----
              (THOUSANDS OF DOLLARS)
$1,769   $534   $525   $425   $268   $17

10. SUBORDINATED DEBT

     In November 1996, the Company consummated the IPO, pursuant to which it issued 2.3 million shares of Common Stock at $10.00 per share. Concurrently with the IPO, the Company issued $40.0 million of its Old Notes in an underwritten public offering. The Company used approximately $13.9 million of the aggregate net proceeds from these offerings to repay intercompany debt due to Mego Financial and Preferred Equities Corporation ("PEC") and approximately $24.3 million to reduce the amounts outstanding under the Company's lines of credit. The balance of the net proceeds has been used to originate loans. At August 31, 1997, $40.0 million principal amount of Old Notes were outstanding. Prepaid debt expenses related to these notes was $2.4 million at August 31, 1997, and it was being amortized over the term of the Old Notes. In October 1997, the Company issued an additional $40.0 million of Old Notes in a private placement, which increased the aggregate principal amount of outstanding Old Notes from $40.0 million to $80.0 million. The Company used the net proceeds to repay $3.9 million of debt due to Mego Financial, to reduce by $29.0 million the amounts outstanding under the Company's lines of credit, and to provide capital to originate and securitize loans. The Old Notes were subject to the Indenture governing all of the Company's subordinated notes.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


     As part of the Recapitalization, the Company completed an offer to exchange (the "Exchange Offer") new subordinated notes and Preferred Stock, subject to certain limitations, for any and all of the outstanding $80.0 million principal amount of the Company's Old Notes. The Exchange Offer was conditioned upon at least $76.0 million aggregate principal amount of Old Notes being tendered for exchange and conditioned upon at least $30.0 million shares of Common Stock and Preferred Stock being sold in the offerings. The Company would not have consummated the Exchange Offer if less than $30.0 million was raised in the offerings. Pursuant to the Exchange Offer, the Company issued approximately 37,500 shares of Preferred Stock at $1,000 per share, and $41.5 million principal amount of new 12.5% Subordinated Notes due 2001 (the "Current Notes") in exchange for approximately $79.0 million principal amount of Old Notes. The balance of the Old Notes were retired in September and October 1998.


     Certain material covenant restrictions exist in the Indenture governing the Current Notes. These covenants include limitations on the Company's ability to incur indebtedness, grant liens on its assets and to enter into extraordinary corporate transactions. The Company may not incur indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Leverage Ratio would exceed 1.5:1, subject to certain exceptions. At August 31 and February 28, 1999, the Consolidated Leverage Ratio, as defined herein, was 2.4:1 and 1.32:1, respectively, and the Company could not incur any additional indebtedness other than permitted indebtedness.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999

11. INCOME TAXES


     As described in Note 2, prior to the Spin-off, the Company recorded a liability to Mego Financial for federal income taxes at the statutory rate (currently 34%). State income taxes are computed at the appropriate state rate (currently an effective rate of 3.5%) net of any available operating loss carryovers and are recorded as state income taxes payable. Income tax expense (benefit) has been computed as follows:



                                                                 FOR THE SIX
                                                                 MONTHS ENDED
                            FOR THE YEARS ENDED AUGUST 31,       FEBRUARY 28,
                           --------------------------------   ------------------
                             1996       1997        1998        1998      1999
                           --------   --------   ----------   --------   -------
                                          (THOUSANDS OF DOLLARS)
Income (loss) before
  income taxes...........  $11,155    $23,810    $(125,989)   $(32,539)  $(9,207)
                           =======    =======    =========    ========   =======
Federal income taxes at
  34% of income..........  $ 3,793    $ 8,095      (40,683)    (11,063)   (3,258)
Lost benefits due to
  change in control......       --         --       27,142          --        --
Valuation allowance......       --         --        7,715      12,349        --
Tax affect of
  extraordinary item.....
  Federal tax of
     $2,618..............                                                  2,888
  State tax of $270......
State income taxes, net
  of federal income tax
  benefit................      442        943         (553)     (1,302)     (332)
Other....................       --         24           45          16        --
                           -------    -------    ---------    --------   -------
Income tax expense
  (benefit)..............  $ 4,235    $ 9,062    $  (6,334)   $     --   $  (702)
                           =======    =======    =========    ========   =======
Income tax expense
  (benefit) is comprised
  of the following:
  Current................  $ 3,562    $12,319    $    (405)   $     --   $
  Deferred...............      673     (3,257)      (5,929)     (2,152)     (702)
                           -------    -------    ---------    --------   -------
          Total..........  $ 4,235    $ 9,062    $  (6,334)   $     --   $  (702)
                           =======    =======    =========    ========   =======

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, (b) temporary differences between the timing of revenue recognition for book purposes and income tax purposes and (c) operating loss and tax credit carry forwards. The tax effects of significant items comprising the Company's net deferred tax asset are as follows:


                                             AUGUST 31,            FEBRUARY 28,
                                       ----------------------      ------------
                                        1997          1998             1999
                                       -------      ---------      ------------
                                       (THOUSANDS OF DOLLARS)
Deferred tax assets:
  Realized gain on mortgage-related
     securities......................  $2,373       $  9,838         $  9,948
  Net operating loss carry forward...      --          6,002            6,780
  Receivable due from carrybacks and
     payments........................      --          2,511            1,606
  Other..............................      91             --                5
                                       ------       --------         --------
                                        2,464         18,351           18,339
                                       ------       --------         --------
Deferred tax liabilities:
  Provision for loan loss............      --          2,196            1,900
  Difference between book and tax
     carrying value of assets........     110             --               --
                                       ------       --------         --------
                                          110          2,196            1,900
                                       ------       --------         --------
Net deferred tax asset before
  valuation..........................   2,354         16,155           16,439
                                       ------       --------         --------
Less valuation allowance.............      --         (7,715)          (8,220)
                                       ------       --------         --------
Net deferred tax asset...............  $2,354       $  8,440         $  8,219
                                       ======       ========         ========


     Beginning September 1, 1997, the Company filed a separate tax return for both federal and state tax purposes. On July 1, 1998, the Company had a change in control as defined by Section 382 of the Internal Revenue Code. As a result of this change in control, no material tax benefit is available to the Company attributed to losses incurred prior to July 1, 1998. Accordingly, a deferred tax asset has not been recorded for losses incurred prior to this date.

     The Company has provided a partial valuation allowance against the net deferred tax assets recorded as of August 31 and November 30, 1998 due to uncertainties as to their ultimate realization. The net operating loss generated subsequent to July 1, 1998 will expire in the year 2018. In the event of any future ownership changes, Section 382 of the Internal Revenue Code imposes certain restrictions on the amount of net operating loss carry forwards that can be used in any year by the Company.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


12. STOCKHOLDERS' EQUITY

  General In November 1996, additional paid-in capital was increased by $20.6 million due to the sale of 2.3 million shares of Common Stock, net of issuance costs, in the IPO.

     Prior to the Spin-off, the Company filed a consolidated federal income tax return with Mego Financial's affiliated group under a Tax Allocation and Indemnity Agreement ("Tax Agreement"). As a result of the Spin-Off, $2.4 million due to Mego Financial under the Tax Agreement was recorded as a deferred tax asset and as additional paid-in capital. Additionally, in April 1998, an agreement was made to adjust by $6.2 million the income tax portion of a payable that the Company owed Mego Financial under the Tax Agreement. The final settlement of the $6.2 million is recorded as an additional capital contribution as if the settlement occurred on the date of Spin-off.

     In July 1998, the Company issued 62,500 shares of Preferred Stock and approximately 18.27 million shares of Common Stock in the Recapitalization. As a result, additional paid-in capital increased by $84.5 million.

  Earnings Per Share Data utilized in calculating actual earnings per share under SFAS 128 is as follows:


                                                                FOR THE SIX MONTHS ENDED
                              FOR THE YEARS ENDED AUGUST 31,          FEBRUARY 28,
                              -------------------------------   -------------------------
                                  1997             1998             1998          1999
                              -------------   ---------------   ------------   ----------
BASIC:
  Net income (loss).........   $14,748,000     $(119,655,000)   $(32,539,000)  $ (805,000)
                               ===========     =============    ============   ==========
  Weighted-average number of
    common shares...........     1,180,219         1,550,293       1,230,000    3,056,666
                               ===========     =============    ============   ==========
DILUTED:
  Net income (loss).........   $14,748,000     $(119,655,000)   $(32,539,000)  $ (805,000)
                               ===========     =============    ============   ==========
  Weighted-average number of
    common shares and
    assumed conversions.....     1,180,219         1,550,293       1,247,607    3,056,666
                               ===========     =============    ============   ==========

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


     The following tables reconcile the net income applicable to Common Stockholders, basic and diluted shares, and EPS for the following periods:


                             YEAR ENDED AUGUST 31, 1997              YEAR ENDED AUGUST 31, 1998
                        ------------------------------------   --------------------------------------
                                                   PER-SHARE                                PER-SHARE
                          INCOME        SHARES      AMOUNT        INCOME         SHARES      AMOUNT
                        -----------   ----------   ---------   -------------   ----------   ---------
Net income (loss).....  $14,748,000                            $(119,655,000)
                        -----------                            -------------
BASIC EPS
Income (loss)
  applicable to Common
  Stockholders........   14,748,000    1,180,219    $12.50      (119,655,000)   1,550,293    $(77.18)
                        -----------   ----------    ------     -------------   ----------    -------
Effect of dilutive
  securities:
  Warrants............           --           --        --                --           --         --
  Stock options.......           --           --        --                --           --         --
                        -----------   ----------               -------------   ----------
DILUTED EPS
Income (loss)
  applicable to Common
  Stockholders and
  assumed
  conversions.........  $14,748,000    1,180,219    $12.50     $(119,655,000)   1,550,293    $(77.18)
                        ===========   ==========    ======     =============   ==========    =======



                                  SIX MONTHS ENDED                        SIX MONTHS ENDED
                                  FEBRUARY 28, 1998                       FEBRUARY 28, 1999
                        -------------------------------------   -------------------------------------
                                                    PER-SHARE                               PER-SHARE
                           INCOME        SHARES      AMOUNT        INCOME        SHARES      AMOUNT
                        ------------   ----------   ---------   -------------   ---------   ---------
Net (loss)............  $(32,539,000)                           $    (805,000)
                        ------------                            -------------
BASIC EPS
(Loss) applicable to
  Common
  Stockholders........                  1,230,000    $(26.45)        (805,000)  3,056,666    $ (0.26)
                        ------------   ----------    -------    -------------   ---------    -------
Effect of dilutive
  securities:
  Warrants............            --           --         --               --          --         --
  Stock options.......            --           --         --               --          --         --
                        ------------   ----------               -------------   ---------
DILUTED EPS
(Loss) applicable to
  Common Stockholders
  and assumed
  conversions.........  $(32,539,000)   1,230,000    $(26.45)   $    (805,000)  3,056,666    $ (0.26)
                        ============   ==========    =======    =============   =========    =======



     Stock options after the years ended August 31, 1997 and 1998 and the three month periods ended February 28, 1998 and 1999 are anti-dilutive. The earnings per share for the year ended August 31, 1996 is not presented because the Company was a wholly-owned subsidiary of Mego Financial Corporation.


13. STOCK OPTIONS

     The Company has several stock option plans ("1996 Stock Option Plan" and "1997 Stock Option Plan", collectively the "Stock Option Plans") for officers and employees which provide for both incentive stock options and non-qualified incentive options. The

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


Company's Board of Directors (the "Board") determines the option price (not to be less than fair value for incentive stock options) at the date of grant. The options generally expire ten years from the date of grant and as a result of a change in control of the Company, in conjunction with the recapitalization, all options outstanding on June 28, 1998 became fully exercisable. All other options granted subsequent to the recapitalization, are exercisable at various points in time ranging from fully exercisable at grant date to 33% increments over 3 years. In addition, the Board is authorized to grant stock appreciation rights ("SARs") under the Stock Option Plans to any person who has rendered services to the Company.

     During August 1997, all stock options outstanding under the 1996 Stock Option Plan were converted into SARs. As of August 31, 1997, an aggregate of 915,000 SARs were issued and outstanding under the 1996 Stock Option Plan. As a result no SFAS 123 disclosures were required for the fiscal year ended August 31, 1997.

     In October 1997, the Board voted to purchase all of the outstanding SARs under the Stock Option Plans at $1.00 per share for SARs previously held at $10.00 to $11.00 per share and $0.70 per share for SARs held at $12.00 per share. During the year ended August 31, 1998, $761,250, (excluding payroll tax items) was expensed related to the purchase of SARs.

     Additionally, in October 1997, the Board voted, subject to stockholder approval, to amend the Company's 1997 Stock Option Plan to increase the number of shares of stock reserved for issuance upon the exercise of options to purchase Common Stock granted from one million to two million shares.

     A summary of the stock options granted under the Stock Option Plans as of August 31, 1997 and 1998 and the changes during the years ending on those dates is presented below:

                           AS OF AUGUST 31, 1997           AS OF AUGUST 31, 1998
                       -----------------------------   ------------------------------
                         SHARES     WEIGHTED-AVERAGE     SHARES      WEIGHTED AVERAGE
                         (000)       EXERCISE PRICE       (000)       EXERCISE PRICE
                       ----------   ----------------   -----------   ----------------
Outstanding at
  beginning of
  year...............           0        $    0                  0        $    0
Granted..............     915,000         10.22         19,354,425          2.23
Exercised............           0             0                  0             0
Forfeited............     915,000         10.22            620,000         14.75
Outstanding at end of
  year...............           0             0         18,734,425          1.81
Options Exercisable
  at year end........           0             0            582,500         11.57
Weighted-average fair
  value of options
  granted during the
  year...............  $6,115,516                      $24,238,512

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


     The following table summarizes information about stock options outstanding at August 31, 1998:

                                   OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                    -------------------------------------------------   ------------------------------
                      NUMBER      WEIGHTED-AVERAGE                        NUMBER
     RANGE OF       OUTSTANDING      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE   WEIGHTED-AVERAGE
  EXERCISE PRICES   AT 8/31/98    CONTRACTUAL LIFE    EXERCISE PRICE    AT 8/31/98     EXERCISE PRICE
  ---------------   -----------   ----------------   ----------------   -----------   ----------------
        1.50        18,291,925        4.01                 1.50           140,000           1.50
       14.75           442,500        5.08                14.75           442,500          14.75

     SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the considerations received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company elected to continue to apply the provisions of Accounting Principles Bulletin ("APB") Opinion 25 as permitted by SFAS 123 and accordingly, provides pro forma disclosure.

     The fair value of each option granted during the year ended August 31, 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of zero; (2) expected volatility of 48.9%; (3) risk-free interest rate of 5.45% and; (4) expected life of two to ten years. The weighted average fair value of the options granted during the year ended August 31, 1998 was $24,238,512. As of August 31, 1998, there were 18,734,425 options outstanding which have an exercise price ranging from $1.50 to $14.75 per common share and a weighted average contractual life of
4.21 years.

14. RETIREMENT PLAN


     The Company participates in a defined contribution plan (the "Plan") with a plan year end of December 31st. During fiscal 1996 and 1997, the Company participated in PEC's defined contribution plan. Effective January 1, 1998, the Company established its owned defined contribution plan. Employees may contribute between 1% and 15% of their gross salary. The Company's matching contribution equals 25% of the first 6% of gross salary that the participant elects to contribute to the Plan. In addition, the Company may elect to make an additional matching contribution or qualified nonelective contribution, as defined in the Plan document, at its discretion. For the years ended August 31, 1996, 1997 and 1998 and the six months ended February 28, 1998 and 1999, the Company contributed approximately $14,116, $24,779 and $80,391, respectively, to the Plan.


15. RELATED PARTY TRANSACTIONS


     Preferred Equity Corporation (PEC) During the years ended August 31, 1996, 1997 and 1998 and the six months ended February 28, 1998 and 1999, PEC, a wholly owned subsidiary of Mego Financial, provided certain services to the Company including loan servicing and collection for a cost of $709,000, $1.9 million, $2.2 million, and $0,

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



respectively, which is included in general and administrative expense. In addition, PEC provided services including executive, accounting, legal, management information, data processing, human resources, advertising, and promotional materials (management services), totaling $671,000, $967,000, $617,000, $410,000 and $0, which were included in general and administrative expenses for the years ended August 31, 1996, 1997 and 1998, and the six months ended February 28, 1998 and 1999, respectively. Included in other interest expense for the years ended August 31, 1996, 1997 and 1998, and the six months ended February 28, 1998 and 1999, are $29,000, $16,000, $0, $0, and $0,
respectively, related to advances from PEC.



     During the year ended August 31, 1996, the Company paid PEC for developing certain computer programming (see Note 8), incurring costs of $56,000. No such costs were incurred during the years ended August 31, 1997 and 1998 and the six months ended February 28, 1999. The Company is amortizing these costs over a five year period. During fiscal 1996, 1997 and 1998 and the six months ended February 28, 1998 and 1999, amortization of $29,000, $62,000, $62,000, $31,000 and $31,000 respectively, was included in expense. As of August 31, 1998, the Company had terminated the management services and loan servicing agreement with PEC.


     Management believes the allocation methodologies and contractual arrangements for services performed by PEC have been reasonable and are representative of an approximation of the expense the Company would have incurred had it operated as a stand alone entity performing such services.

     Mego Financial Corporation In April 1998, an agreement was made to reduce by $5.3 million the income tax portion of a payable that the Company owed Mego Financial under a Tax Allocation and Indemnity Agreement dated November 19, 1996. The Company filed a consolidated federal tax return with Mego Financial's affiliated group prior to the Spin-off under such Tax Allocation and Indemnity Agreement. The final settlement of the amount payable is recorded as an additional capital contribution as if the settlement occurred on the date of the Spin-off.


     At August 31, 1996, 1997 and 1998, and February 28, 1999, the Company had a non-interest bearing liability to Mego Financial of $12.0 million, $9.7 million, $6.2 million and $0, respectively, for federal income taxes and cash advances which is included in Accounts Payable in the accompanying Statements of Financial Position.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


     Activity in Due to Mego Financial consists of the following:

                                              FOR THE YEARS ENDED AUGUST 31,
                                             --------------------------------
                                               1996        1997       1998
                                             ---------   --------   ---------
                                                  (THOUSANDS OF DOLLARS)
Balance at beginning of year...............  $  8,453    $11,994    $  9,653
Provision for federal income taxes.........     3,566      7,630      (5,284)
Cash advances from Mego Financial..........     5,475      5,123          --
Forgiveness of advances....................        --         --        (869)
Repayment of advances......................    (5,500)   (15,094)     (3,500)
                                             --------    -------    --------
Balance at end of year.....................  $ 11,994    $ 9,653    $      0
                                             ========    =======    ========
Average balance during the year............  $ 11,874    $ 6,876    $  3,624
                                             ========    =======    ========

     Greenwich Capital Markets Champ Meyercord, the Company's Chairman of the Board and Chief Executive Officer, was formerly a senior investment banker at Greenwich Capital Markets ("Greenwich"). In October 1996, Greenwich agreed to purchase $2.0 billion of loans over a five year period from the Company. The Company has sold Greenwich approximately $800.0 million in loans from the inception of the agreement. The agreement with Greenwich was terminated in June 1998 and the Company has no further obligation under the agreement.


     In April 1997, the Company entered into a pledge and security agreement with Greenwich for an $11.0 million revolving credit facility. The amount which could be borrowed under the agreement was increased to $15.0 million in June 1997 and to $25.0 million in July 1997. As of August 31, 1998 and February 28, 1999, approximately $10.0 million and $4.9 million was outstanding under the agreement. Amounts borrowed under this facility are secured by certain of the Company's mortgage-related securities. The Company was in default under the first credit facility as a result of a default under the indenture governing the Old Notes. The default was waived on December 2, 1998 effective August 31, 1998. Additionally, the Company agreed to pay down the outstanding borrowings from $10.0 million at August 31, 1998 to $6.0 million at December 31, 1998 and subsequently agreed to pay the remaining $6.0 million in equal monthly payments during calendar 1999. As of February 28, 1999, the Company's net worth was $7.7 million above the minimal required and the debt-to-net worth ratio was 1.93:1. The agreement, which was originally scheduled to mature in December 1998, was extended until December 1999.


     Friedman, Billings, Ramsey & Co., Inc. Friedman, Billings, Ramsey & Co., Inc. ("FBR") served as placement agent for the Old Notes pursuant to a placement agreement (the "Placement Agreement"). Under the terms of the Placement Agreement, the Company paid the placement agent a fee of 1.6 million shares of common stock representing 6.0% of the gross proceeds received by the Company from the shares of Common Stock and Preferred Stock in the Recapitalization. The gross proceeds did not include $10.0 million of common stock acquired by an affiliate of FBR received by the

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


Company from the shares of common stock and preferred stock in the Recapitalization. In addition, the Company has agreed, pursuant to the Placement Agreement, to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and other liabilities incurred in connection with the Recapitalization.

     According to FBR, as of December 1, 1998, Friedman, Billings, Ramsey Group, Inc. ("FBRG"), through its three wholly owned subsidiaries, Friedman, Billings, Ramsey Investment Management, Inc. ("Investment Management"), FBR Offshore Management, Inc. ("Offshore Management") and Orkney Holdings, Inc. ("Orkney"), had sole voting and dispositive power with respect to 5,359,116 shares of Common Stock. FBR has advised the Company that it may at any time hold long or short positions in such securities. Investment Management serves as general partner and discretionary investment manager for FBR Ashton, L.P. ("Ashton") which, as of December 1, 1998, owned 824,187 shares of Common Stock. Offshore Management serves as discretionary manager for FBR Opportunity Fund, Ltd. ("Opportunity Fund") which, as of December 1, 1998, owned 82,622 shares of Common Stock. Each of FBRG, Investment Management and Offshore Management disclaims beneficial ownership of shares of Common Stock owned by the other two entities. Orkney is a wholly owned subsidiary of FBRG which, as of December 1, 1998, owned 4,452,307 shares of Common Stock and 2,125 shares of Preferred Stock (which are convertible into an aggregate of 1,416,673 shares of Common Stock). Each of FBRG, Ashton, Opportunity Fund and Orkney disclaims beneficial ownership of shares of Common Stock owned by the other three entities. In addition, Emmanuel
J. Friedman, Eric F. Billings and W. Russell Ramsey are each control persons with respect to FBR. In addition, Emmanuel J. Friedman owns and has shared voting and dispositive power with his wife over an additional 6,766,667 shares of Common Stock.

     In addition, FBR was a managing underwriter for the Company's initial public offering and the Company's offering of the Current Notes, and was the purchaser of Current Notes. FBR received compensation for such services and the Company agreed to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities arising in connection with such offerings. In addition, FBR has in the past provided certain investment banking services to the Company and affiliates of the Company.

     During fiscal 1998, the Company paid FBR 1.6 million shares of common stock for its fee in conjunction with the Recapitalization. Additionally, the Company has reimbursed FBR for out-of-pocket expenses totaling approximately $250,000. FBR is also entitled to a cash fee of $416,667 in connection with the recapitalization.

  Sovereign Bancorp and City Mortgage Services

     As a result of their investment in the Company in the recapitalization, both Sovereign Bancorp and City Mortgage Services have a substantial ownership position in the Company. As part of the Recapitalization, the Company, entered into agreements with Sovereign Bancorp, for a new $90.0 million warehouse line, (subject to the availability of collateral), and a mortgage loan purchase and sale commitment. As of August 31, 1998,

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



the Company had not utilized the Sovereign warehouse line. At February 28, 1999, approximately $22.9 million was outstanding under the Sovereign warehouse line.



     The Company also entered into an agreement with City Mortgage services to acquire and service all of the mortgage loans that the Company owned at the date of the Recapitalization at 90% of its carrying value for approximately $5.9 million. The Company, as a result, recorded an impairment of $703,225, which is reflected in the accompanying Statement of Operations as a charge to Loan Servicing Income. In addition, the Company and City Mortgage Services entered into an agreement for City Mortgage Services to acquire and service all of the mortgage loans produced or purchased by the Company after the Recapitalization on a servicing-retained basis. During August 1998 and the six months ended February 28, 1999, the Company paid City Mortgage Services approximately $9,000 and approximately $77,000, respectively, to service the Company's loans.


  Other

     In June 1998, the Company retained Spencer I. Browne, a member of the Company's Board of Directors, as a special consultant to the Company. In connection with certain business development activities of the Company during the period beginning May 15, 1998 and ending December 31, 1998, the Company has paid a total of approximately $177,500 to Strategic Asset Management, LLC for Mr. Browne's services and reimbursement of out-of-pocket expenses. In addition, the Company has tentatively agreed to grant Mr. Browne options to purchase 500,000 shares of the Company's common stock. The stock options have an exercise price of equal to the cost of common stock in the Recapitalization of $1.50 per share. During this period, Mr. Browne continued as a Director of the Company.

16. COMMITMENTS AND CONTINGENCIES

     Leases. The Company leases office space and equipment under operating leases that expire at various dates through February 2003. The office space lease is subject to an annual rent escalation of 2%. During fiscal 1996, 1997 and 1998, the Company's rent expense totaled $338,000, $1.2 million and $1.6 million respectively. Future minimum payments at August 31, 1998 under these operating leases are set forth below (thousands of dollars):

FOR THE YEARS ENDED AUGUST 31,
------------------------------
1999........................................................  $1,478
2000........................................................   1,336
2001........................................................   1,208
2002........................................................     844
2003........................................................      15
                                                              ------
          Total.............................................  $4,881
                                                              ======


     On October 8, 1998, the Office of the Consumer Credit Commissioner of the State of Texas issued a denial of the Company's application for licensing as a secondary mortgage

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



lender. On October 20, 1998, the Company filed an appeal of the Commissioner's decision. An administrative hearing on this matter has been scheduled for April 22, 1999.



     On February 23, 1998, an action was filed in the United States District Court for the Northern District of Georgia by Robert J. Feeney, as a purported class action against the Company and Jeffrey S. Moore, the Company's former President and Chief Executive Officer. The complaint alleges, among other things, that the defendants violated the federal securities laws in connection with the preparation and issuance of certain of the Company's financial statements. The named plaintiff seeks to represent a class consisting of purchasers of the Common Stock between April 11, 1997 and December 18, 1997, and seeks damages in an unspecified amount, costs, attorney's fees and such other relief as the court may deem proper. On June 30, 1998, the plaintiff amended the complaint to add additional plaintiffs, to add as a defendant Mego Financial, the Company's former parent, and to extend the class period through and including May 20, 1998. On September 18, 1998, the Company, Jeffrey S. Moore and Mego Financial filed motions to dismiss the complaint. On April 8, 1999, the court granted each of these motions. In the court's order dismissing the complaint, the plaintiffs were permitted, upon proper motions, to serve and file a second amended (and redrafted) complaint within 30 days.


     In the general course of business, the Company, at various times, has been named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse affect on the business or financial condition, results of operation or cash flows of the Company.

     Other Commitments. In the first quarter of fiscal 1997, the Company entered into an agreement with Greenwich Capital Markets providing for the purchase of up to $2.0 billion of loans over a 5 year period. Pursuant to the agreement, Mego Financial issued to Greenwich Capital Markets four-year warrants to purchase 1 million shares of Mego Financial's Common Stock at an exercise price of $7.125 per share. The value of the warrants of $3.0 million plus a $150,000 fee (0.15% of the commitment amount) as of the commitment date (the "Warrant Value"), were being amortized as the commitment for the purchase of loans was utilized.

     In December, 1997, an agreement was reached with Greenwich Capital Markets in regards to various modifications to the master purchase agreement, in return for which the Company agreed to pay $1.0 million in December 1997, with a further $1.0 million to be paid in quarterly installments in 1998.

     As part of the Recapitalization, the Company terminated its existing master purchase agreement with Greenwich Capital Markets. In connection with the termination of this master purchase agreement, the remaining unamortized prepaid commitment fees totaling approximately $2.8 million were written-off and are reflected as a loss on the sale of loans in the Company's Statement of Operations.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


17. FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of estimated fair value information for financial instruments, whether or not recognized in the Statements of Financial Condition. Fair values are based upon estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.


     Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments at August 31, 1997 and 1998 and February 28, 1999 are set forth below:



                             AUGUST 31, 1997             AUGUST 31, 1998            FEBRUARY 28, 1999
                        -------------------------   -------------------------   -------------------------
                        CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR
                         VALUE         VALUE         VALUE         VALUE         VALUE         VALUE
                        --------   --------------   --------   --------------   --------   --------------
                                                     (THOUSANDS OF DOLLARS)
FINANCIAL ASSETS:
  Cash and cash
    equivalents(a)....  $  6,104      $  6,104      $36,404       $36,404       $12,681       $12,681
  Loans held for sale,
    net(b)............     9,523        11,414       10,975        10,975        24,400        24,400
  Mortgage-related
    securities(c).....   106,299       106,299       34,830        34,830        35,700        35,700
  Mortgage-servicing
    rights(c).........     9,507         9,507           83            83            --            --
FINANCIAL LIABILITIES:
  Notes and contracts
    payable(d)........    35,572        35,572       16,345        16,345        33,473        33,473
  Subordinated
    debt(e)...........    40,000        40,000       42,693        32,020        30,793        23,905


-------------------------

(a) Carrying value was used as the estimate of fair value as of August 31, 1997.
(b) Since it is the Company's business to sell loans it makes, the fair value was estimated by using outstanding commitments from investors adjusted for non-qualified loans and the collateral securing such loans.
(c) The fair value was estimated by discounting future cash flows of the instruments using discount rates, default, loss and prepayment assumptions based upon available market data, opinions from investment bankers and portfolio experience. As part of the Recapitalization, an agreement was reached with City Mortgage Services for the sale of the Mortgage Servicing Rights at 90% of their computed carrying value. The Company, as a result, recorded an impairment of $703,225, which is reflected in the accompanying Statement of Operations as a charge to Loan Servicing Income.

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



(d) Notes payable generally are adjustable rate, indexed to the prime rate; therefore, carrying value approximates fair value. Contracts payable represent capitalized equipment leases with a weighted-average interest rate of 9.32% at August 31, 1997, 9.25% at August 31, 1998 and 9.24% at
     February 28, 1999, which approximates fair value.

(e) The fair value was calculated based upon estimated market prices obtained from investment bankers.

     At August 31, 1997 and 1998, the Company had $190.5 million and $3.6 million, respectively, in outstanding commitments to originate and purchase loans. The fair value of the commitments was estimated at $14.9 million at August 31, 1997 and $145,000 at August 31, 1998. The fair values were calculated based on a theoretical gain or loss on the sale of a funded loan adjusted for an estimate of loan commitments not expected to fund, considering the difference between investor yield requirements and the committed loan rates. The estimated fair value is not necessarily representative of the actual gain to be recorded on such loan sales in the future.


     The fair value estimates made at August 31, 1997 and 1998 and February 28, 1999 were based upon pertinent market data and relevant information on the financial instruments at that time. These estimates do not reflect any premium or discount that could result from the sale of the entire portion of the financial instruments. Because no market exists for a substantial portion of the financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The Company had no other off-balance sheet instruments at August 31, 1997 and 1998 and February 28, 1999.


     Fair value estimates are based upon existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. [For instance, the Company has certain fee-generating business lines (e.g., its loan servicing operations) that were not considered in these estimates since these activities are not financial instruments.] In addition, the tax implications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

18. CONCENTRATIONS OF RISK

     Availability of Funding Source -- The Company funds substantially all of the loans which it produces or purchases with borrowings through its financing facilities and internally generated funds, as well as public and private sales of debt and equity securities. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or securitizations. Any failure to renew or obtain adequate financing under its financing facilities, or other borrowings, or any substantial

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing its existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's financial condition, results of operations and cash flows.

     Dependence on Securitizations -- In 1996, 1997 and to a lesser extent in 1998, the Company pooled and sold through securitizations a significant percentage of the loans that it produced. The Company historically has derived a significant portion of its income by recognizing gains on sale of loans through securitizations. Adverse changes in the securitization market could impair the Company's ability to sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's financial condition , results of operations and cash flows.

     The Company has relied on credit enhancement and over-collateralization to generally achieve the "AAA/Aaa" rating for the senior interests in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by an insurance company insuring the timely repayment of senior interests in each of the trusts. The Company's last three securitizations were completed without the requirement of an insurance policy. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the current insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

     Geographic Concentrations -- The Company's servicing portfolio and loans sold with recourse are geographically diversified within the United States. At August 31, 1997 and 1998, 26% of the loans in the Company's portfolio had been produced in California, and 15% in Florida. No other state accounted for more than 10% of the servicing portfolio for either period. The risk inherent in such concentrations is dependent upon regional and general economic stability which affects property values and the financial stability of the borrowers.

     Credit Risk -- The Company is exposed to on-balance sheet credit risk related to its loans held for sale and mortgage-related securities. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate and loans sold under recourse provisions. The outstanding balance of loans sold with recourse provisions totaled $88.2 million and $87.4 million at August 31, 1997 and 1998, respectively.

     Off-Balance Sheet Activities -- These financial instruments consist of commitments to extend credit to borrowers and commitments to purchase loans from others. As of August 31, 1997 and 1998, the Company had outstanding commitments to extend credit or purchase loans in the amounts of $190.5 million and $3.6 million, respectively. These commitments do not represent the expected total cash outlay of the Company, as historically only 40% of these commitments result in loan production or purchases. The

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999


prospective borrower or seller is under no obligation as a result of the Company's commitment. The Company's credit and interest rate risk is therefore limited to those commitments which result in loan production and purchases. The commitments are made for a specified fixed rate of interest, therefore the Company is exposed to interest rate risk, to the extent changes in market interest rates change prior to the origination and prior to the sale of the loan.

     Interest Rate Risk -- The Company's profitability is in part determined by the difference, or "spread," between the effective rate of interest received on the loans produced or purchased by the Company and the interest rates payable under its financing facilities during the warehousing period and yield required by investors on loan sales and securitizations. The spread can be adversely affected after a loan is produced or purchased and while it is held during the warehousing period by increases in the interest rate demanded by investors in securitizations or sales. In addition, because the loans produced and purchased by the Company have fixed rates, the Company bears the risk of narrowing spreads because of interest rate increases during the period from the date the loans are produced or purchased until the closing of the sale or securitization of such loans. Additionally, the fair value of mortgage related securities and mortgage servicing rights owned by the Company may be adversely affected by changes in the interest rate environment which could effect the discount rate and prepayment assumptions used to value the assets. Any such adverse change in assumptions could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

19. SUBSEQUENT EVENTS

     In September and October 1998, the Company repurchased the remaining $250,000 and $651,000, respectively, principal amounts of the Old Notes issued November 22, 1996 for 101% of the principal balance and accrued interest at 13.5%.

     On October 2, 1998, an action was filed in the United States District Court for the Western Division of Tennessee by Traci Parris, as a purported class action against Mortgage Lenders Association Inc., the Company and City Mortgage Services, Inc., one of the Company's strategic partners. The complaint alleges, among other things that the defendants charged interest rates, origination fees, and loan brokerage commissions in excess of those allowed by law. The named plaintiff seeks to represent a class of borrowers and seeks damages in an unspecified amount, reform or nullification of loan agreements, injunction, costs, attorney's fees and such other relief as the court may deem just and proper. On October 27, 1998, the Company filed a motion to dismiss the complaint, The Company believes it has meritorious defenses to this lawsuit and that any resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.

     On October 8, 1998, the Office of the Consumer Credit Commissioner of the State of Texas issued a denial of the Company's application for licensing as a secondary mortgage lender. On October 20, 1998, the Company filed an appeal of the Commissioner's decision and an administrative hearing has been set for December 3, 1998. The administrative

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999

hearing, originally set for December 3, 1998, was postponed and no new hearing date has been scheduled. The denial will not become final until the Company's appeal has been resolved. The Company believes that it is capable of meeting such requirements as the Commissioner may set to amend the Company's license application. If the denial becomes final, the Company will not be able to make secondary mortgage loans in the State of Texas at interest rates greater than 10%. The Company is not required to hold a secondary mortgage lender license in order to continue to produce or acquire first mortgage loans. The Company believes that any resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.

     On December 1, 1998, the Company completed a 39.4% reduction in its workforce, the majority of which were loan production and administrative personnel. The Company believes that its remaining workforce is adequate to meet its needs for the foreseeable future.


     The Company entered into an agreement to purchase certain assets of LL Funding Corp., a privately-held loan origination company headquartered in Columbia, Maryland on December 15, 1998. On January 4, 1999, the Company terminated the asset purchase agreement pursuant to provisions contained therein. LL Funding Corp. has disputed the Company's right to terminate the asset purchase agreement, and on January 11, 1999, the Company filed suit asking that the court declare that the Company properly terminated the asset purchase agreement and was not liable to LL Funding Corp. as a result of such termination. This suit was voluntarily dismissed by the Company pursuant to a settlement agreement entered into in February 1999.



     At March 31, 1999, the Sovereign warehouse line limit was reduced to $25 million.


     The Company, on January 8, 1999, consummated the purchase of substantially all of the operating assets of a retail, sub-prime loan production facility located in Las Vegas, Nevada from FirstPlus Financial, Inc. for approximately $3.25 million in cash.


     In February, 1999, the Company repurchased $11 million principal amount of the Company's 12 1/2% Subordinated Notes, due 2001.



     Effective March 22, 1999 Mego Mortgage Corporation has changed its corporate name to Altiva Financial Corporation (Nasdaq: ATVA).


     The Company completed a one-for-ten reverse stock split of its common stock, par value $0.01, effective March 22, 1999 with respect to shares of the Company's common stock outstanding as of that date. As a result, the outstanding shares and related earnings per share for the three and six month periods ending February 28, 1998 and February 1999 are adjusted to reflect this reverse stock split.


     On September 18, 1998, the Company, Jeffery S. Moore, and Mego Financial filed motions to dismiss the complaint filed by Robert J. Feeney. On April 8, 1999, the court

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



granted each of these motions. In the court's order dismissing the complaint, the plaintiffs were permitted, upon proper motions, to serve and file a second amended (and redrafted) complaint within 30 days.


20. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tables reflect quarterly financial data for the Company.

                                                   FOR THE THREE MONTHS ENDED
                                       --------------------------------------------------
                                       NOVEMBER 30,   FEBRUARY 29,   MAY 31,   AUGUST 31,
                                           1995           1996        1996        1996
                                       ------------   ------------   -------   ----------
                                        (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Gain on sale of loans and net
     unrealized gain on
     mortgage-related securities.....     $5,965         $4,845      $2,151      $6,275
  Interest income (expense), net.....        138             (3)        403         450
  Loan-servicing income, net.........        891            870       1,288         299
                                          ------         ------      ------      ------
          Total revenues.............      6,994          5,712       3,842       7,024
                                          ------         ------      ------      ------
Expenses:
  Operating expenses.................      2,805          2,882       3,305       3,203
  Net provision (benefit) for credit
     losses..........................        297            200        (524)         82
  Interest...........................         47             31          42          47
                                          ------         ------      ------      ------
          Total expenses.............      3,149          3,113       2,823       3,332
                                          ------         ------      ------      ------
Income before income taxes...........      3,845          2,599       1,019       3,692
Income tax expense...................      1,538          1,040         255       1,402
                                          ------         ------      ------      ------
Net income...........................     $2,307         $1,559      $  764      $2,290
                                          ======         ======      ======      ======

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



                                              FOR THE THREE MONTHS ENDED
                                -------------------------------------------------------
                                NOVEMBER 30,   FEBRUARY 28,     MAY 31,     AUGUST 31,
                                    1996           1997          1997          1997
                                ------------   ------------   -----------   -----------
                                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Gain on sale of loans and
     net unrealized gain on
     mortgage-related
     securities...............  $     9,366    $     8,966    $    15,532   $    14,777
  Interest income, net........          355            526          1,137         1,115
  Loan-servicing income,
     net......................          638            560            726         1,112
                                -----------    -----------    -----------   -----------
          Total revenues......       10,359         10,052         17,395        17,004
                                -----------    -----------    -----------   -----------
Expenses:
  Operating expenses..........        4,589          5,352          6,274         8,240
  Net provision (benefit) for
     credit losses............        1,711           (800)         4,108         1,281
  Interest....................           47             51            122            25
                                -----------    -----------    -----------   -----------
          Total expenses......        6,347          4,603         10,504         9,546
                                -----------    -----------    -----------   -----------
Income before income taxes....        4,012          5,449          6,891         7,458
Income tax expense............        1,533          2,078          2,619         2,832
                                -----------    -----------    -----------   -----------
Net income....................  $     2,479    $     3,371    $     4,272   $     4,626
                                ===========    ===========    ===========   ===========
Earnings per share:
  Basic.......................  $      2.40    $      2.70    $      3.45   $      3.76
                                ===========    ===========    ===========   ===========
  Diluted.....................  $      2.40    $      2.69    $      3.45   $      3.76
                                ===========    ===========    ===========   ===========
Weighted-average number of
  shares outstanding:
  Basic.......................    1,031,710      1,247,607      1,237,937     1,230,000
                                ===========    ===========    ===========   ===========
  Diluted.....................    1,031,710      1,254,429      1,237,937     1,230,000
                                ===========    ===========    ===========   ===========

       ALTIVA FINANCIAL CORPORATION (FORMERLY MEGO MORTGAGE CORPORATION)

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

         AND THE UNAUDITED SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1999



                                                        FOR THE THREE MONTHS ENDED
                            ----------------------------------------------------------------------------------
                            NOVEMBER 30,   FEBRUARY 28,    MAY 31,    AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,
                                1997           1998         1998         1998          1998           1999
                            ------------   ------------   ---------   ----------   ------------   ------------
                                             (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  (Loss) Gain on sale of
    loans and net
    unrealized gain (loss)
    on mortgage-related
    securities............   $  (9,387)     $  (5,564)    $ (44,731)  $ (36,920)    $     442           (219)
  Interest income
    (expense), net........       1,210            684           132        (402)         (162)          (561)
  Loan-servicing income,
    net...................       1,194          1,310        (1,367)       (138)          240             92
                             ---------      ---------     ---------   ---------     ---------      ---------
        Total revenues
          (losses)........      (6,983)        (3,570)      (45,966)    (37,460)          520           (688)
                             ---------      ---------     ---------   ---------     ---------      ---------
Expenses:
  Operating expenses......      10,198          9,265         7,984       7,322         4,397          4,874
  Net provision (benefit)
    for credit losses.....       1,590            706           108      (5,602)           43           (340)
  Interest................          77            150           103         109            42             21
                             ---------      ---------     ---------   ---------     ---------      ---------
        Total expenses....      11,865         10,121         8,195       1,829         4,482          4,555
                             ---------      ---------     ---------   ---------     ---------      ---------
Loss before income taxes
  and extraordinary
  item....................     (18,848)       (13,691)      (54,161)    (39,289)       (3,962)        (5,243)
Income tax expense
  (benefit)...............      (7,153)         7,153            --      (6,334)       (1,468)        (2,120)
Extraordinary item, net of
  taxes of $2.9 million...                                                                             4,812
                             ---------      ---------     ---------   ---------     ---------      ---------
Net (loss)................   $ (11,695)     $ (20,844)    $ (54,161)  $ (32,955)    $  (2,494)        (1,689)
                             =========      =========     =========   =========     =========      =========
Loss per share:
  Basic...................   $   (9.50)     $  (16.95)    $  (44.03)  $  (13.18)    $   (0.82)     $   (0.55)
                             =========      =========     =========   =========     =========      =========
  Diluted.................   $   (9.50)     $  (16.95)    $  (44.03)  $  (13.18)    $   (0.82)     $   (0.55)
                             =========      =========     =========   =========     =========      =========
Weighted-average number of
  shares outstanding:
  Basic...................   1,230,000      1,230,000     1,230,000   2,500,725     3,056,666      3,056,666
                             =========      =========     =========   =========     =========      =========
  Diluted.................   1,230,000      1,230,000     1,230,000   2,500,725     3,056,666      3,056,666
                             =========      =========     =========   =========     =========      =========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.


                          ALTIVA FINANCIAL CORPORATION


                      (Altiva Financial Corporation Logo)


                                6,974,614 SHARES

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                                   PROSPECTUS

                               April      , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company.

Securities and Exchange Commission registration fee.........  $ 11,831
Nasdaq National Market listing fee..........................    17,500
Blue Sky qualification fees and expenses....................     2,000
Printing and engraving expenses.............................   150,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   100,000
Miscellaneous...............................................    68,669
                                                              --------
          Total.............................................  $500,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses, (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     As permitted by Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.2) (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide indemnification of the Company's directors and officers, both past and present, to the fullest extent permitted by the DGCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Company's Bylaws also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under Section 145 of the DGCL.

     The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any preceding against them as to which they could be indemnified.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     On July 1, 1998, the Company completed a private placement of 25,000 shares of Series A convertible preferred stock (the "Series A Preferred Stock") and 1,826,666 shares of common stock (modified to reflect a one-for-ten reverse stock split completed on March 22, 1999) to a number of qualified institutional investors, as defined under Rule 144A under the Securities Act, and to other accredited investors, as defined in Rule 501 under Regulation D ("Rule 501"). These sales were conducted pursuant to Rule 506 under Regulation D ("Rule 506"). The aggregate purchase price of the Series A Preferred Stock was $25.0 million, and the aggregate purchase price of the common stock was $25.0 million.



     Friedman, Billings, Ramsey & Co. ("FBR") acted as the placement agent for the preferred stock and the common stock. Under a placement agreement between FBR and the Company, the Company issued FBR 160,000 shares of common stock (modified to reflect a 1-for-ten reverse stock split completed on March 22, 1999). This issuance was conducted pursuant to Rule 506.


     In addition, on July 1, 1998, the Company issued 37,500 shares of preferred stock and $41.5 million principal amount of a new series of 12 1/2% Subordinated Notes due 2001 (the "Current Notes") in exchange for approximately $79.0 million of 12 1/2% Subordinated Notes due 2001 (the "Old Notes"). The Exchange Offer was conducted pursuant to Rule 506.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
 NUMBER         DESCRIPTION
--------        -----------
 3.1(1)     --  Amended and Restated Certificate of Incorporation of the
                Company.
 3.2        --  Certificate of Amendment of the Amended and Restated
                Certificate of Incorporation of the Company dated March 17,
                1999.
 3.3(1)     --  By-laws of the Company, as amended.
 4.1(1)     --  Specimen Common Stock Certificate.

EXHIBIT
 NUMBER         DESCRIPTION
--------        -----------
 5.1*       --  Opinion of King & Spalding regarding the validity of the shares being registered
10.1(1)     --  1996 Stock Option Plan.
10.2(1)     --  Office Lease by and between Mass Mutual and the Company dated April 1996.
10.3(2)     --  Credit Agreement between the Company and Textron Financial
                Corporation dated October 22, 1997.
10.4(2)     --  Excess Yield and Servicing Rights and Assumption Agreement
                between the Company and Greenwich Capital Markets, Inc.
                dated January 22, 1998
10.5(2)     --  Agreement between the Company and Preferred Equities
                Corporation, dated February 9, 1998, regarding assignment of rights related to the Loan Program Sub-Servicing Agreement to Greenwich Capital Markets, Inc.
10.6(2)     --  Amendment to Excess Yield and Servicing Rights and
                Assumption Agreement between the Company and Greenwich
                Capital Markets, Inc. dated February 10, 1998
10.7(2)     --  Second Amendment to Excess Yield and Servicing Rights and
                Assumption Agreement between the Company and Greenwich
                Capital Markets, Inc. dated February, 1998
10.8(3)     --  Preferred Stock Purchase Agreement dated as of June 9, 1998 between City National Bank of West Virginia and Mego
                Mortgage Corporation
10.9(3)     --  Stock Option Agreement dated as of June 29, 1998 by Mego
                Mortgage Corporation in favor of City National Bank of West
                Virginia
10.10(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and City National Bank of
                West Virginia*
10.11(3)    --  Bulk Servicing Purchase Agreement dated as of June 26, 1998 between City National Bank of West Virginia and Mego
                Mortgage Corporation
10.12(3)    --  Servicing Agreement dated as of June 26, 1998 between Mego
                Mortgage Corporation and City Mortgage Services
10.13(3)    --  Subservicing Agreement dated as of June 29, 1998 between
                Mego Mortgage Corporation and City Mortgage Services
10.14(3)    --  City Mortgage Services Option Agreement dated as of June 29,
                1998 between City National Bank of West Virginia and Mego
                Mortgage Services
10.15(3)    --  Right of First Refusal Agreement dated as of June 29, 1998 among City National Bank of West Virginia, Sovereign
                Bancorp, Inc. and Mego Mortgage Corporation
10.16(3)    --  Preferred Stock Purchase Agreement dated as of June 9, 1998 between Mego Mortgage Corporation and Sovereign Bancorp,
                Inc.
10.17(3)    --  Stock Option Agreement Dated as of June 29, 1998 by Mego
                Mortgage Corporation in favor of Sovereign Bancorp, Inc.
10.18(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation in favor of Sovereign
                Bancorp, Inc.

EXHIBIT
 NUMBER         DESCRIPTION
--------        -----------
10.19(4)    --  Participation Agreement dated as of June 29, 1998 between
                Mego Mortgage Corporation and Sovereign Bank
10.20(4)    --  Master Mortgage Loan Purchase Agreement dated as of June 29,
                1998 between Sovereign Bank and Mego Mortgage Corporation
10.21(4)    --  Form of Custodian Agreement dated as of June 29, 1998 among
                Sovereign Bank, State Street Bank and Trust Company and Mego
                Mortgage Corporation
10.22(4)    --  Common Stock Purchase Agreement dated as of June 9, 1998 between Mego Mortgage Corporation and Emanuel J. Friedman
10.23(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and Emanuel J. Friedman
10.24(4)    --  Indenture dated as of June 29, 1998 between Mego Mortgage
                Corporation and American Stock Transfer & Trust Company, as
                Trustee
10.25(4)    --  Form of Note issued pursuant to Indenture dated as of June
                29, 1998 between Mego Mortgage Corporation and American
                Stock Transfer & Trust Company, as Trustee
10.26(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and Friedman, Billings,
                Ramsey & Co., Inc., as placement agent
10.27(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and Friedman, Billings,
                Ramsey & Co., Inc., as placement agent
10.28(4)    --  Certificate of Designations, Preferences and Rights of
                Series A Convertible Preferred Stock of Mego Mortgage
                Corporation
10.29(3)    --  Co-Sale Agreement dated as of June 29, 1998 among Mego
                Mortgage Corporation, Emanuel J. Friedman, Friedman,
                Billings, Ramsey & Co., Inc., City National Bank of West
                Virginia and Sovereign Bancorp, Inc.
10.30(4)    --  Employment Agreement dated June 23, 1998 between Mego
                Mortgage Corporation and Edward B. "Champ" Meyercord
10.31       --  Employment Agreement dated February 12, 1999 between Mego
                Mortgage Corporation and Edward B. "Champ" Meyercord
10.32(5)    --  Form of Director Indemnification Agreement
21.1(6)     --  Subsidiaries of the Registrant
23.1        --  Consent of King & Spalding (contained in Exhibit 5.1)
23.2        --  Consent of Deloitte & Touche LLP
24.1(5)     --  Power of Attorney


-------------------------


*   Previously filed.

(1) Filed as part of the Registration Statement on Form S-1 filed by the Company, as amended (File No. 333-12443), and incorporated herein by reference.
(2) Filed as part of the Form 10-Q for the quarter ended February 28, 1998 and incorporated herein by reference.
(3) Filed as part of the Form 10-Q for the quarter ended May 31, 1998 and incorporated herein by reference.

(4) Filed as part of the Form 10-Q/A for the quarter ended May 31, 1998.
(5) Previously filed.
(6) Filed as part of the Form 10-K for the year ended August 31, 1998.

     (b) Financial Statement Schedules of Mego Mortgage Corporation.

     All schedules are omitted because the information is not required or because the information is included in the combined financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14 or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia on April 26, 1999.



                                          ALTIVA FINANCIAL CORPORATION


                                          By:    /s/ EDWARD B. MEYERCORD
                                             -----------------------------------
                                                     Edward B. Meyercord
                                                Chairman and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 26th day of April, 1999.



               SIGNATURE                                     TITLE
               ---------                                     -----

        /s/ EDWARD B. MEYERCORD             Chairman and Chief Executive Officer
----------------------------------------    (Principal Executive Officer)
          Edward B. Meyercord

         /s/ J. RICHARD WALKER              Executive Vice President and Chief
----------------------------------------    Financial Officer (Principal Financial
           J. Richard Walker                Officer)

          /s/ WM. PAUL RALSER*              Director, President and Chief Operating
----------------------------------------    Officer
            Wm. Paul Ralser

         /s/ SPENCER I. BROWNE*             Director
----------------------------------------
           Spencer I. Browne

       /s/ HUBERT M. STILES, JR.*           Director
----------------------------------------
         Hubert M. Stiles, Jr.

        /s/ DAVID J. VIDA, JR.*             Director
----------------------------------------
           David J. Vida, Jr.

      /s/ JOHN D. WILLIAMSON, JR.*          Director
----------------------------------------
        John D. Williamson, Jr.

       *By: /s/ J. RICHARD WALKER
----------------------------------------
           J. Richard Walker
          As Attorney-in-Fact